Exhibit 10.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

Between

CLEARWAY ENERGY OPERATING LLC,

as the Seller

and

KKR THOR BIDCO, LLC,

as the Buyer

Dated as of October 22, 2021

This document is intended solely to facilitate discussions among the parties identified herein. It is not intended to create, and shall not be deemed to create, a legally binding or enforceable offer or agreement of any type or nature prior to the duly authorized and approved execution of this document by all such parties and the delivery of an executed copy hereof by all such parties to all other parties.

TABLE OF CONTENTS

Page

Article I DEFINITIONS	3

Section 1.1	Certain Defined Terms	3

Section 1.2	Table of Definitions	16

Article II PURCHASE AND SALE	18

Section 2.1	Purchase and Sale of the Membership Interests	18

Section 2.2	Closing	18

Section 2.3	Purchase Price Adjustments	20

Section 2.4	Withholding	23

Article III REPRESENTATIONS AND WARRANTIES OF THE SELLER	23

Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY	26

i

Article V REPRESENTATIONS AND WARRANTIES OF THE BUYER	47

Section 5.1	Organization	47

Section 5.2	Authority	47

Section 5.3	No Conflict; Required Filings and Consents	48

Section 5.4	Financing	49

Article VI COVENANTS	52

Section 6.17	Certain Post-Closing Matters	76

Section 6.18	Alternative Transaction	78

Section 6.19	Internal Reorganization	78

Section 6.20	Certain Transition & Separation Matters	79

Article VII TAX MATTERS	79

Section 7.1	Certain Taxes	79

Section 7.2	Cooperation	79

Section 7.3	Transfer Taxes	80

Section 7.4	Tax Treatment	80

Section 7.5	Allocation of Purchase Price	80

Article VIII CONDITIONS TO CLOSING	81

Section 8.1	General Conditions	81

Section 8.2	Conditions to Obligations of the Seller	81

Section 8.3	Conditions to Obligations of the Buyer	82

Section 8.4	Frustration of Closing Conditions	83

Article IX RECOURSE REGARDING REPRESENTATIONS AND WARRANTIES	83

Section 9.1	Non-survival of the Seller’s Representations, Warranties and Covenants	83

Article X TERMINATION	84

Section 10.1	Termination	84

Section 10.2	Effect of Termination	86

Section 10.3	Buyer Termination Fee	86

Article XI GENERAL PROVISIONS	88

Section 11.1	Fees and Expenses	88

Section 11.2	Amendment and Modification	89

v

EXHIBITS:

Exhibit A	Form of Assignment of Membership Interests
Exhibit B	[Intentionally Omitted]
Exhibit C	R&W Insurance Policy
Exhibit D	Form of Transition Services Agreement
Exhibit E	Sample Statement
Exhibit F	Internal Reorganization Step Plan

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of October 22, 2021 (this “Agreement”), between Clearway Energy Operating LLC, a Delaware limited liability company (the “Seller”), and KKR Thor Bidco, LLC, a Delaware limited liability company (the “Buyer”), and Clearway Energy, Inc., a Delaware corporation (“Clearway”), for purposes of Section 11.23 and Section 11.24.

RECITALS

WHEREAS, as of the date hereof, the Seller owns 100% of the membership interests of each of (i) Clearway Thermal LLC, a Delaware limited liability company (“Clearway Thermal”), (ii) Fuel Cell Holdings LLC, a Delaware limited liability company (“Fuel Cell”), (iii) ECP Uptown Campus Holdings LLC, a Delaware limited liability company (“ECP Holdings”), (iv) Energy Center Caguas Holdings LLC, a Delaware limited liability company (“Caguas Holdings”), (v) Energy Center Fajardo Holdings LLC, a Delaware limited liability company (“Fajardo Holdings”), (vi) Thermal Infrastructure Development Holdings LLC, a Delaware limited liability company (“Infrastructure Holdings”); and (vii) Energy Center Omaha Holdings LLC, a Delaware limited liability company (“Omaha Holdings” and, together with Clearway Thermal, Fuel Cell, ECP Holdings, Caguas Holdings, Fajardo Holdings and Infrastructure Holdings, the “Top Tier Subsidiaries”);

WHEREAS, Clearway Thermal owns 100% of the membership interests or issued and outstanding stock, as applicable, of each of (i) Energy Center Princeton LLC, a Delaware limited liability company (“Princeton”), (ii) Electricity Sales Princeton LLC, a Delaware limited liability company (“Princeton Electricity”), (iii) Energy Center San Diego LLC, a Delaware limited liability company (“San Diego”), (iv) Energy Center Minneapolis LLC, a Delaware limited liability company (“Minneapolis”), (v) Energy Center Pittsburgh LLC, a Delaware limited liability company (“Pittsburgh”), (vi) Statoil Energy Power/Pennsylvania Inc., a Pennsylvania corporation (“Statoil”), (vii) Energy Center Omaha LLC, a Delaware limited liability company (“Omaha”), (viii) Energy Center Harrisburg LLC, a Delaware limited liability company (“Harrisburg”), (ix) Harrisburg Cooling LLC, a Delaware limited liability company (“Harrisburg Cooling”), (x) Energy Center Paxton LLC, a Delaware limited liability company (“Paxton”), (xi) Energy Center HCEC LLC, a Delaware limited liability company (“HCEC”), (xii) Energy Center San Francisco LLC, a Delaware limited liability company (“San Francisco”), (xiii) Energy Center Baltimore Medical LLC, a Delaware limited liability company (“Baltimore”), and (xiv) Energy Center Phoenix LLC, a Delaware limited liability company (“Phoenix”);

WHEREAS, Fuel Cell owns 100% of the membership interests of each of (i) UB Fuel Cell, LLC, a Connecticut limited liability company (“Bridgeport”), and (ii) Central CA Fuel Cell 1, LLC, a Delaware limited liability company (“Tulare”);

WHEREAS, (i) ECP Holdings owns 100% of the membership interests of ECP Uptown Campus HoldCo LLC, a Delaware limited liability company (“ECP Holdco”), and (ii) ECP Holdco owns 100% of the membership interests of ECP Uptown Campus LLC, a Delaware limited liability company (“ECP Uptown”);

WHEREAS, (i) Caguas Holdings owns 100% of the membership interests of Energy Center Caguas HoldCo LLC, a Delaware limited liability company (“Caguas Holdco”), and (ii) Caguas Holdco owns 100% of the membership interests of Energy Center Caguas LLC, a Puerto Rico limited liability company (“Caguas”);

WHEREAS, (i) Fajardo Holdings owns 100% of the membership interests of Energy Center Fajardo HoldCo LLC, a Delaware limited liability company (“Fajardo Holdco”), (ii) Fajardo Holdco owns 100% of the membership interests of Energy Center Fajardo LLC, a Puerto Rico limited liability company (“Fajardo”), and Energy Center Cajuhu LLC, a Puerto Rico limited liability company (“Cajuhu”), and (iii) Cajuhu owns 100% of the membership interests of Energy Center Caguas East LLC, a Puerto Rico limited liability company (“Caguas East”);

WHEREAS, Infrastructure Holdings owns 100% of the membership interests of Clearway Community Energy Development LLC, a Delaware limited liability company (“Community Development”);

WHEREAS, Phoenix owns 100% of the membership interests of Energy Center Tucson LLC, an Arizona limited liability company (“Tucson”);

WHEREAS, no sooner than fifteen (15) Business Days prior to the Closing Date (but in any event, at least three (3) Business Days prior to the Closing Date), Seller will form a direct wholly-owned Delaware limited liability company (the “Company”), and will contribute thereto 100% of the membership interests in each of the Top Tier Subsidiaries as more fully set forth in Exhibit F hereto, in exchange for 100% of the membership interests of the Company (together with the other transactions contemplated by such Exhibit and Section 6.19 hereof, the “Internal Reorganization”);

WHEREAS, as of the Closing, the Seller shall own 100% of the outstanding membership interests of the Company (the “Membership Interests”);

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, the Membership Interests; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Seller’s willingness to enter into this Agreement, KKR DCIF Lower Entity II SCSp, a Luxembourg special limited partnership (the “Guarantor”), has provided a guarantee in favor of the Seller (the “Limited Guarantee”) with respect to certain obligations of the Buyer under this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1     Certain Defined Terms. For purposes of this Agreement:

“Action” means any claim, action, suit, arbitration, demand, mediation, audit, inquiry, investigation or proceeding by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Agreed CapEx” means the Capital Expenditures actually paid by a Company Entity to an unaffiliated third party following the date of this Agreement and prior to 12:01 a.m. Eastern Time on the Closing Date with respect to the Agreed CapEx Projects, solely to the extent such Capital Expenditures were made in compliance with Section 6.1(d) and any Agreed CapEx Plan (including the budget related thereto).

“Ancillary Agreements” means the Transition Services Agreement, the Assignment of Membership Interests, the Limited Guarantee and the Reorganization Documentation, and any other agreements or certificates required to be delivered hereby or thereby, in each case, including all exhibits and schedules thereto and any amendments thereto made in accordance with the terms thereof.

“Anti-Corruption Laws” shall mean any applicable Law prohibiting bribery or corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the U.K. Bribery Act of 2010.

“Assignment of Membership Interests” means the Assignment and Assumption of Membership Interests Agreement between the Seller and the Buyer substantially in the form set forth on Exhibit A.

“Assumed Indebtedness” means indebtedness for borrowed money arising under any Note Purchase Agreement for which noteholder consent has been obtained at or prior to the Closing in connection with the transactions contemplated hereby, and which will remain outstanding immediately following the consummation of the Closing; provided, that, for the avoidance of doubt, “Assumed Indebtedness” shall not include any Indebtedness paid off pursuant to Section 2.2(b)(ix).

“Base Purchase Price” means $1,900,000,000.

“Business Day” means any day that is not a Saturday, a Sunday, or other day on which banks are required or authorized by Law to be closed in The City of New York.

“Business Employee” means each Union Business Employee and Non-Union Business Employee, who is set forth on Schedule 1.1, which such Schedule 1.1 shall be updated as set forth in Section 4.10(a).

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by the Buyer of its obligations under this Agreement or the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby.

“CapEx Adjustment Amount” means, as of 12:01 a.m. Eastern Time on the Closing Date and without duplication, an amount (which may be positive or negative) equal to (i) (A) the aggregate amount of Identified CapEx plus (B) the aggregate amount of Agreed CapEx, minus (ii) the aggregate amount of Identified CapEx Shortfall.

“Capital Expenditure” means an expenditure capitalized in accordance with GAAP.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority (including IRS Notices 2020-22 and 2020-65), or any other Law or executive order or executive memorandum (including the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, dated August 8, 2020 (the “Payroll Tax Memo”)) intended to address the consequences of COVID-19 (in each case, including any comparable provisions of U.S. state or local or non-U.S. Law and including any related or similar Orders or declarations from any Governmental Authority).

“Clearway Energy LLC” means Clearway Energy LLC, a Delaware limited liability company.

“Closing Indebtedness” means, without duplication, the aggregate Indebtedness of the Company Entities described in clauses (a) through (h) and clauses (j) through (q) of the definition of Indebtedness, as of immediately prior to the Closing.

“Closing Transaction Expenses” means, without duplication, the aggregate Transaction Expenses as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” means (i) the Agreement effective March 7, 2019 between Clearway Energy Inc., including Pittsburgh, and International Union of Operating Engineers, Local 95, AFL-CIO, (ii) the Agreement effective December 1, 2019 between Clearway Energy, Inc. and International Union of Operating Engineers Local Union No. 70, (iii) the Agreement effective June 1, 2020 between Clearway Energy, Inc. and International Union of Operating Engineers Local Union No. 70, and (iv) the Collective Bargaining Agreement effective July 1, 2020 between Clearway Energy, Inc. and the International Union of Operating Engineers, Stationary Engineers Local 39.

“Company Employee Plan” means each Employee Plan that is maintained or contributed to by the Seller or any of its Affiliates, or to which Seller or any of its Affiliates is required to contribute, in any case, for the benefit of any Business Employee (or a beneficiary or dependent thereof).

“Company Entities” means (i) as of the date hereof and until the consummation of the Internal Reorganization, the Company Subsidiaries and (ii) as of immediately following the formation of the Company and thereafter, the Company and the Company Subsidiaries.

“Company IT Systems” means all computers, computer systems, communication systems, software, source code, workstations, routers, hubs switches, data communication lines, all other information technology systems, equipment and hardware (including firmware, peripherals, communication equipment and links, storage media, networking equipment, power supplies and any other components used in conjunction with such) owned, licensed, leased or used by the Company Entities.

“Compliance with ISRA” shall mean the receipt by the Seller of a Response Action Outcome (“RAO”) issued by a Licensed Site Remediation Professional (“LSRP”) (as such terms are defined under the New Jersey Site Remediation Reform Act) with respect to Seller’s ISRA obligations at the Princeton Site relating to or triggered by the transactions contemplated by this Agreement.

“Confidential Information” means all information (written or oral) that is confidential or proprietary to any Company Entity or is not otherwise generally available to the public regarding any Company Entity. The term “Confidential Information” shall not include information that (a) is or becomes generally available to the public, other than as a result of disclosure by the Seller, its Affiliates or their respective Representatives in violation of this Agreement, (b) becomes available to the Seller, its Affiliates or their respective Representatives from a Person other than the Buyer or any of its Representatives on a non-confidential basis, provided, that such Person was not known by the Seller, its Affiliates or their respective Representatives to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Buyer, its Affiliates or their respective Representatives with respect to such information, or (c) is independently developed by or for the Seller, its Affiliates or their respective Representatives after the Closing and without use of, reliance on or reference to the Confidential Information.

“Constituent Documents” means, with respect to any entity, the certificate or articles of incorporation, certificate of formation, limited liability company agreement and by-laws of such entity or any similar organizational documents or operating agreement of such entity, including, in each case, any amendments thereto.

“Contracts” means all contracts, leases, licenses, commitments, evidence of Indebtedness, obligations, undertakings, instruments or other agreements, in each case, that is legally binding on a Person or its assets; provided, however, that “Contracts” shall not include Permits or Easements.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics, or disease outbreaks.

“Data Security Requirements” means, collectively, all of the following to the extent relating to confidential or sensitive information, Personal Data, or other protected information relating to individuals or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company Entities: (a) the Company Entities’ own rules, policies, and procedures; (b) industry or self-regulatory standards to which any of the Company Entities is bound (including the Payment Card Industry Data Security Standard, if applicable) or with which any of the Company Entities holds itself out to any Person as being compliant; and (c) agreements the Company Entities have entered into or by which they are bound.

“Debt Financing Sources” means the Persons who have committed to provide or arrange or otherwise entered into Contracts with respect to the Debt Financing, including the parties to the Debt Commitment Letter, any joinder agreements, indentures, note purchase agreements or credit agreements entered pursuant thereto or relating thereto, together with their respective Affiliates and Representatives involved in the Debt Financing and the respective successors and permitted assigns of any of the foregoing.

“Easement” means any easement, right-of-way, surface lease, servitude, license, surface use agreement, crossing right, encroachment and other surface or sub surface interests or rights required for access to Leased Real Property or Owned Real Property or otherwise used or held for use in connection with the operation of the business of the Company Entities.

“Employee Plan” means any “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not subject to ERISA), and each other benefit or compensation plan, program, policy, Contract, agreement or arrangement that (a) is or was sponsored, maintained or contributed to by the Seller, any Company Entity, or any of their Subsidiaries, or under or with respect to which any Company Entity has any Liability or (b) solely for purposes of Section 6.15, is sponsored, maintained or contributed to by the Buyer or any Subsidiary of the Buyer, as applicable.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, security interest, right of first option or refusal, license, Easement, or other restriction of any kind (other than those created under applicable securities Laws, and not including any non-exclusive license of Intellectual Property granted to a third party in the ordinary course of business).

“Equity Interests” means: (a) any partnership interests; (b) any membership interests or units; (c) any shares of capital stock; (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing entity, including any phantom equity, stock appreciation, profit participation or similarly equity-based rights; (e) any subscriptions, calls, warrants, options, rights of first refusal or commitments of any kind or character, or any restricted equity or restricted equity units, relating to, or entitling any Person or entity to purchase or otherwise acquire membership interests or units, capital stock, or any other equity securities or obligating a Person to issue, purchase, repurchase, redeem, transfer or sell any shares of its capital stock or other equity interests; (f) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, capital stock or any other equity securities of any of the foregoing, or any restricted equity or restricted equity units; or (g) any other interests classified as an equity security.

“Estimated Purchase Price” means the Seller’s good-faith estimate of (a) the Base Purchase Price, plus (b) the Working Capital Overage, if any, minus (c) the Working Capital Underage, if any, minus (d) Closing Indebtedness, minus (e) Closing Transaction Expenses, plus (f) any CapEx Adjustment Amount.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Im Laws” shall mean all applicable Laws relating to export, re-export, transfer and import controls, including the Export Administration Regulations and the customs and import Laws administered by U.S. Customs and Border Protection.

“FCC” means the Federal Communications Commission, or its successor.

“FERC” means the Federal Energy Regulatory Commission, or its successor.

“FPA” means the Federal Power Act, as amended, and FERC’s implementing regulations promulgated thereunder.

“Fraud” means, with respect to any Person, an actual and intentional misrepresentation with respect to the making of the representations and warranties in Article III, Article IV or Article V (as applicable), or any certificate required to be delivered by such Person or any of its Representatives pursuant to the terms hereof, with the actual knowledge (as opposed to imputed or constructive knowledge) of such Person that such representations and warranties or any such certificate were false when made and which were made with the specific intent to induce the Person to whom such representations and warranties were made or such certificate was delivered (the “Recipient”) to enter into or consummate the transactions contemplated by this Agreement; provided, in each case, that such Fraud shall only be deemed to exist if such Person had actual knowledge (as opposed to having imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Seller, Article III or Article IV (as qualified by the Disclosure Schedules as set forth in the preamble to Article III or Article IV, as applicable), or in the case of the Buyer, Article V, were false when made, with the specific intention to induce the Recipient to enter into or consummate the transactions contemplated by this Agreement.

“Fundamental Representations” means, with respect to the Seller, the representations and warranties set forth in Section 3.1 (Organization), Section 3.2 (Authority), Section 3.3(c) (No Shareholder Approval), Section 3.4 (Membership Interests), Section 3.5 (Brokers), Section 4.1 (Organization and Qualification), Section 4.2 (Authority), Section 4.4 (Capitalization; Internal Reorganization) and Section 4.5 (Equity Interests).

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between any Company Entity and a Governmental Authority or entered into by any Company Entity as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

“Governmental Authority” means any United States federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory, or administrative agency, commission, board, bureau, body, arbitrator or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power or having general oversight over electric reliability or gas, electricity, power or other energy markets, including NERC and FERC, or any court or governmental tribunal.

“Identified CapEx” means the Capital Expenditures actually paid by a Company Entity to an unaffiliated third party following the date of this Agreement and prior to 12:01 a.m. Eastern Time on the Closing Date with respect to the Identified CapEx Projects set forth on Schedule 6.1(a)-2, solely to the extent such Capital Expenditures are (a) made in compliance with Section 6.1(d) and any Identified CapEx Plan (including the budget related thereto) and (b) designated as “Buyer Responsibility” on Schedule 6.1(a)-2. For purposes of this definition, Capital Expenditures actually paid by a Company Entity to an unaffiliated third party in connection with the Identified CapEx Project labeled “The Commutator” on Schedule 6.1(a)-2 shall not be Identified CapEx unless and until the aggregate amount actually paid by the Company Entities for such Identified CapEx Project exceeds the amount designated as “Seller Responsibility” on Schedule 6.1(a)-2.

“Identified CapEx Shortfall” means the Capital Expenditures designated as “Seller Responsibility” on Schedule 6.1(a)-2 that have not been actually paid by a Company Entity to an unaffiliated third party on or prior to 12:01 a.m. Eastern Time on the Closing Date; provided, that to the extent Seller completes (e.g., no additional Capital Expenditures are necessary in order for such Identified CapEx Project to achieve commercial operations) an Identified CapEx Project in compliance with Law and in a good and workmanlike manner in advance of the Closing Date, and the aggregate amount of Capital Expenditures actually paid with respect to such Identified CapEx Project is less than the amount set forth in Schedule 6.1(a)-2, the resulting shortfall shall not be included for purposes of this definition and the calculation of the CapEx Adjustment Amount.

“Indebtedness” means all Liabilities of a Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) any accrued and unpaid interest owing by such Person with respect to the Liabilities described in clauses (a), (b) or (f), (d) any premiums, prepayment premiums, penalties, makewhole payments, consent or modification fees or obligations or other similar costs, fees or expenses, (e) for the deferred purchase price of goods or services (other than (i) deferred revenue and (ii) trade payables or accruals incurred in the ordinary course of business and not past due), (f) under capital leases, (g) secured by an Encumbrance on the assets of such Person, whether or not such obligation has been assumed by such Person, (h) with respect to reimbursement obligations for letters of credit and other similar instruments (whether or not drawn), (i) with respect to swaps, collars, caps, forwards, futures, puts, calls, floors, exchanges, options, derivatives and other similar hedging instruments with respect to interest rates or commodities (after giving effect to any netting arrangements with respect to amounts owing to such Person under such instruments), (j) with respect to off-balance sheet financing of such Person or its Subsidiaries, including synthetic leases and project financing, (k) accrued but unpaid employer contributions under any defined contribution retirement plans, (l) that are a Tax Liability Amount, (m) for any severance obligations, deferred compensation obligations or any accrued but unpaid bonus obligation, together with the employer portion of any payroll Taxes due on the foregoing amounts, (n) for any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) deferred pursuant to Section 2302 of the CARES Act or the Payroll Tax Memo, (o) to the extent outstanding and not settled pursuant to Section 6.5, for any intercompany payables or Liabilities arising from Related Party Contracts, (p) declared but unpaid dividends or distributions, (q) in the nature of guaranties of the obligations described in clauses (a) through (p) above of any other Person or as to which such Person has an obligation substantially the economic equivalent of a guaranty, or (r) in respect of any other amount properly characterized as indebtedness in accordance with GAAP; provided, that “Indebtedness” shall not include any amounts included in Net Working Capital or Transaction Expenses.

“Intellectual Property” means (i) trade names, trademarks and service marks, domain names, trade dress and similar rights, including all applications and registrations and goodwill related to any of the foregoing; (ii) patents, patent applications, invention disclosures and all related divisionals, continuations, continuations in-part, reissues, reexaminations, substitutions, and extensions and adjustments thereof, or equivalent or counterparts of or for any of the foregoing in any jurisdiction, and similar rights in inventions; (iii) copyrights and other works of authorship (whether or not copyrightable), database rights and moral rights, including all applications and registrations related to the foregoing; and (iv) confidential and proprietary information, including trade secrets, formulas, compositions, processes, techniques, technologies, methods, algorithms, specifications, designs, plans, proposals, technical data, financial and marketing plans, pricing, and cost information and customer and supplier information, and know-how.

“IRS” means the Internal Revenue Service of the United States.

“Knowledge” with respect to the Seller means the actual (but not constructive or imputed) knowledge of the persons listed in Schedule 1.2 as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate) without any implication of verification or investigation concerning such knowledge.

“Labor Agreement” means any collective bargaining agreement (including the Collective Bargaining Agreements) or other Contract or agreement with any labor union, works council, labor organization or employee representative.

“Law” means any statute, law, treaty, act, ordinance, regulation, rule, code, injunction, judgment, decree, or Order of any Governmental Authority.

“Leased Real Property” means the real property leased or subleased by any Company Entity as tenant or subtenant, together with, to the extent leased or subleased by such Company Entity, all buildings and other structures, facilities, or improvements located thereon and all Easements, licenses, rights, and appurtenances of such Company Entity relating to the foregoing.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which any Company Entity holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company Entity thereunder.

“Liabilities” means any and all liabilities, debts, guarantees, commitments, assurances and obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured, liquidated or unliquidated, asserted or unasserted, due or to come due, or determined or determinable, including claims, demands, losses, Taxes, fines, costs, expenses, royalties, proceedings, penalties, judgements, deficiencies, remediation or damages of any kind whether or not resulting from third-party claims, including attorneys’ and accountants’ fees incurred in the investigation or defense of any of the same.

“Losses” means (a) any and all losses, Liabilities, Taxes, interest, claims, actions, causes of action, judgments, settlements, awards, fees, expenses or costs, including reasonable fees and expenses of attorneys, accountants, consultants, experts and other professional advisors and (b) any losses or costs incurred in investigating, defending or settling any claim, action or cause of action described in clause (a), whether or not the underlying claim, action or cause of action is actually asserted or is merely alleged or threatened.

“Material Adverse Effect” means any event, change, circumstance, development, occurrence or effect that would or would reasonably be expected to, (a) prevent, materially delay or materially impede the performance by the Seller or any Company Entity of their respective obligations under this Agreement or the Ancillary Agreements to which it or they will be a party or the consummation of the transactions contemplated hereby or thereby or (b) have a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise), or results of operations of the Company Entities, taken as a whole; provided however, that, in the case of clause (b) only, no event, change, circumstance, development, occurrence or effect directly or indirectly arising out of, attributable to, or resulting from any of the following, alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, such a material adverse effect: (1) any changes in general economic or business conditions or in the financial, debt, banking, capital, credit or securities markets, or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (2) any changes or developments generally affecting the district energy system industry or the costs of commodities or supplies used by the Company Entities, including electric power and fuel, or the price of electricity; (3) any actions required under this Agreement to obtain any approval or authorization under applicable antitrust or competition Laws for the consummation of the transactions contemplated hereby; (4) any adoption, implementation, modification, repeal or other changes in any applicable Laws (including changes in any Public Health Measures) or any changes in GAAP, or in interpretations of any of the foregoing; (5) any failure by the Company Entities to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect); (6) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including any cyberattack or hacking), or any escalation or worsening of any such conditions; (7) any natural disasters or weather conditions including earthquakes, wild fires, or other force majeure events, or any internet or cyber incidents, or any escalation or worsening of such conditions; (8) any epidemic, pandemic or outbreak of disease (including, for the avoidance of doubt, COVID-19), or any escalation or worsening of such conditions; (9) the announcement of this Agreement and the transactions contemplated hereby, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners, or employees of the Seller or the Company Entities due to the announcement and performance of this Agreement or the identity of the parties to this Agreement, or the performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein; (10) any action taken by the Seller or any of the Company Entities, in each case which is expressly required by this Agreement (other than the affirmative covenants set forth in Section 6.1(a)) or permitted under Section 6.1(b) without Buyer’s consent; or (11) any actions taken (or omitted to be taken) at the express written request of the Buyer; provided, in the case of clauses (1), (2), (4), (6), (7) or (8), to the extent the impact of such event, change, circumstance, development, occurrence or effect is not disproportionately adverse to the Company Entities, taken as a whole, as compared to other companies operating in the industries and regions in which the Company Entities operate.

“NERC” means the North American Electrical Reliability Corporation, including any regional entity thereof, and any successor thereof.

“Net Working Capital” means, as of 12:01 a.m. Eastern Time on the Closing Date and without duplication, an amount (which may be positive or negative) equal to (i) the current assets of the Company Entities (including all freely available cash and cash equivalent assets held in accounts in the name of one or more Company Entities, but excluding, for the avoidance of doubt, all income tax assets), minus (ii) the current liabilities of the Company Entities (but excluding, for the avoidance of doubt, all income tax liabilities), in each case, as determined in accordance with the Applicable Accounting Principles, including with respect to Taxes; provided, that “Net Working Capital” shall exclude any Transaction Expenses.

“Non-Union Business Employee” means each employee employed by the Seller or any of its Affiliates who is not covered by a Collective Bargaining Agreement and who primarily provides services to the Company Entities.

“Note Purchase Agreement” means each of (i) the Amended and Restated Note Purchase Agreement and Private Shelf dated as of June 19, 2018, among Minneapolis and Clearway Thermal, and the Purchasers party thereto (the “Thermal Note Purchase Agreement”) and (ii) the Amended and Restated Note Purchase Agreement dated as of August 19, 2019, between ECP Uptown, ECP HoldCo, and the Purchasers party thereto (the “ECP Uptown Note Purchase Agreement”), in each case as amended, supplemented or modified from time to time.

“Order” means any order, judgment, ruling, injunction, settlement, award, stipulation, assessment, verdict, decision, decree or writ of any Governmental Authority.

“Owned Real Property” means the real property owned by any Company Entity, together with all buildings and other structures, facilities, fixtures or improvements located thereon and all Easements, licenses, rights and appurtenances of such Company Entity relating to the foregoing.

“Permitted Encumbrance” means: (i) liens for Taxes (A) not yet due or delinquent (or which may be paid without interest or penalties) or (B) the validity or amount of which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, carriers’, workers’, repairers’, and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of any of the Company Entities, or the validity or amount of which is being contested in good faith by appropriate proceedings and, in each case, for which appropriate reserves have been established in accordance with GAAP, or pledges, deposits or other Encumbrances securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance, or other social security legislation); (iii) zoning, entitlement and other land use regulations for the use of real property promulgated by Governmental Authorities which are not violated by the current use or occupancy of the Leased Real Property or Owned Real Property or the operation of the Company Entities’ business thereon; (iv) liens granted to any Debt Financing Source at the Closing in connection with the Debt Financing; (v) any right, interest, lien, title, or other Encumbrance of a lessor or sublessor under any Lease or other similar agreement in the Leased Real Property; (vi) any Encumbrance required under a Note Purchase Agreement; and (vii) all exceptions, easements, non-monetary imperfections of title, charges, rights-of-way, and other Encumbrances of record that either individually or in the aggregate do not materially interfere with the present use of the assets of the Company Entities taken as a whole.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization, or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Data” means any data or other information that, alone or in combination with other data or information, can be reasonably used to identify (directly or indirectly) an individual, household, computer or device, including any personally identifiable data (e.g., name, address, phone number, email address, financial account number, payment card data, government issued identifier, and health or medical information).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.

“Public Health Measures” means any closures, “shelter-in-place,” “stay at home,” social distancing, shut down, closure, curfew, or similar Laws, directives, guidelines, or recommendations issued by any Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization, or any industry group in connection with COVID-19 or any other epidemic, pandemic, or outbreak of disease, or in connection with or in response to any other public health conditions.

“PUHCA” means the Public Utility Holding Company Act of 2005, and FERC’s implementing regulations promulgated thereunder.

“Purchase Price” means (a) the Base Purchase Price, plus (b) the Working Capital Overage, if any, minus (c) the Working Capital Underage, if any, minus (d) Closing Indebtedness, minus (e) Closing Transaction Expenses, plus (f) any CapEx Adjustment Amount, as may be adjusted in accordance with Section 2.3.

“PURPA” means the Public Utility Regulatory Policies Act of 1978, as amended, and FERC’s implementing regulations promulgated thereunder.

“R&W Insurance Policy” means that certain insurance policy in substantially the form attached hereto as Exhibit C, to be issued by the R&W Insurer and to be bound as provided in Section 6.14, in the name and for the benefit of the Buyer and its Affiliates.

“R&W Insurer” means Liberty Surplus Insurance Corporation.

“Remedial Action” means any and all: (a) investigations of environmental conditions, including site assessments, site investigations, remedial investigations, soil, groundwater, surface water, sediment sampling or monitoring; or (b) actions taken to remove, abate or remediate environmental conditions, including the use, implementation, application, installation, operation or maintenance of removal actions, in-situ or ex-situ remediation technologies applied to the surface or subsurface soils, encapsulation or stabilization of soils, excavation and off-site treatment or disposal of soils, systems for the recovery and/or treatment of groundwater or free product, Engineering Controls, Institutional Controls, Classification Exception Areas and Well Restriction Areas (as such terms are defined under Environmental Laws, including N.J.S.A. 58:10B-1 et seq.).

“Reorganization Documentation” means all agreements, instruments, certificates or documentation pursuant to which the Internal Reorganization is consummated, including all exhibits and schedules thereto, other than this Agreement.

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers, counsel and other representatives of such Person or its Affiliates.

“Return” means any return, declaration, report, claim for refund, statement, information statement and other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and any amendment thereof.

“Sanctioned Person” shall mean at any time any Person (a) listed on any Sanctions-related list of designated or blocked persons, (b) that is a Governmental Authority of, resident in, or organized under the laws of a region that is the subject of comprehensive restrictive Sanctions (at present, Cuba, Iran, N. Korea, Syria, and the Crimea region), (c) 50% or more owned or controlled by any of the foregoing, or (d) otherwise a target of Sanctions.

“Sanctions” shall mean those trade, economic and financial sanctions-related Laws, regulations, embargoes, and restrictive measures administered, enacted or enforced from time to time by (a) the United States (including without limitation the Department of Treasury, Office of Foreign Assets Control), (b) the European Union and enforced by its member states, (c) the United Nations, or (d) Her Majesty’s Treasury.

“Seller Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay, or materially impede the performance by the Seller of its obligations under this Agreement or the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby.

“Straddle Period” means any tax period that begins on or before the Closing Date and ends after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting Equity Interests are owned, directly or indirectly, by such first Person.

“Target Net Working Capital” means $14,200,000.

“Tax Liability Amount” means an amount equal to the sum (without duplication) of the aggregate unpaid income Tax Liabilities of each Company Entity attributable to any Pre-Closing Tax Period (determined, in the case of any Straddle Period, in accordance with Section 7.1), which amount shall be calculated: (a) except as otherwise provided in clauses (b) through (d) of this definition, only taking into account income Tax Liabilities, measured as of the end of the Closing Date, for which (i) an originally filed Tax Return has not yet become due and has not yet been filed, (ii) a Tax Return has been filed and reflects income Tax liabilities shown as due that have not been paid in full to the relevant Governmental Authority, or (iii) an audit, proceeding or other Action has been commenced prior to the Closing; (b) by including estimated (or other prepaid) income Tax payments only to the extent that such payments have the effect of reducing the particular unpaid income Tax Liability in respect of which such payments were made; (c) by including in taxable income all adjustments made pursuant to Section 481 of the Code (or any corresponding provision of state or local Law) attributable to a Pre-Closing Tax Period that have not previously been included in income by the applicable Company Entity as of the Closing Date; (d) by taking into account any amounts that any Company Entity will be required to include in income, or exclude from deduction from income, after the Closing Date as a result of any matter specifically disclosed on Schedule 4.14(j); and (e) by otherwise excluding all deferred Tax Liabilities and deferred Tax assets.

“Taxes” means (a) any and all taxes, customs, duties, charges, fees, unclaimed property and escheat obligations, levies, penalties or other assessments, fees, and other charges of any kind, including income, gross receipts, franchise, payroll, employment, excise, ad valorem, severance, stamp, occupation, windfall, profits, customs, capital stock, withholding, social security, retirement, unemployment, disability, workers compensation, real property, personal property, sales, use, transfer, value added, net worth, recording, alternative, add-on minimum or other taxes (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority and (b) any Liability in respect of any item described in clause (a) that arises by reason of a Contract, assumption, transferee or successor liability, or operation of Law (including by reason of being a member of a consolidated, combined or unitary group).

“Transaction Expenses” means, without duplication, the aggregate amount of all of the fees, costs and expenses for which any Company Entity is liable or responsible for on behalf of itself, the Seller or their respective Affiliates, which was incurred or accrued in connection with or incident to the preparation for or of, negotiation or consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (whether or not involving Buyer) or otherwise in connection with the Company Entities’ or the Seller’s exploration of strategic alternatives, engagement in a sales process or any other exit strategy considered by the Company Entities or the Seller, including: (a) any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses or brokers’ or finders’ fees; (b) all payments related to any transaction bonus, discretionary bonus, change of control payment, retention or “stay-put” bonus, single-trigger severance or other compensatory payments made to any current or former employee or other service provider of any of the Company Entities in connection with or as a result of the execution of this Agreement or consummation of the transactions (but excluding, for the avoidance of doubt, any severance amount payable as a result of an action taken by or at the direction of Buyer or any of its Affiliates after the Closing), together with the employer portion of any payroll Taxes due on the foregoing amounts; (c) any fees or amounts pursuant to any management, monitoring, expense reimbursement, indemnification or similar agreements with any Company Entity or their respective Affiliates or direct or indirect equityholders, including any accelerated costs or expenses and any termination costs, expenses or similar charges; (d) any fees or expenses associated with obtaining any consents (except as otherwise expressly provided herein or the release and termination of any Encumbrances in connection with the transactions contemplated hereby); and (e) any fees or expenses associated with the Internal Reorganization; provided, that “Transaction Expenses” shall exclude (i) any fees or expenses incurred by Buyer (including attorneys’, accountants’, investment bankers’ and other third-party advisors’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement and the this Agreement or the Ancillary Agreements or the Financing and (ii) any amounts included in Indebtedness or Net Working Capital.

“Transition Services Agreement” means the Transition Services Agreement between the Seller and the Company substantially in the form attached hereto as Exhibit D, as may be amended or otherwise modified (including any exhibit or schedule thereto) pursuant to Section 6.20.

“Treasury Regulations” means those regulations promulgated under the Code.

“Union Business Employee” means each employee employed by the Seller or any of its Affiliates who is covered by a Collective Bargaining Agreement and primarily provides services to the Company Entities.

“Willful Breach” of a party means a material breach of any representation, warranty, covenant, or other agreement set forth in this Agreement that is a consequence of an act or failure to act by such party, with the actual knowledge of such party that the taking of such act or failure to take such act would cause or constitute a material breach of this Agreement.

“Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Net Working Capital exceeds the Target Net Working Capital.

“Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Net Working Capital.

Section 1.2             Table of Definitions. The following terms have the meanings set forth in the Sections referenced below:

Definition	Location

Acquisition Engagement	Section 11.19(a)
Acquisition Proposal	Section 6.18
Agreed CapEx Plan	Section 6.1(d)
Agreed CapEx Projects	Section 6.1(d)
Agreement	Preamble
Allocation Dispute Resolution Period	Section 7.5
Alternative Financing	Section 6.13(a)
Applicable Accounting Principles	Section 2.3(a)
Balance Sheets	Section 4.6(c)
Business	Section 4.19
Buyer	Preamble
Buyer FSA Plan	Section 6.15(h)
Buyer Related Parties	Section 10.3(c)
Buyer Releasor	Section 11.23(b)
Buyer Termination Fee	Section 10.3(a)
Closing	Section 2.2(a)
Closing Date	Section 2.2(a)
Company	Recitals
Company Assets	Section 6.17(b)
Company Entities Intellectual Property	Section 4.13(a)
Company Policies	Section 4.11
Company Related Parties	Section 10.3(c)
Company Released Parties	Section 11.23(a)
Company Subsidiaries	Section 4.5
Confidentiality Agreement	Section 6.7
Continuation Period	Section 6.15(e)
Continuing Employees	Section 6.15(a)
Contracting Parties	Section 11.22(a)
Covered Matter	Section 6.16(b)
Debt Commitment Letter	Section 5.4
Debt Financing	Section 5.4
Disclosure Schedules	Article III
Disputed Items	Section 2.3(c)
ECP Balance Sheet	Section 4.6(b)
ECP Financial Statements	Section 4.6(b)
ECP Interim Financial Statements	Section 4.6(b)
Environmental Laws	Section 4.15(d)
Environmental Liabilities	Section 4.15(d)
Environmental Permits	Section 4.15(d)
Equity Awards	Section 6.15(i)
Equity Commitment Letter	Section 5.4
Equity Financing	Section 5.4
Final Closing Statement	Section 2.3(b)
Final Purchase Price	Section 2.3(d)
Financial Statements	Section 4.6(b)
Financing	Section 5.4
Gibson Dunn	Section 11.19(a)

Definition	Location

Guarantees	Section 6.10
Guarantor	Recitals
Hazardous Substances	Section 4.15(d)
HSR Act	Section 3.3(b)
Identified CapEx Plan	Section 6.1(d)
Identified CapEx Projects	Section 6.1(d)
Inactive Employee	Section 6.15(a)
Independent Accounting Firm	Section 2.3(d)
Interim Exceptions	Section 6.1(a)
Interim Financial Statements	Section 4.6(c)
Internal Reorganization	Recitals
ISRA	Section 4.15(b)
Limited Guarantee	Recitals
LSRP	Section 1.1
Material Contracts	Section 4.16(a)
Material Customers	Section 4.22(a)
Material Suppliers	Section 4.22(b)
Membership Interests	Recitals
Minimum Cash Amount	Section 6.1(c)
Multiemployer Plan	Section 4.10(g)
Net Adjustment Amount	Section 2.3(g)(i)
NJDEP	Section 6.8(e)
Nonparty Affiliates	Section 11.22(a)
Notice of Disagreement	Section 2.3(c)
Payroll Tax Memo	Section 1.1
Permits	Section 4.8(b)
Preliminary Closing Statement	Section 2.3(a)
Princeton Site	Section 6.8(e)
Purchase Price Allocation Schedule	Section 7.5
Recipient	Section 1.1
Recovery Costs	Section 10.3(b)
Related Party Contract	Section 4.20
Restrictive Covenant Obligation	Section 6.15(a)
Retained Entities	Section 6.17(a)
Sample Statement	Section 2.3(a)
Securities Act	Section 5.6
Seller	Preamble
Seller Assets	Section 6.17(a)
Seller FSA Plan	Section 6.15(h)
Seller Names	Section 6.12
Seller Released Parties	Section 11.23(b)
Seller Releasor	Section 11.23(a)
Separation Plan	Section 6.20
Shared Policies	Section 6.16(a)

Definition	Location

Specified Balance Sheet	Section 4.6(c)
Specified Entities	Section 4.6(c)
Specified Interim Financial Statements	Section 4.6(c)
Termination Date	Section 10.1(c)
Thermal Balance Sheet	Section 4.6(a)
Thermal Financial Statements	Section 4.6(a)
Thermal Interim Financial Statements	Section 4.6(a)
Top Tier Subsidiaries	Recitals
Transfer Taxes	Section 7.3
WARN Act	Section 6.15(j)
WARN Notices	Section 6.15(j)

Article II
PURCHASE AND SALE

Section 2.1          Purchase and Sale of the Membership Interests. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Membership Interests to the Buyer and the Buyer shall purchase the Membership Interests from the Seller, for the consideration specified below in this Article II.

Section 2.2          Closing.

(a)            The sale and purchase of the Membership Interests shall take place remotely via electronic exchange of required Closing documentation (the “Closing”) on the tenth Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other time or on such other date as the Seller and the Buyer mutually may agree in writing. The day on which the Closing actually takes place is referred to as the “Closing Date.”

(b)           At the Closing:

(i)            the Buyer shall deliver or cause to be delivered to the Seller an amount equal to the Estimated Purchase Price;

(ii)           the Buyer shall pay or cause to be paid on behalf of the Company Entities and Seller to each payee of Closing Transaction Expenses, the amount necessary to pay off all Closing Transaction Expenses; provided, however, that any portion of Transaction Expenses payable as compensation to employees or former employees of any Company Entity shall be paid to the Company for future payment at or promptly following the Closing in accordance with the payroll practices of the Company;

(iii)          the Seller shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to the Seller, the Assignment of Membership Interests;

(iv)          the Seller shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to the Seller, the Transition Services Agreement;

(v)           Clearway Energy LLC, which is the regarded owner of the Seller for federal income tax purposes, shall execute and deliver a properly completed IRS Form W-9; provided, that the Seller’s (or Clearway Energy LLC’s) failure to provide an IRS Form W-9 shall not be deemed to be a failure of any of the conditions set forth in Section 8.3 to have been met;

(vi)          the Seller shall deliver to the Buyer letters of resignation and release executed by each of the managers, officers, and board members of the Company Entities, effective as of the Closing, in each case, in form and substance reasonably acceptable to Buyer;

(vii)         the Seller shall deliver to the Buyer copies of the books and records of the Company Entities or otherwise with respect to the assets and operations of the Company Entities (including with respect to any Continuing Employees to the extent permitted by applicable Law), to the extent not in the possession of the Company Entities;

(viii)        the Seller shall deliver to the Buyer evidence of the termination of, and the comprehensive release of any Liabilities under, the Related Party Contracts and the intercompany contracts required to be terminated by Section 6.5 and that are set forth on Schedule 6.5(a) of the Disclosure Schedules;

(ix)          the Seller shall deliver to the Buyer duly-executed payoff letters with respect to, or other documentation necessary to evidence the payoff of, Indebtedness of the Company Entities (to the extent included in clauses (a), (b), (c), (f) or (h) of the definition of “Indebtedness”, other than any Assumed Indebtedness) and any necessary UCC authorizations or other releases or instruments, in each case, in form and substance acceptable to Buyer, evidencing the full payoff and satisfaction of such Indebtedness and the release of all Encumbrances related to such Indebtedness, upon the receipt of such holder of the amount, as paid pursuant to the wire instructions, set forth in such letter;

(x)           the Seller shall deliver to the Buyer evidence of the assignment of the Contracts set forth on Schedule 2.2(b)(x) to one or more Company Entities, in form and substance reasonably acceptable to Buyer;

(xi)          the Seller shall cause the Company Entities to collectively hold in bank accounts in the name of one or more Company Entities, as of immediately prior to the Closing, cash on-hand in the aggregate amount equal to least the Minimum Cash Amount; and

(xii)         the Seller shall deliver to the Buyer copies of the virtual data room maintained by the Seller with respect to the transactions contemplated hereby.

(c)            All payments hereunder shall be made by wire transfer of immediately available funds in United States dollars to such account as may be designated in writing to the payor by or on behalf of the payee at least five Business Days prior to the applicable payment date.

Section 2.3          Purchase Price Adjustments.

(a)            At least five Business Days prior to the Closing Date, the Seller shall cause to be prepared and delivered to the Buyer a statement (the “Preliminary Closing Statement”) setting forth (i) the Estimated Purchase Price and a good-faith estimate of each component thereof, in each case, determined without giving effect to the transactions contemplated hereby, based on the Seller’s books and records and other information available at the Closing, and calculated in accordance with GAAP as applied using the accounting principles, practices, methods and policies used in the preparation of the Financial Statements (to the extent such accounting principles, practices, methods and policies are compliant with GAAP) (the “Applicable Accounting Principles”) and the terms hereof; (ii) reasonable supporting documentation in respect of the calculations of the estimates set forth in clause (i); and (iii) the amount due to, and wire instructions for, each Person entitled to receive any payment pursuant to Section 2.2 (including the amount to be further distributed and paid by the Company (including the employer portion of payroll or employment Taxes) in accordance with Section 2.2(b)(ii)). An illustrative example of a Preliminary Closing Statement and an illustrative calculation of Net Working Capital is set forth as Exhibit E (the “Sample Statement”). The Seller and the Buyer in good faith shall seek to resolve any differences that they may have with respect to the computation of any of the items in the Preliminary Closing Statement and agree on the Estimated Purchase Price on the Closing Date; provided, that if the parties are unable to resolve any such differences prior to the Closing, the amount of the such disputed item as reflected in the Preliminary Closing Statement shall be used for purposes of calculating the Estimated Purchase Price and payment thereof in accordance with Section 2.2(b)(i) on the Closing Date.

(b)           Within 90 days after the Closing Date, the Buyer shall cause to be prepared and delivered to the Seller a written statement (the “Final Closing Statement”) that shall include and set forth a calculation in reasonable detail of (x) the Purchase Price and each of its components, determined without giving effect to the transactions contemplated hereby; and (y) reasonable supporting documentation in respect of the calculations set forth in clause (x). The Final Closing Statement (i) shall be prepared on a basis consistent with the Applicable Accounting Principles and the terms hereof, and (ii) shall be based exclusively on the facts and circumstances as they exist prior to or at the Closing and shall exclude the effects of any event, act, change in circumstances or similar development arising or occurring upon or after the Closing. To the extent any actions following the Closing with respect to the accounting books and records of the Company on which the Final Closing Statement and the foregoing calculations are to be based are not consistent with the Applicable Accounting Principles, such changes shall not be taken into account in preparing the Final Closing Statement or calculating amounts reflected thereon.

(c)           The Final Closing Statement shall become final and binding on the 90th day following delivery thereof, unless prior to the end of such period, the Seller delivers to the Buyer written notice of its disagreement (a “Notice of Disagreement”) specifying in reasonable detail the nature and amount of any dispute as to any item or amount of the Purchase Price set forth in the Final Closing Statement (such disputed items and amounts, “Disputed Items”). The Seller shall be deemed to have agreed with all items and amounts comprising the Purchase Price set forth in the Final Closing Statement not specifically disputed in the Notice of Disagreement, and such items and amounts not so disputed shall be binding on the parties and not be subject to review in accordance with Section 2.3(d).

(d)           During the 45-day period following delivery of a Notice of Disagreement by the Seller to the Buyer, the parties in good faith shall seek to resolve in writing any differences that they may have with respect to any Disputed Item specified therein. Any Disputed Items resolved in writing between the Buyer and the Seller within such 45-day period shall be final and binding with respect to such items, and if the Seller and the Buyer agree in writing on the resolution of each Disputed Item specified by the Seller in the Notice of Disagreement, the amounts of such Disputed Items so determined shall be final and binding on the parties for all purposes hereunder. If the Buyer and the Seller have not resolved all such differences by the end of such 45-day period, the Buyer and the Seller shall jointly engage and shall submit, in writing, to an independent public accounting firm (the “Independent Accounting Firm”) and each other, their briefs detailing their views as to the correct nature and amount of each Disputed Item remaining in dispute, and the Independent Accounting Firm shall make a written determination as to each such Disputed Item and the amount of the Purchase Price. The Independent Accounting Firm shall be Deloitte Touche Tohmatsu or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed in writing by the Seller and the Buyer. The Buyer and the Seller shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render a written decision resolving the Disputed Items submitted to it within 30 days following the submission thereof. The Independent Accounting Firm shall consider only those items and amounts in the Buyer’s and the Seller’s calculation of the Purchase Price that are identified as being Disputed Items on which the Buyer and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to correcting mathematical errors and determining whether the Disputed Items in dispute were determined in accordance with the Applicable Accounting Principles and the terms hereof, and the Independent Accounting Firm is not to make any other determination, including any determination as to whether the Target Net Working Capital or any estimates on the Preliminary Closing Statement are correct, adequate or sufficient. In resolving any Disputed Item, the Independent Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Independent Accounting Firm’s determination of the Purchase Price shall be based solely on written materials submitted by the Buyer and the Seller (i.e., not on independent review). The determination of the Independent Accounting Firm shall be conclusive and binding upon the parties hereto and shall not be subject to appeal or further review absent fraud or manifest error. Judgment may be entered upon the written determination of the Independent Accounting Firm in accordance with Section 11.9. In acting under this Agreement, the Independent Accounting Firm shall function solely as an expert and not as an arbitrator; provided, that the Independent Accounting Firm shall have the power to conclusively resolve differences in Disputed Items as specified in this Agreement. The Purchase Price, as finally determined pursuant to this Section 2.3, is referred to herein as the “Final Purchase Price”.

(e)            The fees and expenses of the Independent Accounting Firm, shall be borne by the Seller and the Buyer in inverse proportion as they may prevail on the matters resolved by the Independent Accounting Firm, which proportionate allocation shall be calculated on an aggregate basis based on the relative dollar values of the amounts in dispute and shall be determined by the Independent Accounting Firm at the time the determination of such firm is rendered on the merits of the matters submitted. The fees and disbursements of the Representatives of each party incurred in connection with the preparation or review of the Final Closing Statement and the preparation or review of any Notice of Disagreement, as applicable, shall be solely borne by such party.

(f)            The Buyer and the Seller will, and will cause the Company Entities (in the case of the Seller, prior to the Closing and, in the case of the Buyer, during the period from and after the date of delivery of the Final Closing Statement through the resolution of any adjustment to the Purchase Price contemplated by this Section 2.3) to afford the other party and its Representatives reasonable access (taking into account any applicable Public Health Measures), during normal business hours and upon reasonable prior notice, to the personnel, properties, books and records of the Company Entities and to any other information reasonably requested for purposes of preparing and reviewing the calculations contemplated by this Section 2.3. Each party shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.3.

(g)           The Purchase Price shall be adjusted, upwards or downwards, as follows:

(i)            For the purposes of this Agreement, the “Net Adjustment Amount” means an amount, which may be positive or negative, equal to the Final Purchase Price as finally determined pursuant to this Section 2.3 minus the Estimated Purchase Price;

(ii)           If the Net Adjustment Amount is positive, the Purchase Price shall be adjusted upwards in an amount equal to the Net Adjustment Amount, and the Buyer shall pay the Net Adjustment Amount to the Seller;

(iii)          If the Net Adjustment Amount is negative (in which case the “Net Adjustment Amount” for purposes of this clause (iii) shall be deemed to be equal to the absolute value of such amount), the Purchase Price shall be adjusted downwards in an amount equal to the Net Adjustment Amount, and the Seller shall pay the Net Adjustment Amount to the Buyer; and

(iv)          If the Net Adjustment Amount is equal to zero, then the Purchase Price shall not be adjusted pursuant to this Section 2.3(g).

(h)           Payments in respect of Section 2.3(g) shall be made within ten Business Days of final determination of the Net Adjustment Amount pursuant to the provisions of this Section 2.3 by wire transfer of immediately available funds to such account or accounts as may be designated in writing by the party entitled to such payment at least five Business Days prior to such payment date.

Section 2.4          Withholding. The Buyer and any Company Entity will be entitled to deduct and withhold from any payments due pursuant to this Agreement any amounts required to be deducted or withheld from such payment(s) under any applicable Law. If the Buyer determines that it is required to make any such deduction or withholding from any such payment due pursuant to this Agreement, then, except with respect to any deduction or withholding required as a result of any compensatory payment or any failure to deliver the form contemplated by Section 2.2(b)(v), the Buyer shall inform the Seller of such obligation no less than five (5) Business Days prior to the date on which the applicable withholding or deduction is to be made by the Buyer, or as soon as practicable if such withholding or deduction is required as a result of a change in law occurring less than five (5) Business Days prior to such date (and, in connection therewith, the Buyer shall provide the Seller with a description of the particular obligations that are imposed on the Buyer that are causing the Buyer to make a deduction or withholding from such payment). The Seller then shall have an opportunity to object to such contemplated deduction or withholding. The Buyer shall consider, in good faith, any such objection made be the Seller prior to making any such deduction or withholding and shall cooperate with the Seller to reduce or otherwise eliminate any such deduction or withholding. In the event any such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority in a timely manner, the amount deducted or withheld will be treated as paid to the Person to whom such amounts would otherwise have been paid for purposes of this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Disclosure Schedules attached hereto (collectively, the “Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer as follows:

Section 3.1          Organization. The Seller is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and has all necessary limited liability company and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Seller is duly qualified or licensed to do business, and is in good standing (or the equivalent thereof), in each jurisdiction in which the character of its properties owned, leased or operated by it, or the nature of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not be reasonably expected to have a Seller Material Adverse Effect.

Section 3.2          Authority. The Seller has the limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Seller is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which the Seller is or will be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary limited liability company action. This Agreement has been and the Ancillary Agreements at the time of delivery will be duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid, and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 3.3          No Conflict; Required Filings and Consents.

(a)            The execution, delivery, and performance by the Seller of this Agreement and the Ancillary Agreements to which it is or will be a party, the consummation of the transactions contemplated hereby and thereby, and compliance by the Seller with the terms hereof and thereof, in each case, do not and will not:

(i)            conflict with or violate the Constituent Documents of the Seller;

(ii)           conflict with or violate any Law or Order applicable to the Seller or by which any property or asset of the Seller is bound or affected;

(iii)          conflict with, result in any breach of, termination, amendment, modification, acceleration or cancellation, create the right to terminate, amend, modify, accelerate, require a repayment (or offer of repayment) or cancel, result in a loss of benefit or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contract or agreement to which the Seller is a party; except, in the case of clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect; or

(iv)          create an Encumbrance upon the Membership Interests, the Equity Interests of the Top Tier Subsidiaries or the assets of the Company Entities,

(b)           The Seller is not required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Authority in connection with the execution, delivery, and performance by the Seller of this Agreement or the Ancillary Agreements to which it is or will be a party or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

(c)           No approval of (i) the shareholders of Clearway, the indirect controlling member of Seller and the Company Entities or (ii) any other Person that beneficially owns an interest in Seller, is necessary or required under Law, Contract or the rules and regulations of any listing agency in order for the Seller to execute and deliver this Agreement and Ancillary Agreements to which the Seller is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Section 3.4          Membership Interests. As of immediately following the formation of the Company and as of the Closing, the Seller will be the record and sole beneficial owner of the Membership Interests, free and clear of any Encumbrance. As of immediately following the consummation of the Internal Reorganization and as of the Closing, Seller will have the right, authority and power to sell, assign and transfer the Membership Interests to the Buyer. Upon delivery to the Buyer of the Assignment of Membership Interests at the Closing and the Buyer’s payment of the Estimated Purchase Price, the Buyer shall acquire good, valid and marketable title to the Membership Interests, free and clear of any Encumbrance other than Encumbrances created by the Buyer. The Seller nor any of its Affiliates is a party to (i) any outstanding option, warrant, call, subscription, conversion, exchange or other right (including any preemptive, repurchase, redemption, registration, “tag-along”, “drag-along”, or co-sale right or right of first refusal or first offer) or Contract which obligates the Seller to issue, sell or transfer, or repurchase, redeem, retire or otherwise acquire, any of the Membership Interests or the Equity Interests of the Top Tier Subsidiaries or (ii) any outstanding option, right of first refusal or first offer or other similar right that would permit another Person to acquire the Membership Interests, the Equity Interests of the Top Tier Subsidiaries or assets of the Company Entities, which is triggered as a result of the transactions contemplated by this Agreement or the Ancillary Agreements. There are no voting trusts, stockholder agreements, proxies, registration rights, preemptive rights, co-sale rights or other agreements or understandings to which Seller or any of its Affiliates is a party with respect to the voting, dividend rights, transfer or other disposition of the Membership Interests (other than this Agreement) or the Top Tier Subsidiaries.

Section 3.5          Brokers. No broker, finder, investment banker or other Person acting on behalf of the Seller is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby or the Ancillary Agreements or any future transaction based upon arrangements made by or on behalf of the Seller for which the Buyer or the Company Entities shall have any responsibility.

Section 3.6          Litigation. There is no Action pending or, to the Knowledge of the Seller, threatened, against or affecting the Seller, or any of its properties, assets or rights, which would reasonably be expected to, individually or in the aggregate, have a Seller Material Adverse Effect.

Section 3.7          Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Seller of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article III, Article IV, or in the Ancillary Agreements, and the Seller hereby disclaims any such other representations or warranties.

Article IV
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Disclosure Schedules, the Seller hereby represents and warrants to the Buyer as follows:

Section 4.1          Organization and Qualification. Each Company Entity is (a) a limited liability company or a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, as set forth on Schedule 4.1 of the Disclosure Schedules, and has all necessary limited liability company or corporate power, as applicable, and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted and (b) duly qualified as a foreign entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in the case of this clause (b), for any such failures that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Seller has made available to the Buyer true, correct and complete copies of the Constituent Documents of each Company Entity (and will provide the Constituent Documents of the Company to Buyer promptly upon formation and in any event with or prior to the delivery of the initial draft Reorganization Documentation pursuant to Section 6.19), in each case, in full force and effect.

Section 4.2          Authority. At the Closing (or as of the time of the Internal Reorganization, in the case of the Reorganization Documentation), the Company shall have the limited liability company power and authority to execute and deliver the Ancillary Agreements to which the Company will be a party, to perform its obligations thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of the Ancillary Agreements to which the Company is or will be a party and the consummation by the Company of the transactions contemplated hereby and thereby shall at or prior to the Closing (or the time of the Internal Reorganization, in the case of the Reorganization Documentation) have been duly and validly authorized by all necessary limited liability company action. The Ancillary Agreements at the time of delivery will be duly executed and delivered by the Company and, assuming due execution and delivery by each of the other parties hereto, constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 4.3          No Conflict; Required Filings and Consents.

(a)            As of the Closing (or as of the time of the Internal Reorganization, in the case of the Reorganization Documentation), the execution, delivery, and performance by the Company of the Ancillary Agreements to which it will be a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

(i)            conflict with or violate the Constituent Documents of any Company Entity;

(ii)           subject to compliance with the requirements specified in Section 4.3(b), conflict with or violate any Law or Order applicable to the Company Entities or by which any property or asset of any Company Entity is bound or affected; or

(iii)          except as set forth on Schedule 4.3(a) of the Disclosure Schedules, conflict with, result in any breach of, termination, amendment, modification, acceleration or cancellation, create the right to terminate, amend, modify, accelerate, require a repayment (or offer of repayment) or cancel, result in a loss of benefit or creation of any Encumbrance, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any Material Contract; except, in the case of clause (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay or materially impede the performance by the Company of its obligations under the Ancillary Agreements to which it will be a party or the consummation of the transactions contemplated hereby or thereby.

(b)           No Company Entity is required to file, seek or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company of any Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (i) for any filings required to be made under the HSR Act, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (iii) as set forth on Schedule 4.3(b) of the Disclosure Schedules, (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent, materially delay, or materially impede the performance by the Company of its obligations under any Ancillary Agreement to which it will be a party or the consummation of the transactions contemplated hereby or thereby, (v) as are not required to be made or given until after the Closing, or (vi) as have already been obtained and delivered to Buyer prior to the date hereof and notated as such on Schedule 4.3(b).

Section 4.4          Capitalization; Internal Reorganization.

(a)            As of immediately following the consummation of the Internal Reorganization and as of the Closing, the Company’s issued and outstanding Equity Interests shall be as set forth on Schedule 4.4(a) of the Disclosure Schedules. As of immediately following the consummation of the Internal Reorganization and as of the Closing, all of the Company’s issued and outstanding Equity Interests will be validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. As of immediately following the consummation of the Internal Reorganization and as of the Closing, the Membership Interests shall constitute all of the issued and outstanding Equity Interests of the Company. As of immediately following the consummation of the Internal Reorganization and as of the Closing, there shall be no outstanding obligations, options, restricted equity, restricted equity units, warrants, convertible securities, equity appreciation rights, phantom equity, profit interests or other rights, rights of first refusal or first offer, agreements, arrangements or commitments of any kind relating to the Equity Interests of the Company or obligating the Company to issue or sell any Equity Interests in the Company. As of immediately following the consummation of the Internal Reorganization and as of the Closing, there shall be no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company or to contribute capital, loan money, or otherwise provide funds to, or make any investment in, any other Person. As of immediately following the consummation of the Internal Reorganization and as of the Closing, there shall be no voting trusts, stockholder agreements, proxies, registration rights, preemptive rights, co-sale rights or other agreements or understandings in effect with respect to the voting, dividend rights, transfer or other disposition of any of the Equity Interests the Company.

(b)           As of the date hereof, the Seller is the sole beneficial and record owner of all of the issued and outstanding Equity Interests in the Top Tier Subsidiaries. As of immediately following the Internal Reorganization and as of the Closing, the Company will be the sole beneficial and record owner of the issued and outstanding Equity Interests in the Top Tier Subsidiaries. The Internal Reorganization shall be consummated in accordance with applicable Law and the Constituent Documents of the Seller and the Company Entities (as applicable), as in effect immediately prior to the Internal Reorganization, and all necessary consents and approvals will be obtained in connection with the Internal Reorganization.

Section 4.5          Equity Interests. Schedule 4.5(a) of the Disclosure Schedule sets forth each Top Tier Subsidiary and each direct and indirect Subsidiary thereof (collectively, the “Company Subsidiaries”) and, with respect to each such Company Subsidiary, (i) its name and jurisdiction of incorporation or formation, as applicable, (ii) the issued and outstanding Equity Interests, (iii) the names of the holders of such Equity Interests, (iv) the Equity Interests held by each such holder and (v) the directors, managers and officers of such Subsidiary. Except as set forth on Schedule 4.5(b) of the Disclosure Schedule, the Equity Interests of each Company Entity is owned free and clear of any Encumbrances other than Encumbrances created by the Buyer and any restrictions under federal and state securities laws and the terms and conditions of the Constituent Documents of the Seller. Except for the Company Subsidiaries, no Company Entity directly or indirectly owns any equity, partnership, membership, or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest in any Person.

Section 4.6          Financial Statements.

(a)            True, correct and complete copies of (i) the audited consolidated balance sheets of Clearway Thermal and its Subsidiaries as at December 31, 2020 and December 31, 2019, and the related consolidated statements of income, cash flows and member’s equity of Clearway Thermal and its Subsidiaries (the “Thermal Financial Statements”) and (ii) the unaudited consolidated balance sheets of Clearway Thermal and its Subsidiaries as at June 30, 2021 (the “Thermal Balance Sheet”), and the related consolidated statements of income, cash flows and member’s equity of Clearway Thermal and its Subsidiaries (collectively referred to as the “Thermal Interim Financial Statements”), are attached hereto as Schedule 4.6(a) of the Disclosure Schedules.

(b)            Schedule 4.6(b) of the Disclosure Schedules sets forth true, correct and complete copies of (i) the audited balance sheet of ECP Uptown as at December 31, 2020 and December 31, 2019, and the related statements of income, cash flows and member’s equity of ECP Uptown (the “ECP Financial Statements” and, collectively with the Thermal Financial Statements, the “Financial Statements”) and (ii) the unaudited balance sheet of ECP Uptown as at June 30, 2021 (the “ECP Balance Sheet”), and the related statements of income, cash flows and member’s equity of ECP Uptown (collectively referred to as the “ECP Interim Financial Statements”).

(c)            Schedule 4.6(c) of the Disclosure Schedules sets forth true, correct and complete copies of the unaudited consolidated balance sheets of (i) Fuel Cell and its Subsidiaries, (ii) Caguas Holdings and its Subsidiaries, (iii) Fajardo Holdings and its Subsidiaries, and (iv) Infrastructure Holdings and its Subsidiaries (the Company Entities contemplated by the preceding clauses (i) through (iv), the “Specified Entities”), in each case, as at June 30, 2021 (collectively, the “Specified Balance Sheets” and, collectively with the Thermal Balance Sheet and ECP Balance Sheet, the “Balance Sheets”), and the related consolidated statements of income of the Specified Entities (the “Specified Interim Financial Statements” and, together with the Thermal Interim Financial Statements and the ECP Interim Financial Statements, the “Interim Financial Statements”).

(d)           Each of the Financial Statements and the Interim Financial Statements have been prepared from the books and records of the applicable Company Entities, and fairly presents, in all material respects, the consolidated financial position, results of operations, cash flows and member’s equity of Clearway Thermal and its Subsidiaries, ECP Uptown and the Specified Entities, as applicable, as at the respective dates thereof and for the respective periods indicated therein and have been prepared in accordance with GAAP, except as otherwise noted therein and subject, in the case of the applicable Interim Financial Statements, to normal and recurring year-end adjustments permitted by GAAP that are not, individually or in the aggregate, material in amount and nature, and the absence of certain footnotes, which if presented, would not differ materially from those presented in the Financial Statements.

(e)            Schedule 4.6(e) of the Disclosure Schedules sets forth all individual indicia of Indebtedness in an amount in excess of $1,000,000 of the Company Entities as of the date hereof, together with any surety and fidelity bonds, letters of credit, and cash collateral that are maintained by or for the benefit of the Company Entities. Except as set forth on Schedule 4.6(e) of the Disclosure Schedules, there are no letters of credit, guarantees, performance bonds, deposits or other similar agreements that any Seller or any of its Affiliates (other than any Company Entity) have entered into to guarantee the Liabilities of the Company Entities. No Company Entity has any obligation to guarantee the performance or obligations any Person (other than another Company Entity).

(f)            The accounts receivable of the Company Entities (not including intercompany accounts receivable) have arisen from bona fide transactions in the ordinary course of business. Except as set forth on Schedule 4.6(f) of the Disclosure Schedules, since the date of the most recent balance sheet included in the Interim Financial Statements, there have not been any write-offs as uncollectible of any customer accounts receivable of the Company Entities, except for adjustments or credits in the ordinary course of business, and there have arisen no material disputes regarding the collectability of any such accounts receivable. No Company Entity has factored any of its accounts receivables.

(g)           No Company Entity has any material Liability, whether or not required by GAAP to be reflected on a consolidated balance sheet or disclosed in the notes thereto, except for Liabilities (i) reflected and adequately reserved for in the Interim Financial Statements or disclosed in the notes thereto, (ii) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements in the ordinary course of the operation of business of such Company Entity (none of which is a Liability resulting from noncompliance with any applicable Law, breach of contract, breach of warranty, tort, infringement, or misappropriation), or (iii) set forth on Schedule 4.6(g).

(h)           Seller and its Affiliates have designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company Entities for external proposes in accordance with GAAP. During the prior three years, neither the Seller, nor to the Knowledge of the Seller, the Company Entities’ independent registered accountant has identified or been made aware of: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company Entities which is reasonably likely to adversely affect any Company Entity’s ability to record, process, summarize and report financial information; or (ii) any fraud, whether or not material, that involves the management or other employees of the Company Entities who have a significant role in the Company Entities’ internal control over financial reporting.

Section 4.7          Absence of Certain Changes or Events. Since the date of the Balance Sheets, (a) there has not occurred any Material Adverse Effect, (b) the Company Entities have conducted their respective businesses and operations in the ordinary course of business consistent with past practice, and (c) no Company Entity has taken or omitted take any action that would have constituted a breach of the covenants set forth in Section 6.1(b)(i), (iii), (iv), (v), (vi), (vii), (ix), (x), and (xv) or required Buyer’s consent to take such (or omit to take) action had such section been in effect from and after the date of the Balance Sheets.

Section 4.8          Compliance with Law; Permits; Certain Business Practices.

(a)            Each of the Company Entities is, and for the prior three years has been, in compliance in all material respects with all Laws and Orders applicable to it. No Company Entity has received any written or, to the Knowledge of the Seller, oral notice of any material actual, alleged or potential violation of any applicable Law or Order, and no investigation by any Governmental Authority regarding any such Law or Order is, as of the date hereof, pending or to the Knowledge of the Seller, threatened.

(b)           Each of the Company Entities is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, Orders, registrations, notices, or other authorizations of any Governmental Authority necessary for each of the Company Entities to own, lease, and operate its properties and to carry on its business (the “Permits”). Each such Permit is in full force and effect, and the applicable Company Entity is, and, for the prior three years has been, in material compliance with its obligations with respect thereto. No event has occurred or circumstance exists that would reasonably be expected (with or without notice, lapse of time or both) to constitute or result in a material violation of, or a failure to comply in any material respect with, any term or requirement of any such Permit, or result in the (or give rise to any right of) revocation, withdrawal, suspension, modification, cancellation, impairment, forfeiture, limitation or termination thereof. None of the Company Entities has received any notice, and to the Knowledge of the Seller, no notice is threatened, from any Governmental Authority regarding any actual, alleged or potential violation or failure to comply in any material respect with any term or requirement of any such Permit, or any revocation, withdrawal, suspension, cancellation, impairment, limitation or termination or adverse modification thereof.

(c)            None of the Company Entities, and none of their respective officers, directors, managers, or employees, nor, to the Knowledge of the Seller, any agent or other Representative, in the past five years: (i) made, offered, promised, or authorized any unlawful payment or gift of any money or anything of value to or for the benefit of any Person for the improper purpose of (A) influencing any official act or decision of a government official, political party, or candidate for political office, (B) inducing such official, party or candidate to use his, her or its influence to affect any act or decision of a Governmental Authority, or (C) securing an improper advantage, in each case as which caused such Person to be in violation of any applicable Anti-Corruption Law; (ii) has been or is a Sanctioned Person; (iii) has transacted any business directly or knowingly indirectly with any Sanctioned Person; or (iv) has taken any action in violation of applicable Sanctions or Ex-Im Laws.

(d)           To the Knowledge of the Seller, none of the Company Entities is or has been, in the past five years, the subject of any allegation, voluntary disclosure, investigation, prosecution or enforcement action related to any Anti-Corruption Laws, Sanctions, or Ex-Im Laws.

Section 4.9          Litigation. There is, and during the prior three years, there has been, no Action by or against or affecting any Company Entity pending, or to the Knowledge of the Seller, threatened Actions (a) that would, individually or in the aggregate, reasonably be expected to be material to the Company Entities or any of their respective assets or properties, (b) to the Knowledge of the Seller, any of the directors, executives, managers or officers of any of the Company Entities in their capacities as such or (c) that would challenge, prevent, materially impede or delay, make illegal, impose material Liabilities or conditions on, the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby, including the Internal Reorganization.

Section 4.10        Employees and Employee Benefit Plans.

(a)            A list of all Business Employees as of the date hereof is set forth on Schedule 1.1 of the Disclosure Schedules, which list shall be updated as of five Business Days prior to the Closing to reflect changes to the Business Employees consistent with this Agreement (provided, that any such changes shall be limited to terminations of employment by a Business Employee and hiring of any additional Business Employee to replace any Business Employee in accordance with this Agreement, and other changes permitted by this Agreement), and which list sets forth for each Business Employee their: (i) name; (ii) job title; (iii) work location; (iv) current annual salary or hourly wage rate (as applicable); (v) hire date; (vi) target bonus, commissions, and other incentive compensation; (vii) accrued but unused vacation or paid time off balance; (viii) active or inactive status, if applicable (including type of leave and expected return date); (ix) exempt or non-exempt classification; (x) visa status (including type of visa and sponsoring entity); (xi) employing entity; and (xii) union status. The Business Employees set forth on Schedule 1.1 of the Disclosure Schedule currently have exclusively or primarily provided services to the Company Entities, and other than the Business Employees, there are no individuals employed by the Seller, any of its Affiliates, or the Company Entities who exclusively or primarily provide services to the Company Entities. Except as disclosed on Schedule 4.10(a) of the Disclosure Schedules: (A) Seller and its Affiliates, with respect to the business of the Company Entities and the Business Employees, and the Company Entities are neither party to, nor bound by, any Labor Agreement or bargaining relationship with any labor union, works council, labor organization or employee representative; (B) no Business Employee is represented by a labor union, works council, employee representative or labor organization; and (C) there is no collective bargaining agreement or other Contract with a labor union, works council, employee representative or labor organization covering any Business Employee. There are no pending or, to the Knowledge of the Seller, threatened Actions concerning actual or alleged violations of labor or employment Laws against Seller and its Affiliates, with respect to the business of the Company Entities and the Business Employees, or against the Company Entities.

(b)           In the prior three years, no labor union, works council, labor organization, employee representative or group of current or former Business Employees has made a demand for recognition or certification, and there are no representation or certification proceedings presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to the Business Employees. To the Knowledge of the Seller, in the prior three years there have been no actual, pending or threatened labor organizing activities with respect to any current or former Business Employees. Except as set forth on Schedule 4.10(b) of the Disclosure Schedules, in the prior three years, there have been no actual or, to the Knowledge of the Seller, threatened unfair labor practice charges, labor grievances, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, handbilling or other material labor disputes against or affecting Seller or its Affiliates, with respect to the business of the Company Entities and the Business Employees, or the Company Entities.

(c)            Except as would not result in material Liability for the Company Entities: (i) each individual who is providing or within the prior three years has provided services to the Company Entities and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider, or as an exempt employee, is and has been properly classified and treated as such for all applicable purposes; and (ii) Seller and its Affiliates, with respect to the business of the Company Entities and the Business Employees, and the Company Entities are not liable for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation. To the Knowledge of the Seller, no current or former Business Employee is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (A) owed to any Company Entity or Seller and its Affiliates with respect to the business of the Company Entities; or (B) owed to any third party with respect to such person’s right to be employed or engaged by Seller and its Affiliates, with respect to the business of the Company Entities or the Company Entities.

(d)            Seller and its Affiliates, with respect to the business of the Company Entities and the Business Employees, and the Company Entities, have investigated in accordance with applicable Law all sexual harassment, or other discrimination, retaliation or policy violation allegations of which any of them is or was aware in the prior three years. With respect to each such allegation with potential merit, Seller, its Affiliates or the Company Entities (as applicable) have taken prompt corrective action that is reasonably calculated to prevent further improper action. Seller, its Affiliates and the Company Entities do not reasonably expect any material Liabilities with respect to any such allegations.

(e)            With respect to the transactions contemplated by this Agreement and the Ancillary Agreements, the Company Entities and the Sellers and their Affiliates have satisfied or, prior to the Closing, will satisfy any material notice, consultation or bargaining obligations owed to their employees or their employees’ representatives under applicable Law, Labor Agreement or other Contract.

(f)            Schedule 4.10(f) of the Disclosure Schedules contains a complete list of each material Company Employee Plan. No Company Entity sponsors, maintains or contributes to, or has any Liability with respect to, any Employee Plan. With respect to each Company Employee Plan, the Seller has provided the Buyer with such documentation as has been reasonably requested by the Buyer in connection with providing comparability under any Collective Bargaining Agreement.

(g)            Except as set forth on Schedule 4.10(g)(i) of the Disclosure Schedules, no Company Entity sponsors or contributes to, or after the Closing would reasonably be expected to have any Liability under or with respect to, any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”). All payments of any type that any Company Entity has been obligated to make to any Multiemployer Plan have been timely made. Any withdrawal Liability (whether partial or complete) triggered or incurred by any Company Entity with respect to any Multiemployer Plan subject to Title IV of ERISA (whether or not asserted by such Multiemployer Plan) has been fully paid as of the Closing Date. No Company Entity has undertaken any course of action that has or would reasonably be expected to, and the transactions contemplated by this Agreement or this Ancillary Agreements will not, lead to a complete or partial withdrawal from any Multiemployer Plan subject to Title IV of ERISA. Except as set forth on Schedule 4.10(g)(ii) of the Disclosure Schedules, no Company Entity is bound by any Contract addressing, or has any Liability described in, Section 4204 of ERISA.

(h)            Except as set forth on Schedule 4.10(h) of the Disclosure Schedules, no Company Employee Plan with respect to which any Company Entity would reasonably be expected to have any Liability after the Closing is or was subject to Title IV of ERISA or Section 412 or 430 of the Code, or provides post-service health or welfare benefits other than as required by Section 4980B of the Code. No Company Entity has any Liability under Title IV of ERISA or otherwise on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(i)             Each Company Employee Plan has been established, funded, administered and maintained in all material respects in compliance with its terms and with all applicable Laws. All Company Employee Plans intended to be qualified under Section 401 of the Code have received a current favorable determination letter from the IRS, and no event has occurred or condition exists which could reasonably be expected to adversely affect the qualification thereof. No Company Entity has incurred (whether or not assessed) any material Liability under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(j)             Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could cause or result in, alone or in combination with any other event, (i) the acceleration of vesting in, or timing of payment or funding of, any compensation or benefits under any Company Employee Plan, or accelerate or increase any obligation under any Company Employee Plan, (ii) any payment, compensation or benefit becoming due, or increase in the amount of any payment, compensation or benefit due, to any current or former employee or other service provider of any of the Company Entities under any Company Employee Plan or otherwise, (iii) any limitation on the right of any of the Company Entities to merge, amend or terminate any of the Company Employee Plans, or (iv) the payment of any amount that may not be deductible by the payor by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code.

(k)            Each Company Employee Plan that provides deferred compensation subject to Section 409A of the Code has complied in all material respects in both form and operation with the requirements of Section 409A of the Code and the guidance issued thereunder.

(l)             No member of the Company Entities has any actual or potential Liability or other obligation to indemnify or otherwise “gross-up” any Person for any Taxes or related interest or penalties imposed, including under Section 409A or Section 4999 of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).

Section 4.11        Insurance. Schedule 4.11 of the Disclosure Schedules sets forth a true and complete list of all material insurance policies in force with respect to the Company Entities (“Company Policies”), copies of which have been provided to the Buyer. To the Knowledge of the Seller, no event has occurred which, with notice or the lapse of time, would constitute a breach or default, or permit termination of a Company Policy. During the prior three years, no policy limits of Company Policies have been exhausted or materially eroded or reduced and policies providing substantially similar insurance coverage have been in effect continuously. Except as would not be expected to be material to the Company Entities (taken as a whole): (i) the Company Policies are in full force and effect, and all payments on or required under Company Policies have been paid; (ii) no Company Entity has failed to give any material notice or present any claims under any applicable Company Policy in a due and timely fashion or in a manner required by such Company Policy; (iii) no insurer has denied, rejected, or made any reservation of rights regarding any pending claims with respect to any such Company Policy; (iv) the Company Entities and their respective assets and properties are insured against such risks and in such amounts as is sufficient to comply with applicable Law, any Material Contract to which any Company Entity is a party or its assets otherwise bound, and any applicable real property instruments; and (v) the assets and properties of the Company Entities are insured to full replacement cost value. No Company Entity has received any written notice regarding, and to the Knowledge of the Seller there has not been any threatened, termination of, or material premium increase with respect to, any Company Policies. There are no open or pending claims under any Company Policies with respect to the Company Entities, except as otherwise set forth on Schedule 4.11 of the Disclosure Schedules.

Section 4.12        Real Property.

(a)            Schedule 4.12(a) of the Disclosure Schedules lists the street address of each parcel of Owned Real Property and the current owner of each parcel of Owned Real Property. The Company Entities hold good and marketable indefeasible fee simple title to all Owned Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. Except as set forth in Schedule 4.12(a), no Company Entity has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof. Other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No Company Entity is a party to any agreement or option to purchase any real property or interest therein.

(b)           Schedule 4.12(b) of the Disclosure Schedules lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant (if different from lessee) of each such parcel of Leased Real Property. A Company Entity has a legal, valid and binding leasehold estate in each parcel of Leased Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances, and each Lease is in full force and effect and is the legal, valid and binding obligation of the Company Entity which is a party to such Lease, and, to the Knowledge of the Seller, of the other parties thereto, subject in each case to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief. The Seller has provided the Buyer with true and complete copies of each Lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto). No Company Entity is in material breach of its obligations under any Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease. The Company Entities’ possession and quiet enjoyment of the Leased Real Property under each Lease has not been disturbed, and to Knowledge of the Seller, there are no material disputes with respect to any Lease. Except as set forth in Schedule 4.12(b), no Company Entity has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof. The Company Entities have not collaterally assigned or granted any other security interest in any Lease or any interest therein.

(c)            Each Easement is in full force and effect and is the legal, valid and binding obligation of the Company Entity which is a party to such Easement (including as a successor party in interest to such Easement), and, to the Knowledge of the Seller, of the other parties thereto, subject in each case to (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other Laws of general application, heretofore or hereafter enacted or in effect, affecting the rights and remedies of creditors generally, and (ii) the exercise of judicial or administrative discretion in accordance with general equitable principles, particularly as to the availability of the remedy of specific performance or other injunctive relief. The Seller has provided the Buyer with copies of all such Easements. No Company Entity has been informed in writing by any other party to any such Easement that the respective Company Entity is in material breach of its obligations with respect thereto.

(d)            [Intentionally deleted].

(e)            There is no (i) condemnation, expropriation or other Actions in eminent domain pending or, to the Knowledge of the Seller, threatened in writing, affecting any Leased Real Property or Owned Real Property (including any Easements) or any portion thereof or interest therein or (ii) material Order or Action pending or, to the Knowledge of the Seller, threatened in writing relating to the ownership, lease, use or occupancy of the Owned Real Property or Leased Real Property, or any portion thereof, or the operation of any Company Entity thereon, that if such Order or Action were adversely determined against such Company Entity would reasonably be expected to be material to the Company Entities or the Business.

(f)             The Leased Real Property and Owned Real Property have been maintained in good repair, are in good condition, ordinary wear and tear excepted, and are usable as required by the Business. To the Knowledge of the Seller, there are no material defects in, mechanical failures of or damages to the improvements, if any, located on the Leased Real Property and Owned Real Property.

Section 4.13        Intellectual Property.

(a)            Schedule 4.13(a) of the Disclosure Schedules sets forth a true and complete list of all (i) patents and patent applications, (ii) registered trademarks or service marks and applications to register any trademarks or service marks, (iii) registered copyrights and applications for registration of copyrights, (iv) domain name registrations, and (v) material unregistered trademarks, in each case, owned by the Company Entities and used in any Company Entity’s businesses (together with all other Intellectual Property owned or purported to be owned by the Company Entities, the “Company Entities Intellectual Property”). The Company Entities exclusively own the Company Entities Intellectual Property, and have a valid and enforceable right to all other Intellectual Property used in or necessary for the operation of the businesses of the Company Entities. All Company Entities Intellectual Property is valid, subsisting and enforceable.

(b)            Immediately after the Closing after giving effect to the transactions contemplated hereby, the Company Entities will exclusively possess all right, title, and interest in and to, or have a valid and enforceable right to use, all Intellectual Property used in or necessary for the conduct of the business of the Company Entities, free and clear of any Encumbrances other than Permitted Encumbrances. Except with respect to the Seller marks and commercially available third-party software licensed to Seller or one of its Affiliates (excluding the Company Entities) and used to provide services under the Transition Services Agreement, neither Seller nor any of its Affiliates (other than the Company Entities) owns or is the licensee of any Intellectual Property used in the business of the Company Entities, and no Company Entities Intellectual Property is used in the business of Seller or its Affiliates (other than the Company Entities).

(c)            In the prior six years, (i) none of the Company Entities has infringed, misappropriated or otherwise violated, or is now infringing, misappropriating or otherwise violating, the Intellectual Property rights of any third party; (ii)  there is no, and there has not been any, material claim pending, asserted or threatened in writing against any of the Company Entities of any Intellectual Property rights of any third party; (iii) no third party has infringed, misappropriated or otherwise violated, or is now infringing, misappropriating or otherwise violating, the Company Entities Intellectual Property; and (iv) there is not currently, and there has not been any, claim pending by any Company Entities with respect to the alleged infringement or misappropriation of the Company Entities Intellectual Property. In the prior three years, none of the Company Entities has received any written demand, claim or notice from any Person with respect to the Company Entities Intellectual Property which challenges the ownership, enforceability, use or validity of such Company Entities Intellectual Property.

(d)            Each of the Company Entities has taken commercially reasonable steps to protect its rights in the Company Entities Intellectual Property, trade secrets and confidential information used in any Company Entity’s businesses as of the date hereof. Each current and former employee and independent contractor of the Company Entities involved in the development of material Intellectual Property has entered into a valid and enforceable written agreement assigning to the Company Entities all Intellectual Property created by such Person within the scope of such Person’s duties to the Company Entities (other than where such rights have automatically vested in the Company Entities) and prohibiting such Person from using or disclosing trade secrets or confidential information of the Company Entities.

(e)            Currently and in the prior three years, each of the Company Entities is and has been in compliance with all Data Security Requirements. Currently and in the prior three years, there are no, and have not been any, governmental or regulatory Actions pending or threatened in writing against any Company Entity alleging a violation of any Data Security Requirements. Neither the execution and delivery of this Agreement by the Company Entities nor the consummation of the Closing will result in a breach or violation of, or constitute a default under, any Data Security Requirement.

(f)            The Company Entities have implemented appropriate technical and administrative measures designed to protect the Company IT Systems and any Personal Data stored or processed by or on behalf of the Company Entities, including measures designed to prevent unauthorized access, destruction, damage, loss, corruption, alteration, disclosure or misuse of such Personal Data. The Company IT Systems used by or for the Company Entities (i) are reasonably sufficient for the conduct of its business as currently conducted, (ii) are free from any material defect, bug, virus or programming, design or documentation error or corruptant or other software routines or hardware components permit unauthorized access or the unauthorized disablement or erasure of such Company IT Systems, and (iii) operate and run in a reasonable and efficient business manner. The Company Entities have and maintain an incident response plan for the continuance of the businesses in the event of any unplanned interruption in service or unavailability of the Company IT Systems used by it.

(g)            In the prior three years, to the Knowledge of the Seller, no Company Entity has experienced any (i) security breach, security incident, phishing incident, ransomware or malware attack affecting any Company IT Systems, or (ii) security incident resulting (or reasonably suspected of resulting) in any loss of, or unauthorized access, use, acquisition, modification, disclosure, destruction, or exfiltration of, any Personal Data or confidential information in the possession or control of a Company Entity or by another Person on behalf of the Company Entities, and no Company Entity has received any written notices or complaints from any Person or been the subject of any claim, proceeding, or investigation with respect thereto.

Section 4.14        Taxes.

(a)            All material Returns required to have been filed by or with respect to the Company Entities have been timely filed (taking into account any extension of time to file granted or obtained), and such Returns were true, correct and complete in all material respects. All material Taxes required to be paid by or with respect to the Company Entities have been timely paid or will be timely paid (to the extent such Taxes are due and payable prior to the Closing). At all times prior to the Closing, each Company Entity has complied in all material respects with all applicable Laws with respect to Taxes. As of the Closing Date, all material Taxes of the Company Entities accrued or incurred since the last filed Tax Returns have been paid, accrued as current liabilities in Net Working Capital or are included in the Tax Liability Amount.

(b)            No federal, state, local, or foreign Tax audit, proceeding, or other Action is pending, being conducted or threatened in writing with respect to any Company Entity and no Company Entity has received from any federal, state, local, or foreign taxing authority any written notice indicating an intent to open an audit or other review or issuing a notice of deficiency or proposed adjustment for any material amount of Tax proposed, asserted or assessed by an taxing authority against any Company Entity. There are no Encumbrances on any asset of any of the Company Entities (other than Permitted Encumbrances) that have arisen in connection with any failure (or alleged failure) of any Company Entity to pay any material amount of Taxes.

(c)            Each Company Entity has complied in all material respects with all applicable Laws relating to the withholding and payment of Taxes, and each Company Entity has withheld and timely paid all material Taxes (including nonresident state income Tax withholding) required to have been withheld and paid in connection with any material amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party.

(d)            No claim (that remains outstanding) has been made by a taxing authority in a jurisdiction where any Company Entity does not currently file a Tax Return that such Company Entity is or may be subject to taxation by that jurisdiction.

(e)            No Company Entity has waived, extended, or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of any Company Entity for any period, which waiver or extension is still outstanding.

(f)             No Company Entity has engaged in any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2) or any similar provision of U.S. state or local or non-U.S. Law.

(g)            No Company Entity has (i) claimed any material “employee retention credit” pursuant to Section 2301 of the CARES Act or (ii) made an election to defer the payment of any material “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or the presidential memorandum regarding Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster signed on August 8, 2020.

(h)            No Company Entity is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, or any other contractual obligation to pay the Tax obligations of another Person or to pay the Tax obligations with respect to transactions relating to any other Person (other than, in each case, any such customary agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(i)             No Company Entity has been a member of a consolidated, combined, unitary, or other group of companies for Tax purposes (other than a consolidated group where a Company Entity is the parent of such group) or has any Liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign income Tax Law), as a transferee or successor, by operation of Law, by Contract, or otherwise.

(j)             No Company Entity will be required to pay any additional Taxes in a material amount, or include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or improper use of, any method of accounting for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or before the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made and consummated on or before the Closing Date, (v) prepaid amount received on or before the Closing Date, or (vi) the cancellation or forgiveness of any loan received on or prior to the Closing Date by any Company Entity under 15 U.S.C. 636(a)(36).

(k)            No Company Entity has distributed stock of another Person, or had any of its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code (i) within the prior three years or (ii) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated hereby.

(l)             No Company Entity has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized.

(m)           Each Company Entity (other than Statoil, Caguas, Fajardo, and Cajuhu) is, and since its formation has been, classified as a disregarded entity for U.S. federal income tax purposes. Each of Statoil, Caguas, Fajardo, and Cajuhu is, and since its formation has been, classified as a corporation for U.S. federal income tax purposes. No Company Entity owns an interest in an entity or arrangement treated as a partnership for U.S. federal, state or local income tax purposes.

Section 4.15        Environmental Matters.

(a)            Except as would not reasonably be expected to be material to the Company Entities, taken as a whole:

(i)            the Company Entities are, and for the prior three years have been, in compliance with all applicable Environmental Laws and have obtained, maintained and are, and for the prior three years have been, in compliance with all Environmental Permits (which Environmental Permits are currently in full force and effect);

(ii)           no Company Entity has received any written notice, report, Order, or directive relating to, and there are no pending or, to the Knowledge of the Seller, threatened Actions alleging, any violation of or Liability pursuant to any Environmental Law against the Company Entities or their operations, properties or facilities; and

(iii)          no Company Entity (nor any other Person to the extent giving rise to Liability of any Company Entity) has generated, treated, stored, transported, handled, exposed any Person to, disposed, arranged for or consented to the disposal of or released, or, to the Knowledge of the Seller, owned or operated any property or facility contaminated by, any Hazardous Substances in a manner that would give rise to any Liability (including any Environmental Liability) for any Company Entity under Environmental Laws.

(b)            Except in connection with the New Jersey Industrial Site Recovery Act, N.J.S.A. 13:1K-6, et seq. (“ISRA”) at the Princeton Site, no consent, approval or authorization of, or registration or filing with, any Governmental Authority is required by Environmental Laws (including the Connecticut Transfer Act, C.G.S. §§ 22a-134 et seq.) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

(c)            The Seller has made available to Buyer all material environmental assessments, audits and reports and other material environmental, health or safety documents relating to their current properties, facilities or operations or properties or facilities owned or operated within the past three years that are in their possession.

(d)            For purposes of this Agreement:

(i)            “Environmental Laws” means any Laws in effect as of or prior to the Closing Date relating to pollution, protection of the environment or natural resources, or health and safety (to the extent regarding Hazardous Substances).

(ii)           “Environmental Liabilities” means any and all Liabilities, claims, or damages incurred or imposed pursuant to Environmental Law, including (a) pursuant to any Order, notice of responsibility, directive, injunction, judgment or similar act (including settlements) by any Governmental Authority to the extent arising under any Environmental Law or (b) pursuant to any claim or cause of action by a Governmental Authority or other third Person for personal injury, property damage, damage to natural resources or remediation or response costs to the extent arising out of or attributable to any violation of, or any Liability or other obligation under, any Environmental Law.

(iii)          “Environmental Permits” means all Permits required or issued pursuant to any Environmental Law.

(iv)         “Hazardous Substances” means any substance, element, compound, material, waste or mixture, in any form: (a) which is defined, listed or characterized as “hazardous waste” or “hazardous substance” or “toxic” or “pollutant” or “contaminant” or words of similar import under any Environmental Law; (b) petroleum hydrocarbons and any petroleum byproducts; (c) polychlorinated biphenyls (PCBs); (d) per- or polyfluoroalkyl substances; (e) lead; (f) toxic mold; (i) asbestos or asbestos-containing materials.

Section 4.16      Material Contracts.

(a)            Schedule 4.16(a) of the Disclosure Schedules lists each of the following Contracts and agreements of the Company Entities (such Contracts and agreements as described in this Section 4.16(a) being “Material Contracts”):

(i)            interconnection Contracts, including generation imbalance agreements and similar agreements with any transmission grid operator;

(ii)           Contracts for the purchase, sale, or delivery of steam, chilled water, compressed air, electricity, or ancillary services;

(iii)          Contracts for the transmission of electric power;

(iv)          forward, futures, swap, collar, put, call, floor, cap, exchange, commodity option, hedging, derivative or other similar Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities;

(v)           Contracts for operation, maintenance, and management that are material to the Company Entities, taken as a whole;

(vi)          other than Contracts of the nature addressed by the foregoing clauses of this Section 4.16(a), Contracts that provide for payment or receipt by any of the Company Entities of more than $2,000,000 per year, including any such Contracts with customers or clients or otherwise relate to the construction of facilities to be operated by the Company Entities;

(vii)         any Related Party Contracts;

(viii)       Contracts relating to Indebtedness for an amount more than $2,000,000;

(ix)          Government Contracts;

(x)           Contracts that (A) limit or purport to limit the ability of any of the Company Entities to compete in any line of business or with any Person or in any geographic area or during any period of time or (B) obligate a Company Entity to conduct business with any third party on a preferential or exclusive basis or contains any “most favored nations” or similar provisions, or (C) grant any right of first refusal, right of first offer or similar right with respect to any material assets or properties of the Company Entities;

(xi)          joint venture, partnership, strategic alliance, joint development or similar agreements or arrangements;

(xii)         Labor Agreements applicable to the Company Entities;

(xiii)        Contracts for the employment or engagement of any officer, individual employee, or other person on a full-time or contractor basis providing for an annual base compensation in excess of $150,000 per annum;

(xiv)        bonus, pension, profit sharing, retirement or other form of deferred compensation plans;

(xv)         Contracts under which any of the Company Entities is lessee of or holds or operates any real or tangible property owned by any other Person, except for any Contract or agreement under which the aggregate annual rental payments do not exceed $2,000,000;

(xvi)        Contracts under which any of the Company Entities is lessor of or permits any third party to hold or operate any real or tangible property, except for any Contract or agreement under which the aggregate annual rental payments do not exceed $2,000,000.

(xvii)       any Contract (A) under which the Company Entities has granted or received an express license or sublicense to, or right to use or register, Intellectual Property, other than (x) Contracts with clients of the Company Entities or (y) non-exclusive licenses for software available through regular commercial distribution channels entered into in the ordinary course of business; or (B) relating to ownership, acquisition, divestiture, research or development activities, settlement or co-existence agreements with respect to Intellectual Property;

(xviii)      Contracts that relate to (A) the future disposition or acquisition of material assets or properties by any of the Company Entities, or any merger or business combination with respect to any of the Company Entities (other than this Agreement or the Ancillary Agreements) or (B) any acquisition or disposition of any business, Equity Interests, assets, rights or properties (whether by merger, stock or asset purchase or otherwise, and including any option to acquire) pursuant to which any Company Entity has (x) any unfulfilled obligation to pay any purchase price thereunder in excess of $1,000,000, (y) any deferred purchase price, “earn-out”, purchase price adjustment or similar contingent purchase price payment obligation, or (z) any indemnification obligations or other similar Liabilities outstanding;

(xix)        Contracts that (A) prohibit or restrict the payment of dividends or distributions with respect to the Equity Interests of any Company Entity, (B) prohibit or restrict the pledging of any Equity Interests of any Company Entity, or (C) prohibit or restrict the issuance of guarantees by any Company Entity;

(xx)         Contracts involving any resolution, conciliation or settlement of any actual or threatened litigation, arbitration, claim or other Action and involving any outstanding payment obligations in excess of $2,000,000 or containing any restrictions on the operations of any Company Entity other than any confidentiality, release or non-disparagement provisions; and

(xxi)         any Contract granting a power of attorney or other agency on behalf of the Seller or any Company Entity.

(b)           True and complete copies of each Material Contract has been delivered or made available to Buyer. Each Material Contract is valid and binding on the applicable Company Entity, and, to the Knowledge of the Seller, the counterparties thereto, and is in full force and effect. None of the Company Entities is in breach of, or default under, any Material Contract to which it is a party, except for such breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and to the Knowledge of the Seller, no event, condition or omission has occurred which with or without the giving of notice or the lapse of time or both by any Company Entity or the other party thereto, would reasonably be expected to result in such a default or breach, except in each case for any such default or breach which would not reasonably be expected to be, individually or in the aggregate, material to the business, results of operation or financial condition of the Company Entities, taken as a whole.

Section 4.17        Regulatory Status.

(a)            Each of Bridgeport, ECP Uptown, Phoenix, Princeton, Tucson, and Tulare is a “Qualifying Facility” under PURPA.

(b)           Paxton (i) is an Exempt Wholesale Generator pursuant to PUHCA and FERC’s implementing regulations and (ii) is authorized by FERC to make sales of energy, capacity, and ancillary services at market-based rates pursuant to Section 205 of the FPA, has blanket authorization from FERC under Section 204 of the FPA to issue securities and assume Liabilities, and has all other blanket authorizations and waivers from FERC that are customarily granted by FERC to entities with market-based rate authorization.

(c)            Each of the Company (but only as of immediately following the consummation of the Internal Reorganization and as of the Closing Date), Clearway Thermal, Fuel Cell, Phoenix, ECP Holdings, and ECP Holdco is a “holding company” as defined in PUHCA solely because of its ownership of the applicable Subsidiary which it owns, and, as such, is exempt from regulation under PUHCA as set forth in 18 C.F.R. § 366.3(a).

(d)            Except for Paxton’s market-based rate tariff, no Company Entity has any other tariff or rate schedule on file with FERC and is not required to have any other tariffs or rate schedules on file with FERC. Except for Company (but only as of immediately following the consummation of the Internal Reorganization and as of the Closing Date), Bridgeport, Clearway Thermal, ECP Uptown, Fuel Cell, Paxton, Princeton, Tucson, and Tulare, no Company Entity is subject to regulation under the FPA, PURPA, or PUHCA.

(e)            Harrisburg, Pittsburgh, and Princeton are the only Company Entities with active licenses from the FCC.

(f)             San Francisco is subject to regulation by the California Public Utilities Commission. Harrisburg and Pittsburgh are subject to regulation by the Pennsylvania Public Utility Commission. Other than San Francisco, Harrisburg, and Pittsburgh, none of the Company Entities are subject to regulation by a state commission, as that term is defined in 18 C.F.R. § 1.101(k).

(g)            No Company Entity is registered (or is required to be registered) with NERC.

Section 4.18            Brokers. No broker, finder, investment banker or other Person acting on behalf of any Company Entity is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements or any future transaction based upon arrangements made by or on behalf of the Company Entities for which the Buyer or the Company Entities shall have any responsibility.

Section 4.19            Sufficiency of Assets. The real and personal property, properties, assets, interests and rights owned, licensed, or leased by the Company Entities (taking into account the IT assets and corporate services that will be provided to the Business pursuant to the Transition Services Agreement), including the Leased Real Property and Owned Real Property (and associated Easements), includes all of the real and personal property, properties, assets, interests and rights used or held for use in connection with, or necessary for, the conduct of the business of the Company Entities (the “Business”), necessary and sufficient for the continued conduct of the Business after the Closing, in substantially the same manner as conducted during the twelve months prior to the date of this Agreement. The Company Entities have good and valid title to, or a valid leasehold interest in, all tangible personal property and other real or tangible assets located on the Leased Real Property, Owned Real Property or shown on the Interim Financial Statements or acquired after the date thereof, free and clear of all Encumbrances other than Permitted Encumbrances, except for properties and assets (which are not material individually or in the aggregate) disposed of in the ordinary course of business since June 30, 2021.

Section 4.20            Related Party Transactions. Schedule 4.20 of the of the Disclosure Schedules sets forth a true, correct and complete list of all Contracts between (x) any Company Entity or any of their respective directors, managers, officers, employees or consultants, on the one hand, and (y) the Seller or any Affiliate of Seller (other than any Company Entity) or any of their respective directors, managers, officers, employees or consultants, on the other hand, in effect or under which there are any outstanding Liabilities on the date hereof, including any Tax allocation, sharing, indemnification or similar agreements with respect to or involving any Company Entity, on the one hand, and Seller or any of its Affiliates (other than any Company Entity), on the other hand (each, a “Related Party Contract”). Except as set forth on Schedule 4.20 of the of the Disclosure Schedules, none of Seller or its Affiliates or any their respective directors, managers, officers, employees or consultants (a) own any assets, directly or indirectly, utilized in the Business or (b) is indebted to or owes any money to the Company Entities.

Section 4.21            Bank Accounts. Schedule 4.21 of the Disclosure Schedules sets forth a true and complete list showing all bank account and safe deposit box of the Company Entities and the names of all Persons authorized to draw thereon.

Section 4.22            Customers and Suppliers.

(a)            Schedule 4.22(a) of the Disclosure Schedule sets forth the 25 largest customers of the Company Entities on a consolidated basis (based on the dollar amount of purchases by such customers) for the year ended December 31, 2020 and the eight-month period ended August 31, 2021 (such customers, the “Material Customers”), and sets forth opposite the name of each Material Customer the amount and percentage of revenue attributable to (whether directly or through) such Material Customer for such period. Except as set forth on Schedule 4.22(a) of the Disclosure Schedule, all Material Customers continue to be customers of the applicable Company Entity, and no Material Customer has notified any Company Entity in writing that it intends to cancel, terminate or not renew its relationship with the Company Entities.

(b)            Schedule 4.22(b) of the Disclosure Schedule sets forth the 20 largest suppliers of the Company Entities on a consolidated basis (based on the dollar amount of purchases from such suppliers) for the year ended December 31, 2020 and the eight-month period ended August 31, 2021 (such suppliers, the “Material Suppliers”), and sets forth opposite the name of each such Material Supplier the amount and percentage of expenses attributable to (whether directly or through) such Material Supplier for such period. Except as set forth on Schedule 4.22(b) of the Disclosure Schedule, all Material Suppliers continue to be suppliers of the applicable Company Entity, and no Material Supplier has notified the Company Entities in writing that it intends to terminate its relationship with the Company Entities. There are no suppliers of products or services to the Company Entities that are material to the business of the Company Entities with respect to which practical alternative sources of supply are not generally available.

Section 4.23            Government Contracts. No Company Entity has: (a) breached any certification, representation or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government Contracts by a Governmental Authority; (c) been audited or investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any Government Contract; (e) had any Government Contract terminated by any Governmental Authority for default or failure to perform; (f) received any small business set-aside contract, any other set-aside contract or other Order or Contract requiring small business or other preferred bidder status; or (g) entered any Government Contracts payable on a cost-reimbursement basis. The Company Entities have established and maintained adequate internal controls for compliance with their respective Government Contracts. Except as set forth on Schedule 4.23 of the Disclosure Schedule, there are no material outstanding claims or disputes in connection with any of Company Entity’s Government Contracts. To the Knowledge of the Seller, there are no outstanding or unsettled allegations of fraud, false claims or overpayments nor any investigations or audits by any Governmental Authority with regard to any Company Entity’s Government Contracts.

Section 4.24            Service Warranties. Schedule 4.24 of the Disclosure Schedule sets forth an accurate description of any claims made or overtly threatened during the prior three years, alleging deficiencies in the quality of services required to be provided by the Company Entities under any Contract with a customer of the Company Entities.

Section 4.25            Dormant & Holding Companies. Each Company Entity set forth on Schedule 4.25(a) of the Disclosure Schedule (i) is dormant or a holding company, (ii) does not engage in any activity or business (other than those incident to formation or organization matters), (iii) does not hold any assets or properties, other than Equity Interests in another Company Entity, and (iv) is not subject to any Liabilities or other obligations, other than those incident to its organization and good standing, and the consummation of the transactions contemplated hereby. From and after its formation, the Company shall not hold any assets or properties, other than the Equity Interests in Top Tier Subsidiaries and is shall not have any Liabilities other than those incident to its organization and good standing.

Section 4.26            Exclusivity of Representations and Warranties. Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied (including, but not limited to, any relating to financial condition, results of operations, assets, or Liabilities of the Company Entities), except as expressly set forth in this Article IV, Article III or the Ancillary Agreements, and the Seller hereby disclaims any such other representations or warranties.

Article V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller as follows:

Section 5.1              Organization. The Buyer is a limited liability company duly organized and validly existing, and in good standing under the laws of Delaware and has all necessary limited liability company power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted. The Buyer is duly qualified or licensed to do business, and is in good standing (or the equivalent thereof), in each jurisdiction in which the character of its properties owned, leased or operated by it, or the nature of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not be reasonably expected to have a Buyer Material Adverse Effect.

Section 5.2              Authority. The Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Buyer is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance by the Buyer of this Agreement and the Ancillary Agreements to which the Buyer is or will be party and the consummation by the Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action. This Agreement has been and the Ancillary Agreements at the time of delivery will be duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto, constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3              No Conflict; Required Filings and Consents.

(a)              The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby, do not and will not:

(i)              conflict with or violate the Constituent Documents of the Buyer;

(ii)             conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(iii)            conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contract or agreement to which the Buyer is a party; except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults, or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or that arise as a result of any facts or circumstances relating to the Seller or any of its Affiliates.

(b)            The Buyer is not required to file, seek, or obtain any notice, authorization, approval, Order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the HSR Act, (ii) for such filings as may be required by any applicable federal or state securities or “blue sky” laws, (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect and (iv) as are not required to be made or given until after the Closing.

Section 5.4              Financing. The Buyer will have at the Closing, assuming the Financing is funded in accordance with the terms and conditions of the Debt Commitment Letter and the Equity Commitment Letter, cash and other sources of immediately available funds sufficient to permit the Buyer to pay the Estimated Purchase Price and all related fees and expenses necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements on the terms and subject to the conditions set forth herein and therein. The obligations of Buyer under this Agreement are not contingent on the availability of financing. Concurrently with the execution of this Agreement, the Buyer has delivered to the Seller (each of which is to be treated as confidential and protected in the same manner as Buyer is obligated to maintain confidentiality with respect to confidential information of the Company Entities under the Confidentiality Agreement) of (i) an executed equity commitment letter, dated as of the date hereof (the “Equity Commitment Letter”), from the Guarantor to provide equity financing in accordance with the terms of the Equity Commitment Letter (the “Equity Financing”), and (ii) an executed debt commitment letter or credit agreement and each executed fee letter and, if applicable, engagement letter associated therewith (provided, that provisions in the fee or engagement letter related to fees, economic terms and “market flex” provisions agreed to by the parties may be redacted in a customary manner (none of which redacted provisions adversely affect the availability of, or impose additional restrictions on the availability of, the Debt Financing)), dated as of the date hereof (such commitment letter(s) or credit agreement, including all exhibits, schedules, annexes, supplements and amendments thereto and each such fee letter and engagement letter, collectively, the “Debt Commitment Letter”), providing the terms and conditions upon which the Debt Financing Sources have committed to provide debt financing in accordance with the terms of the Debt Commitment Letter (the “Debt Financing”, and together with the Equity Financing, the “Financing”). As of the date hereof, the Equity Commitment Letter in the form so delivered is, and the Debt Commitment Letter in the form so delivered is (as to the Buyer and any Affiliate of the Buyer party thereto and, to the actual knowledge of the Buyer, the other parties thereto), valid and in full force and effect, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). As of the date hereof, the commitments with respect to the Debt Commitment Letter and Equity Commitment Letter have not been withdrawn, terminated or otherwise amended or modified in any respect (subject to any applicable “flex” provisions under the Debt Commitment Letter or related fee letter). The aggregate proceeds of the Financing, when funded in accordance with the Equity Commitment Letter and the Debt Commitment Letter, will provide financing to Buyer, together with other sources of immediately available funds that are accessible to Buyer, sufficient to pay all amounts to be paid by the Buyer under this Agreement, and all of the Buyer’s and its Affiliates’ fees and expenses associated with the transactions contemplated by this Agreement. As of the date hereof, there are not any other Contracts, side letters or arrangements relating to the Financing that could affect the availability of the funding in full of the Financing contemplated by the Equity Commitment Letter and the Debt Commitment Letter. The Buyer is not in violation or breach of any of the terms or conditions set forth in the Debt Commitment Letter, and as of the date of this Agreement, no event has occurred that, with or without notice or lapse of time or both, would, or would reasonably be expected to, (A) constitute a default, breach or failure on the part of the Buyer or any of its Affiliates (or to the Buyer’s knowledge, any other party thereto) to satisfy a condition precedent set forth in the Debt Commitment Letter, or (B) result in any portion of the Debt Financing being unavailable on the Closing Date, assuming the conditions to the Debt Financing set forth in the Debt Commitment Letter are satisfied. As of the date hereof, the Buyer has no reason to believe that (i) it will be unable to satisfy on a timely basis any term or condition to the funding of the full amount of the Debt Financing set forth in the Debt Commitment Letter to be satisfied by it or (ii) the full amount of the Debt Financing will not be available on the Closing Date.

Section 5.5              Brokers. Except for Morgan Stanley, the fees, commissions and expenses of which will be paid by the Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

Section 5.6              Investment Intent. The Buyer is acquiring the Membership Interests for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Membership Interests in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Buyer agrees that the Membership Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. The Buyer is able to bear the economic risk of holding the Membership Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 5.7              Solvency. Immediately after the consummation of the transaction contemplated hereby, assuming, (a) the truth and accuracy of the representations and warranties of the Seller set forth in this Agreement and the Ancillary Agreements (without giving effect to any “knowledge”, “materiality”, “Seller Material Adverse Effect,” “Material Adverse Effect” or similar qualifications or exceptions), (b) the satisfaction of each of the conditions to Buyer’s obligation to consummate the transactions contemplated hereby, (c) the consummation of the financing transactions contemplated by the Debt Commitment Letter and the Equity Commitment Letter on the terms thereof as in effect on the date hereof and (d) the Company Entities, taken as a whole, are solvent, then the Buyer and the Company Entities, on a consolidated basis, as of such date: (i) will not be left with an unreasonably small capital; (ii) will not have incurred debts beyond their abilities to pay its indebtedness as they mature; and (iii) will not have liabilities in excess of the present fair saleable value of their assets.

Section 5.8              Litigation. As of the date hereof, there is no Action by or against the Buyer pending, or to the knowledge of the Buyer, threatened in writing that would, if determined adversely to the Buyer reasonably be expected to have a Buyer Material Adverse Effect or would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

Section 5.9              Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Seller a duly executed Limited Guarantee. The Limited Guarantee is in full force and effect, and assuming due execution and delivery of this Agreement by the parties hereto, is the legal, valid, and binding obligation of the Guarantor, except as enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law), and as of the date hereof, no event has occurred which, with or without notice or lack of time or both, would constitute a default on the part of the Guarantor under such Limited Guarantee.

Section 5.10            Buyer’s Investigation and Reliance. The Buyer is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company Entities and the transactions contemplated hereby, which investigation, review and analysis were conducted by the Buyer together with expert advisors, including legal counsel, that it has engaged for such purpose. Without limiting any specific representations and warranties of the Seller set forth in Article III and Article IV or the Ancillary Agreements, the Buyer and its Representatives have been provided with access to the Representatives, properties, offices, plants, and other facilities, books, and records of the Company Entities and other information that they have requested in connection with their investigation of the Company Entities and the transactions contemplated hereby. None of the Seller or any of its Affiliates or Representatives has made any representation or warranty, express or implied, as to the accuracy or completeness of any information concerning any Company Entity contained herein or made available in connection with the Buyer’s investigation of the Company Entities, except as expressly set forth in Article III, with respect to representations made only by the Seller as to itself, and Article IV, with respect to representations made only by the Seller as to the Company and the Company Subsidiaries, or in the Ancillary Agreements, and the Seller and its Affiliates and Representatives expressly disclaim any and all liability that may be based on such information or errors therein or omissions therefrom. The Buyer has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller or any of its Affiliates or Representatives, except as expressly set forth in Article III, with respect to representations made only by the Seller as to itself, and Article IV, with respect to representations made only by the Seller as to the Company and the Company Subsidiaries, or in the Ancillary Agreements. None of the Seller or its Affiliates or Representatives shall have or be subject to any liability to the Buyer or any other Person resulting from the distribution to the Buyer, or the Buyer’s use of, any information, documents or materials made available to the Buyer, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement. None of the Seller, the Company, or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company Entities, including, without limitation, as contained in the Confidential Information Memorandum provided to the Buyer dated May 2021. The Buyer acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts). The Buyer acknowledges that, should the Closing occur, the Buyer shall acquire the Company Entities on an “as is” and “where is” basis, except as otherwise expressly set forth in Article IV or the Ancillary Agreements. The Buyer acknowledges and agrees that the representations and warranties in Article III, Article IV and the Ancillary Agreements are the result of arms’ length negotiations between sophisticated parties.

Section 5.11            R&W Insurance Policy. The Buyer has received a written commitment from the R&W Insurer to fully bind the R&W Insurance Policy effective as of the Closing Date. The Buyer represents and warrants to the Seller that it has provided a true and correct copy of such commitment to the Seller prior to the date hereof. The parties hereto acknowledge that obtaining such commitment and the R&W Insurance Policy is a material inducement to each of the parties’ entering into the transactions contemplated by this Agreement, and that the Seller is relying on the Buyer’s covenants and obligations set forth in this Section 5.11. Notwithstanding the foregoing, for the avoidance of doubt, the parties acknowledge and agree that the obtaining of the R&W Insurance Policy is not a condition to the Closing and the Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Article VIII of this Agreement, to consummate the transactions contemplated by this Agreement.

Section 5.12            COVID-19 and Related Matters. The parties acknowledge and agree that: (a) notwithstanding anything to the contrary in this Agreement, nothing in Section 6.1 shall prevent the Seller or any of the Company Entities from taking or failing to take any action (including the establishment of any policy, procedure or protocol) that they reasonably believe is prudent in response to COVID-19 or any Public Health Measures that would otherwise potentially be deemed to violate or breach Section 6.1; provided, that the Seller shall keep the Buyer reasonably informed of ordinary course actions taken or not taken in response to COVID-19 or to comply with any Public Health Measures; (b) no consent of the Buyer shall be required with respect to any matter to the extent that (i) the requirement of such consent would violate applicable Law, (ii) such action is taken, or omitted to be taken, by the Seller or any of the Company Entities that Seller or such Company Entity reasonably believes is prudent in connection with any Public Health Measures, subject to the proviso of the preceding clause (a); and (c) in making any determination as to whether the Seller or the Company Entities or the Buyer (as applicable) have discharged their obligations to operate in the “ordinary course of business” or use “commercially reasonable efforts” or similar covenants, any actions or omissions shall be assessed based on what is practicable or reasonable in the circumstances created or influenced by COVID-19 or any Public Health Measures, as such circumstances may evolve from time to time prior to the Closing Date (but for the avoidance of doubt, this clause (c) shall not apply to Buyer’s obligations pursuant to Section 6.13).

Article VI
COVENANTS

Section 6.1              Conduct of Business Prior to the Closing.

(a)            Between the date of this Agreement and the Closing Date, except (i) as expressly required by or permitted in this Agreement (including consummation of the Internal Reorganization in accordance with Section 6.19), (ii) as set forth on Schedule 6.1(a)-1 of the Disclosure Schedules, (iii) for any Capital Expenditures for the capital projects set forth on Schedule 6.1(a)-2 (subject to compliance with Section 6.1(d)), or (iv) as required by applicable Law (including any Public Health Measures, subject to the limitations in Section 5.12(a)), and unless the Buyer shall otherwise consent in writing (the foregoing exceptions, the “Interim Exceptions”), the Seller shall cause the Company Entities to: (A) operate their business in the ordinary course of business in all material respects consistent with past practices and in accordance with generally accepted industry standards (for the avoidance of doubt, subject to Section 6.8); (B) use their respective commercially reasonable efforts to preserve, maintain and protect in all material respects their business organization and to preserve in all material respects goodwill and the present commercial relationships with key Persons with whom they do business; and (C) maintain their assets and properties materially consistent with past practice.

(b)            Between the date of this Agreement and the Closing Date, except as permitted by the Interim Exceptions or with the prior written consent of the Buyer, neither (x) the Seller nor its Affiliates will (and the Seller shall cause its Affiliates not to), with respect to any Business Employee, the Collective Bargaining Agreements or any Company Employee Plan, as applicable, nor (y) any of the Company Entities will (and the Seller shall cause the Company Entities not to):

(i)              amend its limited liability company agreement, certificate of incorporation, bylaws or equivalent Constituent Documents;

(ii)            (A) issue, pledge, suffer any Encumbrance on, assign, transfer or sell any Equity Interests of any of the Company Entities, or other rights of any kind to acquire or subscribe for any such Equity Interests; or (B) split, combine, subdivide, redeem or reclassify, or purchase or otherwise acquire, or make any commitments to do any of the foregoing with respect to any Equity Interests of any of the Company Entities;

(iii)           (A) acquire any Equity Interests in any corporation, partnership, limited liability company, other business organization or division thereof, or all or substantially all of the assets, of another Person, in a single transaction or a series of related transaction, (B) merge or consolidate with any other Person; (C) make any investment in any other Person or business (other than a Company Subsidiary); (D) enter into any joint venture, partnership or similar venture with any Person; or (E) otherwise form any Subsidiary, other than wholly-owned Subsidiaries in connection with Identified CapEx Projects or Agreed CapEx Projects;

(iv)           adopt, approve or implement a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of any of the Company Entities;

(v)            sell, assign, transfer, license, create any Encumbrance (other than Permitted Encumbrances) on, lease or sublease, abandon, permit to lapse or otherwise dispose of: (A) any material assets (other than Intellectual Property), in a single transaction or a series of related transactions, other than (I) inventory or supplies in the ordinary course of business consistent with past practice, (II) pursuant to Contracts in force on the date hereof and made available to the Buyer, (III) dispositions of obsolete or immaterial assets (at or above the fair market value thereof), or (IV) transfers solely among Company Entities; or (B) any material Intellectual Property, or disclose such to any Person (other than pursuant to written confidentiality agreements in the ordinary course of business consistent with past practice or to recipients who are bound by professional or fiduciary obligations of non-disclosure), or allowed to fall into the public domain, any trade secrets or other material confidential information;

(vi)           except for any dividend or distribution by a Company Entity to another Company Entity or otherwise in accordance with Section 6.1(c), declare, set aside or pay any stockholder or member or other Equity Interest holder any dividend or other distribution (whether in cash, Equity Interests or other assets or combination thereof) in respect of any Equity Interests or otherwise make any payments to the holders of Equity Interests of any Company Entity;

(vii)          (A) incur any indebtedness for borrowed money, other than short-term indebtedness, intercompany indebtedness or letters of credit incurred in the ordinary course of business or borrowings under existing credit facilities; (B) make any loans or advances to any other Person, other than loans and advances to Company Subsidiaries or employees consistent with past practice; or (C) take any action that would cause the applicable Company Entity to amend, waive, consent to or modify any provision under the Thermal Note Purchase Agreement or the ECP Uptown Note Purchase Agreement or the notes issued and other documentation entered into thereunder in a way that would make such provision more restrictive on such Company Entity under any of the foregoing than prior to giving effect to such amendment, waiver, consent or modification;

(viii)         amend or modify in any material respect (including of payment terms), cancel, terminate or initiate the termination of, or waive or assign any material right, claim or benefit under, any Material Contract, Easement or lease with respect to Leased Real Property or enter into a Contract which, had it been entered into prior to the date hereof, would have been a Material Contract or lease with respect to Leased Real Property; provided, however, that the Company Entities may, solely in the ordinary course of business, (x) allow any Material Contract or lease with respect to Leased Real Property to expire or renew in accordance with its terms or (y) enter into new Contracts in replacement of existing Material Contracts, or otherwise extend or renew such Material Contracts, in each case of this clause (y), that have expired in accordance with its terms prior to the date hereof or is scheduled to expire in accordance with its terms within six months after the date hereof, but only on terms that are not materially less favorable to any Company Entity than such expiring Material Contract;

(ix)            pay, discharge, release, compromise, settle (or offer or propose to settle) or satisfy any litigation, arbitration, proceeding, claim, Liability or other Action, other than (A) that would not result in any Liability to the Company Entities in excess of $2,000,000 in the aggregate, unless reserved therefor or reflected on the balance sheets included in the Interim Financial Statements, or (B) that would not impose any material non-monetary Liabilities or material restrictions on, or other material relief against, any Company Entity;

(x)             implement or announce any layoffs, furloughs, reductions in force, reductions in compensation, hours or benefits, material work schedule changes or similar actions that could implicate the WARN Act;

(xi)            waive or release any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant obligation of any current or former Business Employee or independent contractor providing services to the Company Entities;

(xii)           (A) transfer the employment or engagement of any employee or independent contractor (I) into the Company Entities, other than the Union Business Employees or (II) out of the Company Entities; or (B) reassign or materially modify the job duties of (I) any Business Employee, such that he or she is no longer a Business Employee, or (II) any other employee of Seller, its Affiliates or the Company Entities such that he or she will be a Business Employee;

(xiii)          (A) increase (except for normal salary increase in the ordinary course of business consistent with past practice) or decrease the compensation opportunities of any Business Employee; (B) establish, adopt, enter into, amend, modify or terminate any material Company Employee Plan (or any benefit or compensation plan, program, policy, Contract, agreement or arrangement that would be a Company Employee Plan if in effect as of the date hereof), other than for changes applicable under such a Company Employee Plan to similarly-situated employees who are not Business Employees and which do not materially increase the Business’ costs with respect to such Company Employee Plans; (C) except as required by the terms of the applicable Company Employee Plan or underlying award agreement, take any action to accelerate the vesting, funding or timing of payment of any benefits or compensation payable to or to become payable to any Business Employee; (D) grant, announce, promise or enter into any employment, severance, bonus, consulting, retention, retirement, equity or equity-based or other compensation agreement with any Business Employee or current or former directors, officers, employees, stockholders or individual service providers of any of the Company Entities other than grants consistent with those to similarly-situated employees who are not Business Employees; (E) hire, engage, terminate (other than terminations for cause), furlough, or temporarily layoff the employment or service of any Business Employee or director, officer, employee or individual service provider of the Company Entities whose annual base compensation is in excess of $150,000;

(xiv)          negotiate, modify, extend, terminate, or enter into any Labor Agreement or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Business Employees, except solely with respect to such actions permitted or required under Section 6.15(b) hereof;

(xv)           (A) except as may be required by GAAP or by applicable Law, make any material changes to its accounting (including Tax accounting) methods; or (B) make, change or revoke any material election relating to Taxes, change any Tax accounting period or method of accounting, enter into any agreement, compromise or settlement with any taxing authority relating to any audit, proceeding or other Action relating to Taxes or any Tax Liability, file any amended Tax Return that would result in the Buyer or any Company Entity incurring or paying Taxes in a taxable period beginning after the Closing, surrender any right to claim any Tax refund, offset or other reduction in a Tax Liability;

(xvi)          incur or pay any Capital Expenditures, except for (A) Identified CapEx Projects or Agreed CapEx Projects (subject in each case to compliance with Section 6.1(d)), (B) Capital Expenditures that are in the ordinary course and do not exceed $2,000,000 individually or $13,000,000 in the aggregate, (C) reasonably required in the event of an emergency, disaster, catastrophe or other similar emergency condition to protect life, employee safety, property or the environment or comply with public health requirements applicable thereto or (D) required to be incurred and paid under the express terms of any Material Contract; or

(xvii)         authorize, agree, resolve, commit or consent to any of the foregoing.

(c)            Notwithstanding the foregoing, the Company Entities may use all available cash (i) to pay any Indebtedness or Transaction Expense payees prior to Closing, (ii) for Identified CapEx and Agreed CapEx, subject to Section 6.1(d), and (iii) for distributions or dividends to their equity holders, in each case, to the extent permitted by and in accordance with each Note Purchase Agreement and any other agreement evidencing indebtedness for borrowed money of the Seller and its Affiliates (including the Company Entities); provided, that the Seller shall cause the Company Entities to collectively hold in bank accounts in the name of one or more Company Entities, as of immediately prior to the Closing, cash on-hand in an aggregate amount equal to at least $10,000,000.00 (the “Minimum Cash Amount”).

(d)            From and after the date hereof until the Closing Date, the Seller shall, and shall cause the Company Entities to, incur and pay those Capital Expenditures for (i) the capital projects set forth on Schedule 6.1(a)-2 of the Disclosure Schedules (each such capital project an “Identified CapEx Project” and collectively, the “Identified CapEx Projects”) in accordance with the budgeted Capital Expenditures set forth opposite such Identified CapEx Project thereon and the plan related to such Identified CapEx Project (the budget and plan, collectively, the “Identified CapEx Plan”) and (ii) the capital projects that (A) are not Identified CapEx Projects, (B) are submitted by Seller to Buyer in writing, and approved in writing, together with a mutually agreed budget, by Buyer following the date hereof and prior to the Closing Date (each such capital project an “Agreed CapEx Project” and, collectively the “Agreed CapEx Projects” and the budget and plan for each such Agreed CapEx Project, collectively, the “Agreed CapEx Plan”), if any, in accordance with the applicable Agreed CapEx Plan; provided, that in no event shall the Seller, unless otherwise agreed by the Buyer in writing, commit to, incur or pay for any Capital Expenditures in connection with (x) any Identified CapEx Project that are in excess of the aggregate amount budgeted for such Identified CapEx Project in the Identified CapEx Plan for the applicable period by (I) $2,000,000 or (II) $5,000,000, when taken together with the aggregate amount by which Capital Expenditures for all other Identified CapEx Projects exceeds the aggregate amount budgeted for such Identified CapEx Projects in the applicable Identified CapEx Plans for the applicable period (such $5,000,000 aggregate excess threshold, the “Identified Excess Threshold”); provided, further, that, for purposes of this clause (x)(II), Buyer’s consent shall be required for each incremental $1,000,000 of aggregate Capital Expenditures in excess of the Identified Excess Threshold; or (y) any Agreed CapEx Project that are in excess of the aggregate of the amount budgeted for such Agreed CapEx Project in the Agreed CapEx Plan for the applicable period by (I) $2,000,000 or (II) $5,000,000, when taken together with the aggregate amount by which Capital Expenditures for all other Agreed CapEx Projects exceeds the aggregate amount budgeted for such Agreed CapEx Projects in the applicable Agreed CapEx Plans for the applicable period (such $5,000,000 aggregate excess threshold, the “Agreed Excess Threshold”); provided, further, that, for purposes of this clause (y)(II), Buyer’s consent shall be required for each incremental $1,000,000 of aggregate Capital Expenditures in excess of the Agreed Excess Threshold.

Section 6.2              Covenants Regarding Information.

(a)            From the date hereof until the Closing Date, upon reasonable notice, the Seller shall, and shall cause the Company Entities to, afford the Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books, records and senior-level employees and Representatives of the Company Entities for any reasonable purpose related to this Agreement and the transactions contemplated hereby; provided, however, that any such access shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of Company Entity personnel and in such a manner as not unreasonably to interfere with the normal operations of the Company Entities, and shall be subject to any limitations resulting from any Public Health Measures; provided, further, that with respect to any properties, plants, or other facilities of the Company Entities, any such access shall not include access for the purpose of conducting any intrusive environmental analysis, or other intrusive testing of any such properties, plants or other facilities (not including, for the avoidance of double, any visual, non-invasive environmental assessments), without the prior written consent of the Seller. The Seller shall, and shall cause the Company Entities to, furnish the Buyer and its Representatives with such financial, operating and other data and information as the Buyer may reasonably request; provided, however, that the Seller shall not be required to prepare, produce, compile or furnish any such data or information that is not readily available or that can be obtained without material interference to the business or operations of the Company Entities, unless such data, information or reporting is already being prepared, produced or compiled by the Seller, its Affiliates or any Company Entity in the ordinary course of business, in which case, any such data or information may be delivered in the form in which it is ordinarily prepared or maintained (as applicable). Notwithstanding anything to the contrary in this Agreement, none of the Company Entities shall be required to provide access to any information to the Buyer or its Representatives if the Seller reasonably determines, upon advice of outside counsel, that (i) such access would jeopardize any attorney-client or other legal privilege, (ii) such access would contravene any applicable Laws (including any Public Health Measures), fiduciary duty or binding agreement entered into prior to the date hereof, (iii) the information to be accessed is pertinent to any litigation in which the Seller or any of its Affiliates, on the one hand, and the Buyer or any of its Affiliates, on the other hand, are adverse parties, (iv) the information to be accessed should not be disclosed due to its competitively sensitive nature, or (v) the information to be accessed relates to any consolidated, combined or unitary Return filed by the Seller, any Company Entity, or any of their Affiliates or any of their respective predecessor entities; provided, however, that the Seller shall provide to Buyer a reasonable detailed description of the information not provided and the Seller shall cooperate in good faith to design and implement alternative disclosure arrangements to enable the Buyer and its Representatives to evaluate such information without forfeiture of privilege or violating any Laws, fiduciary duty or binding agreement.

(b)            In order to facilitate the resolution of any claims made against or incurred by the Seller (as it relates to the Company Entities), to which neither Buyer nor any of its Affiliates is a party, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Buyer’s document retention policy, the Buyer shall cause the Company Entities to (i) retain the books and records relating to the Company Entities relating to periods prior to the Closing and (ii) upon reasonable notice, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), to the extent reasonably required in connection with such claim, subject to any limitations resulting from any Public Health Measures, during normal business hours and in a manner that does not unreasonably interfere with the ongoing operations of the Company Entities, to such books and records; provided, however, that the Buyer shall notify the Seller in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Seller the opportunity to copy such books and records, at its sole expense, in accordance with this Section 6.2(b); provided, further, that such cooperation and access shall not (A) extend to any information subject to attorney-client, work product or other privilege or the sharing of which would contravene applicable Law or confidentiality restrictions (it being agreed, that in the event that any of the restrictions in this clause (A) apply, the Buyer shall provide Seller or its Affiliates with a reasonably detailed description of the information not provided and the Buyer shall cooperate in good faith to design and implement alternative disclosure arrangements to enable such Persons to evaluate any such information without resulting in any waiver of such privilege or violation of any confidentiality restriction) or (B) apply to any information required or to be utilized in connection with any claim among the parties hereto with respect to this Agreement; and provided, further, that this Section 6.2(b) shall cease to apply in the event that Buyer transfers all or substantially all of the assets or Equity Interests of the Company Entities to any third party, and the Buyer may transfer to such third party all or a portion of the books, records and documents related thereto, so long as the Buyer notifies the Seller in writing at least 30 days in advance of any such third party transfer prior to the seventh anniversary of the Closing Date and provides the Seller the opportunity to copy such books and records, at its sole expense, in accordance with this Section 6.2(b).

(c)            In order to facilitate the resolution of any claims made against or incurred by the Buyer or any of the Company Entities, to which neither Seller nor any of its Affiliates is a party, for a period of seven years after the Closing or, if shorter, the applicable period specified in the Seller’s document retention policy, the Seller shall (i) retain the books and records relating to the Company Entities relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer’s expense, photocopies), to the extent reasonably required in connection with such claim, subject to any limitations resulting from any Public Health Measures, during normal business hours and in a manner that does not unreasonably interfere with the ongoing operations of the Seller, to such books and records; provided, however, that the Seller shall notify the Buyer in writing at least 30 days in advance of destroying any such books and records prior to the seventh anniversary of the Closing Date in order to provide the Buyer the opportunity to copy such books and records in accordance with this Section 6.2(c); provided, further, that such cooperation and access shall not extend to information that the Company Entities are not required to provide access to pursuant to the last sentence of Section 6.2(a).

Section 6.3              Reserved.

Section 6.4              Notification of Certain Matters. Until the Closing, each party hereto shall promptly notify the other parties in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied.

Section 6.5              Intercompany & Shared Arrangements. All intercompany and intracompany accounts or contracts between a Company Entity, on the one hand, and the Seller and its Affiliates (other than the Company Entities), on the other hand, including those set forth on Schedule 6.5(a) of the Disclosure Schedules, to be cancelled without any consideration or further Liability to any party and without the need for any further documentation (other than the documentation contemplated pursuant to Section 2.2(b)(viii)) effective as of 12:01 a.m. Eastern Time on the Closing Date. Between the date hereof and the Closing Date, the parties hereto shall reasonably consult and cooperate, and use their respective commercially reasonable efforts to (i) identify Contracts or other arrangements that have historically been used in the operation of the Business as well as in the operation of the businesses of Seller’s Affiliates (other than the Company Entities) and (ii) to the extent reasonably requested by Buyer, reasonably promptly cooperate in replacing such Contracts or other arrangements, and the Contracts set forth on Schedule 6.5(b) of the Disclosure Schedules, at the Closing with Contracts or arrangements between one or more of the Company Entities and one or more third parties pursuant to which the Company Entities, collectively, receive substantially similar proportionate rights and assume substantially similar proportionate obligations received or borne by the Company Entities, collectively, as of the date hereof.

Section 6.6              No Hire; No Solicitation. If this Agreement is terminated prior to Closing, the Buyer and its Affiliates who have received Confidential Information shall not, for a period of 18 months thereafter, without the prior written consent of the Seller, directly or indirectly, hire or solicit (other than a solicitation or employing as a result thereof of any such person (a) resulting from generalized searches for employees by use of bona fide public advertising placed in a newspaper, trade journal, through a web site or via other media of general circulation; (b) resulting from recruitment efforts conducted by a professional executive search firm, in each of clauses (a) and (b), not specifically directed to or targeted at such persons, or (c) who contacts the Buyer on his or her own initiative without any solicitation by the Buyer) any person who was, is or will be a director, officer or management employee of any of the Company Entities, at any time during the period from the date six months prior to the date of this Agreement until the date of such termination, to terminate his or her employment with any of the Company Entities. From the Closing until the second anniversary of the Closing Date, the Buyer shall not, and shall cause its Subsidiaries and their respective Representatives acting on their behalf not to, directly or indirectly, hire or solicit (other than a solicitation or employing as a result thereof of any such person (a) resulting from generalized searches or solicitations for employees by use of bona fide public advertising placed in a newspaper, trade journal, through a web site or via other media of general circulation; (b) resulting from recruitment efforts conducted by a professional executive search firm, in each of clauses (a) and (b), not specifically directed to or targeted at such persons, or (c) who contacts the Buyer or a Company Entity on his or her own initiative without any solicitation by the Buyer) any person who is then an employee of the Seller or any of its Affiliates (other than, for the avoidance of doubt, any Business Employee) to terminate his or her employment with the Seller or its Affiliate. The Buyer agrees that any remedy at law for any breach by the Buyer of this Section 6.6 would be inadequate, and that the Seller would be entitled to injunctive relief in such a case. If it is ever held that this restriction on the Buyer is too onerous and is not necessary for the protection of the Seller, the Buyer agrees that any court of competent jurisdiction may impose such lesser restrictions which such court may consider to be necessary or appropriate properly to protect the Seller. From the Closing until the second anniversary of the Closing Date, the Seller shall not, and shall cause its Affiliates and their respective Representatives not to, solicit for employment or engagement or hire, employ or engage any senior employee, officer or director (“Key Restricted Executive”), or knowingly encourage, aid or induce any such Key Restricted Executive to leave his or her employment with the Company Entities; provided, that the foregoing shall not prohibit (i) the solicitation of any employees by placing public advertisements or conducting any other form of general solicitation that is not targeted toward any such Key Restricted Executive or (ii) the solicitation or hiring of any Key Restricted Executive if, at the time of such solicitation or hiring, such Key Restricted Executive has ceased to be an employee of the Company Entities for at least six months prior to the time of such solicitation or hiring (provided that there had not been any prohibited solicitation prior to such hiring), in each case, following the Closing Date.

Section 6.7              Confidentiality.

(a)            Each of the parties shall hold, and shall cause its Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other parties in connection with the transactions contemplated hereby pursuant to the terms of the confidentiality agreement dated May 21, 2021, between Kohlberg Kravis Roberts & Co. L.P. and Clearway Energy, Inc. (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing Date, at which time such Confidentiality Agreement and the obligations of the parties under this Section 6.7(a) shall terminate; provided, however, that after the Closing Date, the Confidentiality Agreement shall not terminate in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Seller and its Affiliates following the Closing (excluding, for the avoidance of doubt, the Company Entities) in connection with the transactions contemplated by this Agreement. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall nonetheless continue in full force and effect in accordance with its terms. Except in the ordinary course of business or unrelated to the transaction contemplated hereunder, the Buyer shall not be permitted to contact any vendors, customers or suppliers of any Company Entity, prior to the Closing regarding the Seller, the Company Entities, or this Agreement, without the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(b)            The Seller acknowledges that it is in possession of Confidential Information concerning the Company Entities and their respective businesses and operations. Except as permitted pursuant to Section 6.9, effective as of the Closing and for a period of three years thereafter, the Seller shall, and shall cause its Affiliates and their respective Representatives to, treat confidentially and not disclose or use all or any portion of such Confidential Information except in connection with this Agreement and the agreements and instruments contemplated hereby. If the Seller or any of its Affiliates or Representatives are requested or required to disclose (after the Seller has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Buyer about such Person’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Information pursuant to applicable Law or Order (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), the Seller shall, or shall direct such Affiliate or Representative to, provide the Buyer with prompt written notice of such request so that the Buyer may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, the Seller, or such Affiliate or Representative, may disclose only that portion of the Confidential Information which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction by a Governmental Authority with competent jurisdiction, and such Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Information so disclosed.

Section 6.8              Consents and Filings.

(a)            Each of the parties shall use all commercially reasonable efforts (except where a different efforts standard is specifically contemplated by this Agreement) to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper, or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements (including the Internal Reorganization) as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, registrations, approvals, permits and authorizations as are necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, and (ii) promptly (and in no event later than fifteen Business Days after the date hereof) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act, any “blue sky” laws, any other applicable Law, and as set forth on Schedule 4.3(b) of the Disclosure Schedules. The Buyer shall pay all filing fees and other charges for the filing under the HSR Act by all parties.

(b)            Notwithstanding the foregoing, nothing herein shall obligate Buyer or its Affiliates to (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture, or disposition of its assets, properties, or businesses or of the assets, properties or businesses to be acquired by it pursuant hereto or in order to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other Order or decision in any suit or other Action, (ii) pursue, commence or defend through any Action against any Governmental Authority or (iii) otherwise accept or agree to any requirements, restrictions or limitations on the conduct of the business of the Company Entities, Buyer or any of Buyer’s Affiliates.

(c)            Each of the parties shall promptly notify the other parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the regulatory consents, registrations, approvals, permits and authorizations that are the subject of this Section 6.8 and permit the other parties to review in advance any proposed communication by such party to any Governmental Authority in connection therewith, to the extent permitted by Law and subject to customary confidentiality protections. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any such matter unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority and applicable Law, gives the other parties the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreement and the terms hereof, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the matters set forth in this Section 6.8 and in seeking early termination of any applicable waiting periods including under the HSR Act. Subject to the Confidentiality Agreement, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the foregoing (other than with respect to HSR Act filings, for which usual and customary consultation and cooperation is required), in each case, to the extent permitted by Law and subject to customary confidentiality protections. Notwithstanding the foregoing, (x) the Buyer shall control the strategy for obtaining all consents, approvals, or waivers that may be sought from Governmental Authorities pursuant to this Section 6.8 (other than the State Public Utility Approvals), including by directing the timing, nature and substance of any filings, forms, statements, commitments, submissions and communications contemplated by or made in accordance with this Section 6.8, including the preparation thereof (as applicable) and (y) the Seller shall control the strategy for obtaining the required approvals for the California and Pennsylvania public utility approvals described on Schedule 4.3(b) (the “State Public Utility Approvals”), including by directing the timing, nature and substance of any filings, forms, statements, commitments, submissions and communications made in connection with the State Public Utility Approvals, including the preparation thereof (as applicable). The Seller shall provide to Buyer a reasonable amount of time to review and comment on advance drafts of any filings or other written third party communications pertaining to the State Public Utility Approvals, and shall consider in good faith and adopt any reasonable comments made by the Buyer with respect to such filings or communications prior to dissemination of such filings or communications to any Governmental Authority or other Person. No such filing or communication with respect to the State Public Utility Approvals shall be made without the prior consent and approval of Buyer (not to be unreasonably withheld, conditioned or delayed). The Seller shall not, and shall not permit any of the Company Entities or their respective Representatives to, (A) with respect to any State Public Utility Approvals, submit, file or otherwise communicate to any Governmental Authority or its Representatives any proposed disclosure, undertaking, action or similar communication that would be inconsistent with the Buyer’s obligations pursuant to this Section 6.8 or that, in order to obtain and/or implement any conditions precedent to any State Public Utility Approval, would otherwise require Buyer’s consent pursuant to this Section 6.8 or (B) (i) propose, negotiate, commit to or effect, by consent decree, hold separate orders, or otherwise, the sale, divesture or disposition of assets, properties or businesses of the Company Entities, Buyer or Buyer’s Affiliates, or in order to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other Order or decision in any suit or other Action, (ii) pursue, commence or defend through any Action against any Governmental Authority with respect to the assets and operations of the Company Entities, Buyer or Buyer’s Affiliates in connection with the transactions contemplated hereby, or (iii) otherwise accept or agree to any requirements, restrictions or limitations on the conduct of the business of the Company Entities, Buyer or any of Buyer’s Affiliates in connection with the transactions contemplated hereby, in each case, without the Buyer’s prior written consent.

(d)            Certain consents, notices and waivers with respect to the transactions contemplated by this Agreement and the Ancillary Agreements may be required from parties to Contracts to which a Company Entity is a party that have not been and may not be obtained. Notwithstanding the foregoing, the Seller shall, and shall cause each Company Entity to, use its commercially reasonable efforts to obtain all such consents or waivers and deliver any required notices prior to Closing; provided, that neither the Seller, the Company Entities nor any of their Representatives of Affiliates, shall in connection with the foregoing, without the Buyer’s prior written consent, (i) incur, pay or agree to material out-of-pocket expenses or amounts that will be the obligation of Buyer or the Company Entities or (ii) offer or grant any accommodation or concession to any Person (financial or otherwise, including by any modification or waiver if any Material Contract that would be binding on the Buyer or any Company Entity following the Closing); provided, further, that the Seller shall provide the Buyer with a copy of each notice or request for consent or waiver from any Person (other than a Governmental Authority, which shall be governed by Section 6.8(b) and Section 6.8(c)), promptly following or concurrently with sending such notice or consent or waiver to such Person.

(e)            With respect to the Clearway Community Energy Princeton facility located at Three Plainsboro Road, Plainsboro, New Jersey (the “Princeton Site”) and the transactions contemplated by this Agreement, prior to the Closing Date, the Seller shall, at its sole cost and expense: (i) be identified to the New Jersey Department of Environmental Protection as the person responsible for compliance with ISRA; (ii) submit a General Information Notice (as such term is defined under ISRA) to the New Jersey Department of Environmental Protection (“NJDEP”) and (iii)(A) achieve Compliance with ISRA, or (B) if the Seller cannot achieve Compliance with ISRA prior to the Closing Date, execute and submit to NJDEP a Remediation Certification (as such term is defined under ISRA) permitting the consummation of the transactions contemplated by this Agreement, including any remediation funding source (as such term is defined under ISRA) required in connection with such Remediation Certification; provided, that, the Buyer shall reimburse the Seller for the costs of such remediation funding source. If the Seller executes a Remediation Certification, from and after the Closing Date, the Seller shall, at its sole cost and expense, take all actions required under applicable Environmental Laws (including ISRA) to achieve Compliance with ISRA. Buyer shall cooperate and not unreasonably interfere with Seller’s actions to achieve Compliance with ISRA. Without in any way limiting the generality of the foregoing, in the event the Seller or the Seller’s LSRP performs or is required to perform any Remedial Actions at the Princeton Site following the Closing Date to achieve Compliance with ISRA, the Seller shall (w) provide the Buyer with reasonable advance notice of the initiation of such Remedial Actions, (x) provide the Buyer with a reasonable, advance opportunity to review, comment on (without any obligation of Seller to adopt any such comments, except to the extent such Remedial Actions unreasonably interfere with operations at the Princeton Site and there is a feasible and reasonable alternative to such Remedial Actions) and copy all documents related to such Remedial Actions, including regarding the scope of any such Remedial Actions, (y) select and implement Remedial Actions which shall not unreasonably interfere with operations at the Princeton Site, except as strictly necessary to achieve Compliance with ISRA without incurring unreasonable cost and (z) upon the completion of the Remedial Action, restore the Princeton Site to substantially the same condition it was in prior to the performance of the Remedial Action (but only to the extent changes in condition resulted from the Remedial Action). For avoidance of doubt, the Seller shall remain responsible for its compliance with ISRA until any audit deficiencies are corrected to the satisfaction of NJDEP during the three (3)-year period such Response Action Outcome remains subject to audit pursuant to ISRA.

Section 6.9              Public Announcements. On and after the date hereof, each of the parties shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties shall issue any press release or make any public statement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or any securities exchange regulation or the rules, regulations or Orders of any Governmental Authority, to enforce the terms of this Agreement or for compliance with financial obligations; provided, that, to the extent permitted by Law, the applicable party shall use commercially reasonable efforts to consult with the other parties hereto prior to making such disclosure required by Law or Order, or pursuant to any listing agreement with or rules of any applicable securities exchange. Notwithstanding anything to the contrary in this Agreement, (A) each party hereto may disclose this Agreement, the Ancillary Agreements or any of their respective terms to its Affiliates and it’s or its Affiliates’ respective equityholders, accountants, auditors, advisors and other Representatives, or their respective current, future or potential investors or otherwise in connection with their customary fund raising, marketing, informational or reporting activities, in each case consistent with customary practice in the private equity industry, (B) Buyer and its Affiliates may make any customary communications in connection with the arrangement of the Debt Financing, and (C) each of the parties may disclose this Agreement, the Ancillary Agreement or any of their respective terms as necessary to comply with any routine supervisory audit or regulatory examination to which such party is subject in the course of its business (so long as such audit or examination is not targeted at the this Agreement or the matters contemplated herein).

Section 6.10            Release of Guarantees. Prior to the Closing, the parties hereto agree to cooperate and use their commercially reasonable efforts to obtain the release of the Seller or its Affiliates that are a party to each of the guarantees, performance bonds, bid bonds and other similar agreements listed on Schedule 6.10 of the Disclosure Schedules (the “Guarantees”), in each case, effective at and from the Closing and otherwise in form and substance reasonably satisfactory to the Seller; provided, that such replacement support shall be on terms and conditions no more onerous, including amount, than those contained in the applicable Guarantee being released. Prior to the Closing, the Seller shall not, and shall cause the Company Entities not to, terminate, amend, cause to lapse or otherwise cancel or reduce any Guarantee without the Buyer’s prior written consent. In the event any of the Guarantees are not released at the Closing, until such Guarantee is released or has terminated or expired in accordance with its terms: (a) the Buyer will provide the Seller at the Closing with a guarantee that guarantees, indemnifies and holds the Seller and its Affiliates (other than the Company Entities) that are a party to each such Guarantee harmless for any and all payments required to be made under, and costs and expenses incurred in connection with, such Guarantee by the Seller or its Affiliates (other than the Company Entities) that are a party to such Guarantee, (b) the parties will continue to use their respective commercially reasonable efforts to obtain the release of the Seller or its Affiliates (other than the Company Entities), as applicable, from the Guarantees that are not released at the Closing, in each case, in form and substance reasonably satisfactory to the Seller, (c) the Seller shall not, and shall not permit its Affiliates to effect any amendment or other changes with respect to any such Guarantee without the consent of the Buyer and (d) the parties will reasonably promptly notify the other parties in writing of any material development or change with respect to any such Guarantee.

Section 6.11            Directors’ and Officers’ Indemnification.

(a)            The Buyer agrees that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of any of the Company Entities, as provided in such Company Entity’s limited liability company agreement, certificate of incorporation, bylaws or other similar governing documents shall survive the Closing and shall continue in full force and effect for a period of not less than six years and that the Company Entities will perform and discharge the obligations to provide such indemnity and exculpation after the Closing, subject to the last sentence of this Section 6.11(a); provided, however, that all such rights to indemnification and exculpation in respect of any Action arising out of or relating to matters existing or occurring at or prior to the Closing Date and asserted or made within such six-year period shall continue until the final disposition of such Action. From and after the Closing, the Buyer shall not, and shall cause each of the Company Entities and its Affiliates not to, amend, repeal or otherwise modify the indemnification provisions of any Company Entity’s limited liability company agreement, certificate of incorporation, bylaws or other similar governing documents as in effect at the Closing, in any manner that would adversely affect the rights thereunder of individuals who at the Closing were directors, officers, employees, or agents of the Company Entities in their capacities as such with respect to acts or omissions occurring at or prior to the Closing Date, unless and only to the extent required by applicable Law. Notwithstanding the foregoing, the Seller shall be solely responsible for, and shall indemnify the Persons contemplated by the foregoing of this Section 6.11(a) for, any Liabilities relating to, arising out of or resulting from any derivative or putative Actions brought by any stockholder or any investigation or other Action initiated by a Governmental Authority that relates to Clearway, even if any Company Entity is brought in as a defendant in any such Action that relates to Clearway, even if any Company Entity is brought in as a defendant in any such Action or if indemnification is sought from a Company Entity, and Seller shall promptly reimburse Buyer for any indemnification paid by Buyer or its Affiliates (including the Company Entities) following the Closing to the Persons contemplated by the foregoing of this Section 6.11(a).

(b)            For a period of six years from the Closing Date, the Seller shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained with respect to the Company Entities or cause to be provided substitute policies, in either case of at least the same coverage and amounts containing terms and conditions that are at least as favorable as the policy currently in effect with respect to actions and omissions occurring prior to the Closing Date.

(c)            The Buyer covenants, for itself and its Affiliates, successors, and assigns, that it and they shall not institute any Action in any court or before any administrative agency or before any other tribunal against any of the current managers, officers, or directors of the Company Entities, in their capacity as such, with respect to any liabilities, actions or causes of action, judgments, claims or demands of any nature or description (consequential, compensatory, punitive, or otherwise), in each such case to the extent resulting from their approval of this Agreement or the transactions contemplated hereby, other than in the case of Fraud.

(d)            In the event Buyer, the Company, Seller or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, Buyer or Seller (as applicable) shall make proper provision so that the successors and assigns of Buyer or the Company or Seller, as the case may be, shall assume the obligations set forth in this Section 6.11.

(e)            The provisions of this Section 6.11 shall survive the consummation of the Closing and continue for the periods specified herein. This Section 6.11 is intended to benefit the directors, officers, employees and agents of the Company Entities (and their respective heirs, successors and assigns) referenced in this Section 6.11 or indemnified hereunder, each of whom may enforce the provisions of this Section 6.11 (whether or not parties to this Agreement). Each of the Persons referenced in the immediately preceding sentence are intended to be third-party beneficiaries of this Section 6.11.

Section 6.12            Use of Names. The Seller is not conveying ownership rights or granting the Buyer, any Affiliate of the Buyer or any of the Company Entities a license to use any of the trade names, trademarks, service marks, logos, or domain names of the Seller or any Affiliate of the Seller (including the name “Clearway” or any trade name, trademark, service mark, logo, or domain name incorporating the name “Clearway”) (collectively, “Seller Names”) and, after the Closing, the Buyer shall not permit the Company or any Affiliate of the Company to use in any manner the names or marks of the Seller or any Affiliate of the Seller or any word that is similar in sound or appearance to such names or marks. Notwithstanding the foregoing, the Seller hereby consents to the use of the name “Clearway” or any trade name, trademark, service mark, logo, or domain name incorporating the name “Clearway” by the Company Entities in connection with (a) copies of the Company Entities’ existing marketing and promotional materials (including websites and domain names), letterhead, business cards and similar materials and (b) email addresses and email forwarding services; provided, that the Company Entities shall be permitted to use such marks only during the first six months following the Closing. As promptly as practicable, and in any event no later than six months after the Closing, the Buyer shall take all necessary corporate action to cause the corporate name of each Company Entity the name of which includes the word “Clearway” to be changed to a name that does not include the word “Clearway.” In the event the Buyer or any Affiliate of the Buyer violates any of its obligations under this Section 6.12, the Seller may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. The Buyer acknowledges that a violation of this Section 6.12 may cause the Seller and its Affiliates irreparable harm that may not be adequately compensated for by money damages. The Buyer therefore agrees that in the event of any actual or threatened violation of this Section 6.12 the Seller shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the Buyer or such Affiliate of the Buyer to prevent any violations of this Section 6.12. Notwithstanding anything to the contrary herein, nothing in this Agreement shall prohibit Buyer, any of the Company Entities or any of their Affiliates from making reference to the Seller Names (a) as permitted by applicable Law, including (x) as reasonably necessary to factually describe the historical relationship between Seller and Buyer or the Company Entities, or (y) in a non-trademark or a descriptive manner, including for any archival references and to inform its customers and the public of its transition away from the Seller Names, or (b) on non-public facing materials, until such materials are phased out of use or exhausted in the ordinary course of business.

Section 6.13            Financing.

(a)            The Buyer shall use its commercially reasonable efforts to obtain the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including, if applicable, the flex provisions) on or prior to the Closing, including: (i) complying with its obligations under the Debt Commitment Letter in the form provided to the Seller on or prior to the date hereof; (ii) entering into definitive agreements with respect to the Debt Financing on a timely basis on the terms and conditions (including agreeing to any requested changes to the commitments thereunder by the committed lenders in accordance with the related flex provisions) contained in the Debt Commitment Letter (as in effect on the date hereof) or on terms reasonably acceptable to the Buyer that would not (A) reduce the aggregate amount of the committed financing (including by changing the amount of fees to be paid or original issue discount) below the amount sufficient to consummate the transactions, or (B) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or (C) except as contemplated by the Debt Commitment Letter or the related fee letters, including in connection with the exercise of any applicable “flex” provisions under the Debt Commitment Letter or the related fee letters, amend other terms in the case of this clause (C) in a manner that would otherwise adversely impact the ability of the Buyer to timely consummate the transactions contemplated hereby or the likelihood of consummation of the transactions contemplated hereby; provided, that, for the avoidance of doubt, the Buyer may amend the Debt Commitment Letter to add lenders, lead arrangers, book-runners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement, if the addition of such parties, individually or in the aggregate, would not reasonably be expected to prevent, impede or delay the availability of the Debt Financing or the consummation of the transactions contemplated hereby; (iii) satisfying (or obtaining a waiver of) on a timely basis all covenants and conditions in the Debt Commitment Letter that are, in each case, in the Buyer’s or its Affiliates’ control, including the funding of the Equity Financing and the payment of any fees or expenses required as a condition to Debt Financing; (iv) maintaining in full force and effect the Debt Commitment Letter until the earlier of the consummation of the Closing and the expiration of the commitment period in the Debt Commitment Letter; (v) subject to the satisfaction or waiver of the conditions set forth in this Agreement (excluding conditions that by their terms cannot be satisfied until Closing, but subject to the satisfaction or waiver of such conditions) consummating the Debt Financing contemplated by the Debt Commitment Letter at the Closing, in an amount sufficient, when combined with the Equity Financing (including any increase thereto), to satisfy the Buyer’s obligations contemplated by this Agreement, including the payment of the Purchase Price and payment of all fees and expenses of the Buyer due and payable at or in connection with the Closing; and (vi) enforcing all of its rights under the Debt Commitment Letter (and any definitive agreements related thereto). The Buyer shall obtain the Equity Financing contemplated by the Equity Commitment Letter upon satisfaction or waiver of the conditions to the Closing set forth in Section 8.1 and Section 8.3. The Buyer shall not, and shall not permit any of its Affiliates to, without the prior written consent of the Seller, take or fail to take any action or enter into any transaction that could reasonably be expected to materially impair, delay or prevent consummation of the Debt Financing contemplated by the Debt Commitment Letter or the Equity Financing contemplated by the Equity Commitment Letter. If all or a portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, the Buyer promptly (and in any event within two Business Days) shall notify Seller of such unavailability and the reasons therefor and shall thereafter use its commercially reasonable efforts to seek and to arrange to obtain alternative financing (“Alternative Financing”), including from alternative sources on terms and conditions that (x) are not materially less favorable in the aggregate to the Buyer (as reasonably determined in good faith by the Buyer) than the financing contemplated by the Debt Commitment Letter and (y) would be permitted if effected pursuant to an amendment to the Debt Commitment Letter in accordance with the below provisions of this Section 6.13(a), as promptly as reasonably practicable following the occurrence of such event, it being understood that nothing in this Section 6.13(a) shall be deemed to require the Buyer to, in connection with any Alternative Financing, pay any fees substantially higher, in the aggregate, than those contemplated by the Debt Commitment Letter or agree to any “flex” provisions materially less favorable, in the aggregate, to the Buyer than any such corresponding “flex” provisions contained in or contemplated by the Debt Commitment Letter. For the purposes of this Agreement, all references to the “Financing” shall be deemed to include such Alternative Financing, all references to the Debt Commitment Letter shall include the applicable documents for the Alternative Financing. The Buyer shall keep the Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange and consummate the Financing and shall give the Seller prompt written notice (x) of any threatened or actual breach or default by any party to the Debt Commitment Letter which could reasonably be expected to affect the conditionality, timing, availability or quantum of the Debt Financing or any threatened or actual termination of the Debt Commitment Letter, (y) of receipt by the Buyer of any written notice or other written communication from any Debt Financing Source of any material dispute or disagreement between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing with respect to the obligation to fund the Debt Financing or the amount of Debt Financing to be funded at the Closing and (z) if at any time for any reason the Buyer believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the Debt Commitment Letter or the definitive agreements related to the Debt Financing. Without the prior written consent of the Seller, the Buyer shall not, and shall not permit any other Person to, amend, modify, supplement, waive, restate or replace the Debt Commitment Letter; provided, that the Buyer may amend, amend and restate, replace, supplement, or otherwise modify or waive any of its rights under, the Debt Commitment Letter, so long as any such amendment, replacement, supplement, or other modification to or waiver of any provisions of such Debt Commitment Letter shall not (i) expand upon the conditions precedent to the funding on the Closing Date of the Debt Financing as set forth in the Debt Commitment Letter or otherwise modify the Debt Commitment Letter in a manner that would, or would reasonably be likely to, prevent, impede, or delay the Closing, including in respect of the availability of the Debt Financing, or by releasing or consenting to the termination of Debt Commitment Letter prior to the Closing, (ii) reduce the amount of the Debt Financing or reduce the Debt Financing Sources’ commitments under the Debt Commitment Letter (other than as a result of an assignment of a Debt Financing Source’s commitment to another Debt Financing Source) unless such reduced amount, when combined with the Equity Financing (including any increase thereto) is sufficient to satisfy the Buyer’s obligations contemplated by this Agreement, including the payment of the Purchase Price and payment of all fees and expenses of the Buyer due and payable at or in connection with the Closing, or (iii) materially and adversely affect the ability of the Buyer to enforce its rights against the Debt Financing Sources or under the Debt Commitment Letter. The Buyer shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, the Equity Commitment Letter without the prior written consent of the Seller. The Buyer acknowledges and agrees that its obligations to consummate the transactions contemplated by this Agreement are not conditioned or in any way contingent upon, or otherwise subject to, receipt of the Financing or the availability, grant, provision or extension of any Financing to the Buyer or any of its Affiliates.

(b)            Prior to the earlier of the Closing or termination of this Agreement, the Seller shall use its commercially reasonable efforts to provide such cooperation, and shall cause the Company Entities to use commercially reasonable efforts to provide such cooperation, to the Buyer, at the Buyer’s sole expense, in connection with the arrangement of the Debt Financing (or any permanent financing consummated in lieu of any or all of the Debt Financing) as may be customary and reasonably requested by the Buyer including by: (i) participating, in each case at mutually agreeable times and places (which participation may be virtual at the Seller’s option) with reasonable advance notice, in a reasonable number of meetings (including lender meetings), presentations, road shows, due diligence sessions and sessions with rating agencies, in each case as customary and reasonably required in connection with the Debt Financing; (ii) reasonably assisting the Buyer in the preparation of customary materials for rating agency presentations, bank information memoranda and similar documents reasonably required in connection with the Debt Financing (or any permanent financing consummated in lieu of any or all of the Debt Financing); (iii) furnishing the Buyer and its financing sources with all customary available financial and other pertinent information regarding the Company Entities, consistent with the Seller’s usual financial practices in respect of the Company Entities, as the Buyer shall reasonably request in order to consummate the Debt Financing (including for the avoidance of doubt the financial information required to be delivered under Paragraph 4 of Exhibit C of the Debt Commitment Letter); (iv) at least ten Business Days prior to the Closing, providing all documentation and other information about the Company Entities that is reasonably requested by any of the Debt Financing Sources and is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act, to the extent requested by the Buyer in writing at least 15 Business Days prior to the Closing; (v) taking all customary organizational action, subject to the occurrence of the Closing, reasonably requested by the Buyer to authorize and permit the consummation of the Debt Financing and the direct borrowing or incurrence of all of the proceeds of the Debt Financing upon or immediately following the Closing, including but not limited to obtaining such customary consents, approvals, authorizations and instruments which may be reasonably requested by the Buyer; (vi) providing reasonable and customary assistance to the Buyer in the preparation and delivery of any definitive financing documents (including pledge and security documents and certificates and other ancillary documentation) including, in each case, any schedules thereto; and (vii) obtaining lien terminations (except for Permitted Encumbrances) and facilitating the pledge of, and granting of security interests in, the stock and assets of the Company Entities; provided, that the Seller shall not be required to provide, or cause any Company Entity to provide, cooperation under this Section 6.13(b) that: (A) allows any investor, arranger or syndicate lender access to the personnel or facilities of the Company Entities that is greater in scope or frequency than the access afforded to the Buyer under this Agreement; (B) would require any disclosure, which disclosure would be a material breach of this Agreement; or (C) would cause the breach of any Material Contract to which any Company Entity is a party. For the avoidance of doubt, no Company Entity or its Affiliates shall be required to provide, and the Buyer shall be solely responsible for the preparation of: (1) pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information or any financial statements or financial information relating to the proposed aggregate amount of debt and equity financing, together with assumed interest rates, dividends (if any) and fees and expenses relating to the incurrence of such debt or equity financing; (2) any description of all or any component of the Debt Financing, including any such description to be included in any liquidity or capital resources disclosure or any “description of notes”; (3) projections, risk factors or other forward-looking statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of the Regulation S-X; or (4) Compensation Disclosure and Analysis required by Item 402(b) of Regulation S-K. Except to the extent set forth in this Section 6.13(b), the board, managing member or other similar governing Person(s) of the Company and the directors, managers and general partners of the Company Subsidiaries shall not be required to adopt resolutions approving the Debt Financing or the agreements, documents and instruments pursuant to which the Debt Financing is obtained. None of the Seller, the Company or any Company Subsidiary shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with the Debt Financing, and in the event any such Person does agree to execute any such document, the Buyer agrees that the execution of any documents in connection with the Debt Financing shall be subject to the consummation of the transactions contemplated hereby at the Closing and such documents will not take effect until the Closing occurs and will not encumber the assets of the Company prior to the Closing. The Seller hereby consents to the use of the Company’s and the Company Subsidiaries’ logos in connection with the Debt Financing (or any permanent financing consummated in lieu of any or all of the Debt Financing); provided, however, that such logos are used solely in connection with the Debt Financing (or any permanent financing consummated in lieu of any or all of the Debt Financing) and in a manner that is not intended, nor reasonably likely, to harm or disparage the Seller or its Subsidiaries or the reputation or goodwill of the Seller and its Subsidiaries and their marks.

(c)            In no event shall the Seller or any Company Entity be required to: (i) (x) pay any commitment or similar fee in connection with the Debt Financing or (y) incur any liability (including due to any act or omission by the Seller or any Company Entity or any of their respective Representatives) or expense in connection with assisting the Buyer in arranging the Debt Financing or as a result of any information provided by the Seller, any Company Entity or any of their respective Affiliates or their respective Representatives in connection therewith, which, in each case described in this subclause (y), is not reimbursed or indemnified by the Buyer pursuant to this Section 6.13(c); (ii) take any action that would result in violation of applicable Law; (iii) except for the obligations set forth under this Agreement, have any Liability under any definitive financing document or any related document or other agreement or document related to the Debt Financing other than Liabilities of any Company Entity which are not effective prior to the Closing; or (iv) disclose or provide any information the disclosure of which in the reasonable judgment of the Company Entities, is restricted by applicable Law, or is subject to attorney-client privilege. The Buyer shall: (A) promptly upon request by the Seller reimburse the Seller for all out-of-pocket costs incurred by the Seller and the Company Entities in connection with the cooperation contemplated by Section 6.13(b); and (B) indemnify and hold harmless the Seller, the Company Entities and their respective Affiliates and their respective Representatives from and against any and all Losses suffered or incurred by them in connection with the arrangement of the Debt Financing or providing any of the information utilized in connection therewith, except, in each case, insofar as such Losses (i) arose out of or resulted from the common law fraud, willful misconduct or gross negligence of the Seller or any Company Entity or any of their representatives, (ii) directly resulted from the breach of any of the obligations of the Seller or any Company Entity or any of their Representatives under this Agreement or (iii) that were agreed to by the Seller in a settlement without the written consent of the Buyer.

Section 6.14            R&W Insurance Policy.

(a)            Promptly following the execution of this Agreement, the Buyer shall take all action reasonably necessary to bind the R&W Insurance Policy. The Buyer shall cause the R&W Insurance Policy to be issued as promptly as practicable following the Closing, which policy shall, for the avoidance of doubt, include terms to the effect that the R&W Insurer waives its rights to bring any claim against the Seller or any other or any of its Affiliates and its or their respective officers, directors, employees or agents in connection with this Agreement and the transactions contemplated hereby by way of subrogation, claim for contribution or otherwise, other than claims by way of subrogation against the Seller or any of its Affiliates to the extent that the relevant Losses arose out of Fraud by the Seller or any of its Affiliates or its or their respective officers, directors, employees or agents.

(b)           After the Closing, the Buyer agrees that it will:

(i)              comply with the terms of any post-Closing deliverables set out in the R&W Insurance Policy;

(ii)             not agree to any amendment, variation or waiver of the subrogation provisions in the R&W Insurance Policy to the extent adverse to the Seller (or do anything which has a similar effect) without the Seller’s prior written consent; and

(iii)            ensure that the terms of the R&W Insurance Policy provide that no insurer or Person claiming through an insurer in relation to the R&W Insurance Policy brings any claim against the Seller or any of its Affiliates and its or their respective officers, directors, employees or agents in connection with this Agreement and the transactions contemplated hereby by way of subrogation (other than with respect to Fraud by the Seller), claim for contribution or otherwise.

Section 6.15            Employee Matters.

(a)            Immediately prior to the Closing Date, Seller or its Affiliate, as applicable, shall transfer the employment of each active Union Business Employee to a Company Entity. At least 10 Business Days prior to the Closing Date, the Buyer shall, or shall cause any applicable Affiliates or designated third-party operators to, make offers of employment to each Non-Union Business Employee who is not on disability or workers’ compensation leave of the Closing Date, which offers shall comply with the requirements set forth in this Section 6.15 and will be effective as of, and contingent upon, the Closing. Each such offer of employment shall be for a position having a comparable title and comparable duties as provided to the applicable offered Non-Union Business Employee as of immediately prior to Closing. With respect to any Business Employee who is on an approved disability or workers’ compensation leave as of the Closing Date (an “Inactive Employee”) and who returns to active employment within six (6) months following the Closing Date, the Buyer (or its applicable Affiliate or designated third-party operator) shall make an offer of employment consistent with the terms of this Section 6.15 upon such Business Employee’s return to active employment. The Union Business Employees who are employed by a Company Entity as of the Closing and the Non-Union Business Employees who accept the terms and conditions of such offers and who actually become employed by the Buyer, any of its Affiliates or any designated third-party operators are hereinafter referred to as the “Continuing Employees.” Effective as of the Closing Date (or with respect to Inactive Employees the date on which such individual becomes a Continuing Employee), the employment of the Continuing Employees with Seller or its Affiliates shall terminate. The Seller and its Affiliates shall release each Continuing Employee from any non-competition, non-solicitation, non-disclosure, non-interference, non-disparagement, or other restrictive covenant agreement or obligation (each, a “Restrictive Covenant Obligation”), solely as it applies to the Buyer and solely with respect to matters relating to the Company Entities or the sale of the Company Entities, that may interfere with such Continuing Employee’s prospective or actual employment with the Buyer, its Affiliates or a designated third-party operator. Further, the Seller and its Affiliates shall provide reasonable assistance and cooperation, and use commercially reasonably efforts upon Buyer’s reasonable request (at Buyer’s sole cost and expense) to take action necessary to enforce any Restrictive Covenant Obligations related to the Business entered into between the Seller or its Affiliates and any Continuing Employee on behalf of Buyer (including, for the avoidance of doubt, seeking remedies on behalf of Buyer thereunder related to any breach before, on or after the Closing), including making relevant personnel reasonably available to cooperate with any litigation related to any enforcement action. For the avoidance of doubt, any money damages recovered shall be remitted to Buyer. From and after the Closing, the Seller and its Affiliates shall promptly notify the Buyer in the event that it becomes aware of any breach of any Restrictive Covenant Obligations related to or otherwise affecting the Business by any Person, who at any time provided services to Company Entities with respect to the Business, whether or not such Person is a Continuing Employee. In the event of a breach by any such Persons (whether identified by the Buyer or the Seller), the Seller and its Affiliates shall (i) provide reasonable assistance and cooperation, and use commercially reasonable efforts, upon Buyer’s reasonable request (at Buyer’s sole cost and expense) in connection with the enforcement of such Restrictive Covenant Obligations of any current or former employees of Seller or its Affiliates as such obligations relate to the Business and (ii) make relevant personnel reasonably available to cooperate with any litigation related to any enforcement action.

(b)            Between the date hereof and the Closing Date, Seller and its Affiliates shall use commercially reasonable efforts to cause the applicable labor unions to execute an agreement that confirms the transfer of employment of each active Union Business Employee to a Company Entity and that the applicable Collective Bargaining Agreements are with, or will continue with, the Company Entities. Provided that the Seller and its Affiliates comply with the foregoing, effective as of the Closing Date, the Company Entities shall assume the Collective Bargaining Agreements and shall be solely responsible for all obligations thereunder on or after the Closing Date, including if and as applicable, pursuant to Section 6.17(b).

(c)            Prior to the Closing, Buyer shall use commercially reasonable efforts to establish employee benefit plans of its own to provide coverage for the Continuing Employees as of the Closing Date. Notwithstanding the foregoing, if Buyer is unable to establish such plans with coverage effective as of the Closing Date despite such commercially reasonable efforts, Seller and Buyer shall reasonably cooperate to put in place an employee leasing arrangement that provides, at Buyer’s cost, for (i) Seller’s employment of the Continuing Employees for an agreed period (not to exceed the eight (8) month anniversary of the Effective Date), and (ii) such Continuing Employees’ continued participation from and after the Closing Date (until no later than eight (8) months after the Effective Date) in the Company Employee Plans which provide for health or welfare benefits.

(d)            With respect to all Continuing Employees, the Buyer shall be solely responsible for all pay and benefits and other costs, expenses, liabilities, claims, wages, accrued vacation, sick or paid time off, severance, separation, Taxes, unemployment, and all other Liabilities of any nature whatsoever first incurred after the Closing Date (or such later date specified in the Ancillary Agreements, or the date such Continuing Employee begins his or her employment with the Buyer or its Affiliates, if later) with respect to the Continuing Employees. The Seller shall remain liable for all pay and benefits and other costs, expenses, liabilities, claims, wages, Taxes and all other Liabilities of any nature whatsoever (including any liabilities under any Company Employee Plan) incurred on or prior to the Closing Date (or such later date specified in the Ancillary Agreements or the date such Business Employee becomes a Continuing Employee, if later) with respect to the Business Employees.

(e)            The Buyer shall ensure that each Continuing Employee (other than Continuing Employees covered by a Collective Bargaining Agreement, with respect to whom the applicable Collective Bargaining Agreement shall control) shall (i) be paid, for at least twelve (12) months following the Closing Date (or until the termination of the applicable Continuing Employee, if earlier) (the “Continuation Period”), an annual rate of salary or an hourly wage that is not less than what is being paid to such Continuing Employee immediately prior to the Closing, (ii) (A) as of the Closing (or the date such Continuing Employee begins his or her employment with the Buyer or its Affiliates, if later) and for the Continuation Period, be provided with employee benefits (other than equity or equity-based, nonqualified deferred compensation, defined benefit pension, or retiree health or welfare benefits) that are substantially comparable, in the aggregate, to those employee benefits (subject to the same exclusions as above) to those provided to the Continuing Employees immediately prior to the Closing and (B) if applicable, receive a cash bonus opportunity for the Continuation Period that is not less than what such Continuing Employee is eligible for immediately prior to the Closing, and (iii) be credited by the Buyer, its Affiliates or designated third-party operator for all accrued but unused vacation as of the Closing to the extent such accrued but unused vacation is reflected in Net Working Capital; provided, that Seller or its Affiliates shall take any actions necessary to acquire consent from the applicable Continuing Employees for the continuation of such accrued but unused vacation where required by applicable Law; provided, further, that the use of such vacation will be governed by the Buyer’s, its applicable Affiliate’s, or designated third-party operator’s applicable vacation policy as long as no such accrued but unused vacation assumed hereunder is subject to forfeiture under such policy.

(f)             Following the Closing Date, the Buyer agrees that for each Continuing Employee: (i) Buyer’s, its Affiliates’ and their designated third-party operator’s Employee Plans in which Continuing Employees are eligible to participate following the Closing, which are analogous to the Company Employee Plans, shall recognize all previous service recognized by such Company Employee Plans in which such Continuing Employee participated immediately prior to the Closing for the purpose of determining eligibility, vesting of 401(k) contributions, and level of paid time off and severance benefits (except where doing so would result in a duplication of benefits or compensation and excluding any defined benefits plans or arrangements); and (ii) Buyer will use commercially reasonable efforts, to, for the plan year in which the Closing occurs, to: (A)  cause its, or its Affiliate’s or designated third-party operator’s, group health plan to recognize all documented and verifiable deductibles and coinsurance payments accrued by the Continuing Employees prior to the Closing Date (for the plan year in which Closing occurs) or, in the alternative, at the Buyer’s discretion, to provide the Continuing Employees with a cash payment in lieu of such recognition of deductible and coinsurance payments; and (B) waive any preexisting condition limitations, actively at work exclusions and waiting periods for the Continuing Employees under the Buyer’s (or its Affiliate’s or third-party operator’s) group health plan, to the extent such limitations, exclusions and waiting periods would not apply to such Continuing Employee under the corresponding Company Employee Plan in which such Continuing Employee participated immediately prior to Closing.

(g)            As of the Closing Date, the Seller shall take all action necessary to fully vest the account balance(s) of each Continuing Employee under any Company Employee Plan that is intended to be qualified under Section 401(a) of the Code and provide that such plan permits distributions of promissory notes associated with participant loans (or otherwise use commercially reasonable efforts to prevent loan defaults by the Continuing Employees as a result of the transactions contemplated by this Agreement), and shall make to such plan all employer contributions that would have been made but for the occurrence of the transactions contemplated by this Agreement (and regardless of any service or end of year employment requirements), prorated for the portion of the plan year ending on the Closing Date. Following the Closing Date, to the extent any Company Employee Plan is qualified under Section 401(a) of the Code, Buyer shall take the necessary action to cause Buyer’s, its Affiliate’s or designated third-party operator’s defined contribution plan or plans to accept the rollovers of any “eligible rollover distributions” (as defined in the Code) from such Company Employee Plan, including outstanding plan loan promissory notes of Continuing Employees from any Company Employee Plan, which is a qualified defined contribution plan, in which Continuing Employees are participating immediately prior to Closing Date.

(h)            As of the Closing Date (or such later date contemplated by the Ancillary Agreements), the Buyer shall have in place for Continuing Employees a health care and dependent care flexible spending account plan (the “Buyer FSA Plan”) to provide benefits to Continuing Employees who participate in the Seller’s health care and/or dependent care flexible spending account plan as of immediately prior to the Closing (the “Seller FSA Plan”). For the remainder of the plan year in which the Closing Date occurs, and provided that the Seller provides to the Buyer a copy of the Seller FSA Plan documents and participant election information reasonably necessary to effectuate the foregoing, each Continuing Employee shall continue to have payroll deductions made at the annual rate as most recently elected by him or her under the Seller FSA Plan. On and after the Closing Date (or such later date contemplated by the Ancillary Agreements), the Buyer shall assume and be solely responsible for all claims for reimbursement by Continuing Employees, whether incurred prior to, on or after the Closing Date (or such later date contemplated by the Ancillary Agreements), that have not been paid in full as of such date under the Seller FSA Plan, which claims shall be paid pursuant to and under the terms of the Buyer FSA Plan. This Section 6.15(h) shall be interpreted and administered in a manner consistent with Rev. Rul. 2002-32. If the aggregate amounts withheld from Continuing Employees under the Seller FSA Plan for the year in which the Closing Date occurs (x) exceed the aggregate amount of reimbursements paid to Continuing Employees prior to Closing (or such later date contemplated by the Ancillary Agreements) under the Seller FSA Plan for such year, the Seller shall transfer to the Buyer a cash payment equal to such excess, or (y) are less than the aggregate amount of reimbursements paid to Continuing Employees prior to the Closing (or such later date contemplated by the Ancillary Agreements) under the Seller FSA Plan for such year, the Buyer shall transfer to the Seller a cash payment equal to such shortfall, in each case, within 30 days following the Closing Date (or such later date contemplated by the Ancillary Agreements).

(i)            With respect to equity incentive awards of Clearway Energy, Inc. held by Continuing Employees as of immediately prior to the Closing (“Equity Awards”), the Buyer shall grant cash-based and/or equity-based incentive awards, as determined by the Buyer in consultation with the Seller, with a value equal to the forfeited Equity Awards (valued immediately prior to the Closing based on the average closing price of the applicable Clearway Energy, Inc. common stock over the period of ten (10) Business Days prior to Closing, and assuming the target level of performance achievement for awards with performance vesting conditions and, for the avoidance of doubt, excluding any portion of the Equity Awards that are eligible to vest on a prorated basis) with time vesting and related terms identical to those of the Equity Awards.

(j)            With respect to any “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder (the “WARN Act”) or similar applicable Law affecting any of the Business Employees or other individuals performing work or services related to or for the Company Entities, the Seller shall, or shall cause its Affiliates or third party operators, as applicable, to: (i) perform and discharge the obligation, if any, to serve in a timely manner and fashion all notices required by the WARN Act or similar applicable Law to Business Employees (“WARN Notices”) or other individuals performing work or services related to or for the Company Entities who may be legally classified as employees of the Seller or any Affiliate of the Seller or third party operator, as applicable, and (ii) cooperate with the Buyer in providing any WARN Notices following the date hereof to the extent reasonably requested by the Buyer.

(k)            Nothing in this Agreement is intended to, or shall, (i) establish, amend or modify any employee benefit plan (including any Employee Plan) or other benefit or compensation plan, program, agreement, policy, contract or arrangement, (ii) affect the rights of the Buyer or any of its Affiliates to amend, modify or terminate any employee benefit plan (including any Employee Plan) or other benefit or compensation plan, program, policy, contract, agreement or arrangement, (iii) confer upon any Business Employee any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, (iv) limit the right of the Buyer or any of its Affiliates to change or eliminate any term or condition of employment or the compensation or benefits available to any Business Employee, or to terminate the employment of any such employee, or (v) without limiting anything in this Section 6.15, confer any third-party beneficiary or other rights on any Person, including any Business Employee, other than the parties to this Agreement.

Section 6.16           Insurance Matters.

(a)            With respect to events, circumstances, conditions or circumstances relating to the Company Entities or their respective assets that occurred or existed prior to the Closing that are covered by third party liability insurance policies of the Seller or its Affiliates (including Clearway), other than the Company Entities, under which any of the Company Entities were insured on or prior to the Closing Date (including any policies of directors’ and officers’ liability, collectively all such liability policies, the “Shared Policies”), following the Closing, the Buyer or the Company Entities shall receive the benefit of such Shared Policies and shall, upon written request to Seller, have the right to make claims under such Shared Policies; provided, that the Buyer shall bear the amount of any deductibles, self-insured retentions and other out-of-pocket expenses incurred in connection with such claims under such policies. The Seller agrees, at the Buyer’s request and sole expense, to reasonably cooperate with the Buyer and use commercially reasonably efforts in the pursuit of such claims under the Shared Policies.

(b)            For purposes of this Agreement, “Covered Matter” shall mean any matter with respect to which any Company Entity (or its Affiliates) is entitled to pursue coverage under any Shared Policy pursuant to Section 6.16(a). Following the Closing, if the Buyer receives notice or otherwise learns of any Covered Matter, the Buyer shall promptly give the Seller written notice thereof, and vice versa. Any such notice shall describe the Covered Matter in reasonable detail. With respect to each Covered Matter and any joint claim, the Seller shall have sole responsibility for reporting the claim to the insurance carrier and will provide a copy of such report to the Buyer, unless otherwise agreed in writing.

(c)            Following the Closing, to the extent that any Shared Policy provides for the reinstatement of policy limits, and both the Seller and the Buyer desire to reinstate such limits, the cost of reinstatement will be shared by the Seller and the Buyer as the parties may agree. If either party, in its sole discretion, determines that such reinstatement would not be beneficial, that party shall not contribute to the cost of reinstatement.

(d)            From and after the date of this Agreement, upon written request by the Buyer, the Seller shall, and shall procure that the Seller’s Affiliates shall, provide the Buyer with access to historical insurance data of the Seller and its Affiliates as it pertains to any Company Entity, including information relating to claims, risk exposures and coverage.

(e)            To the extent permitted under the terms of the Company Policies, following the Closing, Seller shall, and shall cause its Affiliates to (as applicable), use commercially reasonable efforts to assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s or its Affiliate’s right, title and interest (if any) in any insurance claims with respect to matters arising from and after the date hereof and remain outstanding as of the Closing, that primarily or exclusively relate to the Business; provided, that a denial by any insurance carrier to permit the foregoing shall not be a breach of this Section 6.16(e), and in no event shall Seller or its Affiliates be required to incur any costs, fees or expenses in connection with the assignment, transfer or subrogation of any such insurance claim.

(f)            The provisions of this Agreement are not intended to and shall not relieve any insurer of any Liability under any insurance policy. The Seller will continue to own all insurance policies, insurance Contracts, and other related insurance agreements of the Company Entities which are or were in effect at any time prior to the Closing Date, including the Shared Policies. This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a Contract of insurance and shall not be construed to waive any right or remedy of the Seller in respect of any insurance policy or any other Contract or policy of insurance.

Section 6.17           Certain Post-Closing Matters.

(a)            Without limiting the terms of Section 11.12, from and after the Closing, and subject to (i) Section 6.15 with respect to Restrictive Covenant Obligations, (ii) Section 6.16 with respect to the Shared Policies, and (iii) the terms of Transition Services Agreement, Clearway and the Seller acknowledge and agree that Clearway and the Seller shall be, or shall cause their respective Subsidiaries (collectively, the “Retained Entities”) to be, responsible for (x) all of the assets that are owned, leased or licensed by the Retained Entities or otherwise held for use in the operation or conduct of the business of the Retained Entities as owned, operated and conducted by such Persons immediately prior to the Closing (the “Seller Assets”) and (y) all Liabilities to the extent relating to, arising out of or resulting from (I) any Seller Assets, (II) any derivative or putative Actions brought by any stockholder or any investigation or other Action initiated by a Governmental Authority that relates to Clearway, even if any Company Entity is brought in as a defendant in any such Action or (III) the formation of the Company or the Internal Reorganization.

(b)            Without limiting the terms of Section 11.12, from and after the Closing, and subject to (i) Section 6.15 with respect to Restrictive Covenant Obligations, (ii) Section 6.16 with respect to the Shared Policies, and (iii) the terms of Transition Services Agreement, the Buyer acknowledges and agrees that the Company shall be, or shall cause the Company Subsidiaries to be, responsible for (x) all of the assets that are owned, leased or licensed by the Company Entities or otherwise held for use in the operation or conduct of the business of the Company Entities as owned, operated and conducted by such Persons immediately prior to the Closing (the “Company Assets”) and (y) all Liabilities to the extent relating to, arising out of or resulting from any Company Assets.

(c)            If at any time after the Closing, any of the Buyer or any Company Entity (i) receives or otherwise possesses any asset or interest (including any funds, payments, mail (including electronic mail) and insurance proceeds) that should have properly been classified as a Seller Asset or that otherwise primarily relates to the operations or business of the Retained Entities, or (ii) is liable under or otherwise responsible for discharging a Liability that should have properly been classified as a Liability of the Retained Entities, (A) (1) the Buyer shall, and shall cause the Company Entities to, as applicable, use commercially reasonable efforts to promptly transfer, or cause to be transferred, such asset or interest to a Retained Entity designated by the Seller and (2) the Buyer or the applicable Company Entity, (x) shall hold such asset or interest in trust for the use and benefit and burden of the Person entitled thereto (and at such other Person’s sole expense) until the consummation of the transfer thereof and (y) shall use commercially reasonable efforts to promptly transfer, or cause to be transferred, such asset or interest to a Retained Entity designated by the Seller, as applicable, or (B) a Retained Entity designated by the Seller shall promptly assume such Liabilities from the Buyer or the Company Entity, as applicable, as the case may be.

(d)            If at any time after the Closing, any of the Retained Entities (i) receives or otherwise possesses any asset or interest (including any funds, payments, mail (including electronic mail) and insurance proceeds) that should have properly been classified as a Company Asset or that otherwise primarily relates to the operations or business of the Company Entities or (ii) is liable under or otherwise responsible for discharging a Liability that should have properly been classified as a Liability of the Buyer or the Company Entities, (A) (1) Clearway and the Seller shall, and shall cause the other Retained Entities to, as applicable, use commercially reasonable efforts to promptly transfer, or cause to be transferred, such asset or interest to a Company Entity designated by the Buyer and (2) Clearway, the Seller or the other applicable Retained Entity, (x) shall hold such asset or interest in trust for the use and benefit and burden of the Person entitled thereto (and at such other Person’s sole expense) until the consummation of the transfer thereof and (y) shall use commercially reasonable efforts to promptly transfer, or cause to be transferred, such asset or interest to a Company Entity designated by the Buyer, or (B) a Company Entity designated by the Buyer shall promptly assume such Liabilities from the Retained Entity, as applicable, as the case may be.

(e)            Each party hereto shall cooperate with each other party, including by using commercially reasonable efforts to execute, acknowledge and deliver any further conveyances, notices, assumptions, releases and acquaintances and such other instruments, and by taking such further actions, as may be reasonably necessary or appropriate to effect the transfers contemplated by this Section 6.17.

(f)            For the avoidance of doubt, the transfer or assumption of any assets or Liabilities under this Section 6.17 shall be effected without any additional consideration payable by any party hereto or any of their Affiliates, and each party hereto will bear its (and its Affiliates) own fees and expenses in connection with such efforts. The parties hereto shall reasonably cooperate to effect any transfers or other arrangements described in this Section 6.17 in a manner that is Tax efficient for each of the parties hereto, by treating the Person initially in possession of any assets referred to in this Section 6.17 after the Closing as holding such assets as an agent or nominee for the transferee of such assets for all Tax purposes, to the extent practical and permitted by applicable Law.

(g)            In furtherance of the foregoing of this Section 6.17, for federal and applicable state and local income Tax purposes:

(i)            any asset transferred to Clearway, the Seller or any of their designated Subsidiaries pursuant to this Section 6.17, and any Liability assumed by Clearway, the Seller or any of their designated Subsidiaries pursuant to this Section 6.17, shall be treated as never having been so transferred or assumed by, as applicable, the Buyer, the Company or any Company Subsidiary, as applicable, and shall be deemed to have been a Seller Asset or Liability related thereto, as applicable, in each case, from and after the Closing; and

(ii)            any asset transferred to the Buyer, the Company or any Company Subsidiaries pursuant to this Section 6.17, as applicable, and any Liability assumed by the Buyer, the Company or any Company Subsidiaries pursuant to this Section 6.17, as applicable, shall be treated as never having been transferred to or assumed by, as applicable, Clearway, the Seller or any of their respective Subsidiaries, and shall be deemed to have been a Company Asset or Liability related thereto, as applicable, in each case, from and after the Closing.

Section 6.18            Alternative Transaction. From the date hereof until the Closing or the earlier termination of this Agreement pursuant to Section 10.1, except as otherwise permitted by Section 6.1 (including the Internal Reorganization), Clearway and the Seller shall not, and beginning after the closing of the Internal Reorganization the Seller shall cause the Company not to (and Clearway, the Seller and the Company shall not authorize their respective Representatives to), and Clearway and the Seller shall cause their respective Affiliates (including the Company Entities) (and shall cause the Company Entities to not authorize their respective Representatives to) and equityholders not to, directly or indirectly, take any action to: (a) encourage, solicit, initiate or facilitate any offer or proposal concerning the sale, merger, combination, joint venture or other transaction involving all or any part of the Equity Interests, business or properties of the Company Entities, or similar transactions involving any of the Company Entities with any Person or group (other than the Buyer or any Affiliate, Representative or designee of Buyer) (an “Acquisition Proposal”); (b) recommend for approval or authorize the entry of, or enter into or propose to enter into, any agreement with respect to any Acquisition Proposal or enter into any agreement requiring them to abandon, terminate or fail to consummate the transactions contemplated by this Agreement; or (c) engage, initiate or participate in any way in negotiations or discussion with, or furnish any information to, any Person in connection with, or the making of any proposal that constitute an Acquisition Proposal. Clearway and the Seller shall (and shall cause their respective Affiliates, including the Company Entities, and Representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Buyer or an Affiliate, Representative or designee of the Buyer) conducted on or prior to the date hereof with respect to any Acquisition Proposal. Without limitation of the foregoing, prior to the Closing, Clearway, the Seller and the Company Entities shall request the return or destruction of any confidential information shared in connection with such discussions or negotiations and terminate access to any data rooms by such Persons and their representatives (other than the Buyer or an Affiliate, Representative or designee of the Buyer).

Section 6.19            Internal Reorganization. Seller shall take, or cause to be taken, such actions as is necessary to (a) consummate the transactions set forth on the steps plan attached hereto as Exhibit F (the “Internal Reorganization Step Plan”) in order to effectuate the Internal Reorganization in accordance therewith, in each case, no sooner than fifteen (15) Business Days prior to the Closing Date (but in any event, at least three (3) Business Days prior to the Closing Date), and (b) cause the Company to, immediately following the consummation of the Internal Reorganization, directly or indirectly hold all of the Equity Interests, assets and properties of the Company Entities, in each case, including by duly executing or causing the due execution of the Reorganization Documentation by the parties thereto, and any other any documents, certificates or instruments that may be necessary in connection therewith. The Seller shall not, and shall cause the Company Entities not to, make modifications to or deviate from the Internal Reorganization Step Plan with respect to the Internal Reorganization, in each case, without the Buyer’s prior written consent (not to be unreasonably withheld). The Internal Reorganization shall be consummated pursuant to the Reorganization Documentation, in each case, in form and substance reasonably acceptable to Buyer. At least ten (10) Business Days prior to the Internal Reorganization, Seller shall provide to Buyer for Buyer’s review the Reorganization Documentation pursuant to which Seller proposes to effectuate the Internal Reorganization. The parties acknowledge and agree that upon its formation and until such time as the Internal Reorganization is complete, the Company shall have no assets or Liabilities (other than those incident to its organization and good standing).

Section 6.20            Certain Transition & Separation Matters. Between the date hereof and the Closing Date, Buyer and Seller will meet regularly (but not less frequently than twice each calendar month) in person, by teleconference or by video conference to plan the separation, migration and transition of their respective businesses, including to develop a detailed written plan and schedule for the separation, migration and transition of their respective businesses (the “Separation Plan”). Within forty-five (45) days after the Closing (or such later period as mutually agreed by the parties), the parties shall agree upon a finalized version of the Separation Plan. Between the date hereof and the Closing Date, the form of Transition Services Agreement attached hereto as Exhibit D (including any exhibit or schedule thereto) may be amended or otherwise modified by the mutual written agreement of Buyer and Seller, including with respect to the addition of any services historically provided to the Company Entities that are not contemplated by the form of Transition Services Agreement (or its applicable exhibit or schedule) on the date hereof. From and after the date hereof until the Closing Date Seller shall use commercially reasonable efforts, and shall cause the Company Entities to use commercially reasonable efforts, to file and obtain evidence reasonably satisfactory to Buyer that a Company Entity is the title holder of record of the Owned Real Property set forth on Schedule 4.12(a) of the Disclosure Schedules, to the extent not previously provided on or prior to the date hereof; provided, that the provisos of Section 6.8(d) and limitations therein without Buyer’s prior written consent shall apply to obtaining such evidence mutatis mutandis.

Article VII
TAX MATTERS

Section 7.1              Certain Taxes. For purposes of determining the amount of Taxes allocable to a Pre-Closing Tax Period (i) all income, receipts, sales, or employment or payroll Taxes attributable to the Company Entities that are due or become due for Tax periods within which the Closing Date occurs shall be apportioned, as of the end of the Closing Date, between the Pre-Closing Tax Period and the portion of any tax period beginning on or after the Closing Date period as though the taxable year of each of the Company Entities ended at the end of the Closing Date and (ii) all real property Taxes, personal property Taxes, and other similar obligations of the Company Entities imposed by any Governmental Authority that are due or become due for any Straddle Period shall be apportioned, as of the end of the Closing Date, between the Pre-Closing Tax Period, on the one hand, and the portion of any tax period beginning on or after the Closing Date, on the other hand, based upon the number of days of the Tax period that have occur up to and including the Closing Date and the number of days that occur after the Closing Date.

Section 7.2              Cooperation. The Seller and the Buyer shall reasonably cooperate, and shall cause their respective Affiliates, employees, and agents reasonably to cooperate, in preparing and filing all Returns of the Company Entities and in the conduct of any Action with respect to Taxes attributable to any Company Entity. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Return or audit, proceeding or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 7.3             Transfer Taxes. Notwithstanding anything in this Agreement to the contrary, all sales, use, transfer, controlling interest transfer, recording, documentary, stamp, lease, stock transfer, real property transfer, ad valorem, value-added, and other similar Taxes and fees (and any penalties and interest thereon or thereto) (“Transfer Taxes”) arising out of or in connection with (a) the Internal Reorganization shall be borne and paid solely by the Seller and (b) sale and purchase of the Membership Interests shall be borne and paid (i) solely by the Buyer in respect of any Transfer Taxes up to and including $2,000,000, and (ii) equally by the Buyer and the Seller in respect of any Transfer Taxes in excess of $2,000,000. Returns that must be filed in connection with such Transfer Taxes shall be timely and properly prepared and filed by the Seller to the extent required under applicable Law. The Seller shall provide each such Return to the Buyer for its review and comment no less than ten Business Days prior to the date such Return is due to be filed (and the Seller shall incorporate all such reasonable comments).

Section 7.4              Tax Treatment. For U.S. federal and applicable state and local income Tax purposes, the Buyer and the Seller shall treat the Buyer’s acquisition of the Membership Interests as (x) an acquisition by the Buyer (and a sale by the Seller) of (i) the Equity Interests of each of Statoil, Caguas, Fajardo, and Cajuhu, (ii) all of the assets of the Company, and (iii) all of the assets of each Company Subsidiary (other than Statoil, Caguas, Fajardo, and Cajuhu) and (y) an assumption by the Buyer from the Seller of all of the direct and indirect Liabilities of each of the Company and each Company Subsidiary (other than Statoil, Caguas, Fajardo, and Cajuhu). Except as otherwise required by a “determination” (as defined in Section 1313 of the Code (or any similar provision of applicable U.S. state or local Law)) or with the other party’s prior written consent, neither the Seller nor the Buyer, nor any of their respective Affiliates, shall take a position inconsistent with the intended tax treatment in any Return filed with any Governmental Authority, or in any audit, proceeding, or other Action with respect to Taxes; provided, however, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax examination, audit, claim or similar proceeding or Actions as a result of this Section 7.4.

Section 7.5              Allocation of Purchase Price. No later than 120 days after the Closing Date, the Seller shall prepare and provide to the Buyer a draft schedule (the “Purchase Price Allocation Schedule”) allocating the final Purchase Price and any other items treated as consideration for U.S. federal income tax purposes among (i) the Equity Interests of Statoil, Caguas, Fajardo, and Cajuhu, (ii) all of the assets of the Company, and (iii) all of the assets of each Company Subsidiary (other than Statoil, Caguas, Fajardo, and Cajuhu) in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. The Buyer shall notify the Seller in writing of any comments to the Purchase Price Allocation Schedule within 15 days of receipt thereof. If the Buyer does not deliver any written notice of objection to the Purchase Price Allocation Schedule within such 15-day period, the Purchase Price Allocation Schedule shall be final, conclusive and binding on the parties. If a written notice of objection is timely delivered to the Seller, then the Seller and the Buyer shall negotiate in good faith for a period of 20 days to resolve such dispute (the “Allocation Dispute Resolution Period”). If, during the Allocation Dispute Resolution Period, the Seller and the Buyer are able to resolve their differences in writing as to any disputed amount, such resolution shall be deemed final and binding with respect to such amount for the purpose of determining that component of the Purchase Price Allocation Schedule. In the event that the Seller and the Buyer do not resolve all of the items disputed in the Purchase Price Allocation Schedule prior to the end of the Allocation Dispute Resolution Period, the Purchase Price Allocation Schedule shall not be binding on the Buyer and the Seller. If, however, the Purchase Price Allocation Schedule is finalized in accordance with the terms of this Agreement, such allocation shall be used by the Seller and the Buyer as the basis for reporting asset values and other items for purposes of all U.S. federal, state, and local (and, if applicable, non-U.S.) Returns, and except as otherwise required by a “determination” (as defined in Section 1313 of the Code (or any similar provision of applicable U.S. state or local Law)) or with the other party’s prior written consent, neither the Seller nor the Buyer, nor any of their respective Affiliates, shall take a position inconsistent with the Purchase Price Allocation Schedule in any Return filed with any Governmental Authority, or in any audit, proceeding, or other Action with respect to Taxes; provided, however, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax examination, audit, claim or similar proceeding or Action as a result of this Section 7.5.

Article VIII
CONDITIONS TO CLOSING

Section 8.1              General Conditions. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)            No Restraint. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent), that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

(b)            Government Approvals. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated. All other material consents of, or registrations, declarations, or filings with, any Governmental Authority legally required for the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall have been obtained or filed, including the authorizations set forth on Schedule 8.1(b) of the Disclosure Schedules.

Section 8.2              Conditions to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)            Representations and Warranties. The representations and warranties of the Buyer contained in Article V shall be true and correct both when made and as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, in which case, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)            Covenants. The Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c)            Officer’s Certificate. The Seller shall have received from the Buyer a certificate, dated as of the Closing Date, certifying the satisfaction of the conditions set forth in clauses (a) and (b) above, signed by a duly authorized officer thereof.

(d)            Receipt of Other Deliverables. The Seller shall have received copies of the documents to be delivered pursuant to Section 2.2(b).

Section 8.3              Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)            Representations and Warranties. (i) The representations and warranties of the Seller contained in Article III and Article IV, respectively (in each case, other than the Fundamental Representations and the representations and warranties in Section 4.7(a)), shall be true and correct both as of the date hereof and as of the Closing Date as though made on the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date, except where the failure to be so true and correct (without giving effect to any limitation or qualification as to “materiality” (including the word “material”), “Material Adverse Effect” or “Seller Material Adverse Effect” set forth therein) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or Seller Material Adverse Effect, as applicable, or prevent, materially delay or materially impede the performance by the Company of its obligations under the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, (ii) the Fundamental Representations (but excluding Section 3.3(a), Section 3.4 and Section 4.7(a) which are addressed in Section 8.3(a)(iii)) shall be true and correct both as of the date hereof and as of the Closing Date as though made on the Closing Date (or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date), except for di minimis exceptions thereto, and (iii) the representations and warranties set forth in Section 3.3(a), Section 3.4 and Section 4.7(a) shall be true and correct in all respects both as of the date hereof and as of the Closing Date.

(b)            Covenants. The Seller (and as applicable, Clearway) shall have performed, and shall have caused the Company Entities to have performed, in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c)            Officer’s Certificate. The Buyer shall have received from the Seller a certificate, each dated as of the Closing Date, certifying the satisfaction of the conditions set forth in clauses (a), (b) and (e) hereof, signed by a duly authorized officer thereof.

(d)            Receipt of Other Deliverables. The Buyer shall have received copies of the documents to be delivered pursuant to Section 2.2(b).

(e)            Note Purchase Agreements. No “Default” or “Event of Default” (as such terms are defined in the applicable Note Purchase Agreement) shall have occurred and be continuing under either of the Note Purchase Agreements.

(f)            Internal Reorganization. The Internal Reorganization shall have been effectuated in accordance with Section 6.19, and Seller shall have provided Buyer with duly executed copies of all Reorganization Documentation.

Section 8.4              Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to use efforts to cause the Closing to occur as required by Section 6.8.

Article IX
RECOURSE REGARDING REPRESENTATIONS AND WARRANTIES

Section 9.1              Non-survival of the Seller’s Representations, Warranties and Covenants.

(a)            The representations, warranties and covenants of the Seller contained in Article III and Article IV, respectively, and any certificate delivered pursuant to Section 8.3(c) shall terminate at, and not survive, the Closing; provided, that this Section 9.1(a) shall not limit any covenant or agreement of the parties that by its terms requires performance in whole or in part after the Closing, and such covenants and agreements that by their terms apply or require performance in whole or in part after the Closing (including, for the avoidance of doubt, Section 6.6, Section 6.16 and Section 6.17), together with Article XI and related definitions in Article I shall, in each case, survive the Closing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (or elsewhere) shall limit, restrict or prejudice any of Buyer’s rights, remedies, recourse or ability to maintain or recover any amounts (i) in the case of Fraud or (ii) under the R&W Insurance Policy.

(b)            The representations and warranties of the Buyer contained in this Agreement and the certificate delivered pursuant to Section 8.2(c) and all covenants and agreements to be performed by the Buyer prior to the Closing shall terminate at, and not survive, the Closing; provided, that this Section 9.1(b) shall not limit any covenant or agreement of the Buyer that by its terms requires performance in whole or in part after the Closing, and such covenants and agreements that by their terms apply or require performance in whole or in part after the Closing (including, for the avoidance of doubt, Section 6.6, Section 6.16 and Section 6.17), together with Article XI and related definitions in Article I shall, in each case, survive the Closing. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement (or elsewhere) shall limit, restrict or prejudice any of the Seller’s rights, remedies, recourse or ability to maintain or recover any amounts in the case of Fraud.

(c)            Except as expressly contemplated by this Agreement (including Section 2.3, Section 6.6, Section 6.7, and Section 11.12) or the Ancillary Agreements, the Buyer knowingly, willingly, irrevocably and expressly acknowledges and agrees that from and after the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action it may have against the Seller relating to the operation of the Company Entities or their respective businesses or relating to the subject matter of this Agreement and the transactions contemplated by this Agreement (other than any of the covenants in this Agreement that by their terms require performance in whole or in part after the Closing), whether or not arising under, or based upon, any Law (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy) are hereby irrevocably waived. Furthermore, except as expressly contemplated by this Agreement (including Section 2.3, Section 6.6, Section 6.7, and Section 11.12) or with respect to the Ancillary Agreements, without limiting the generality of this Section 9.1, from and after the Closing, no Action, suit, claim, investigation or proceeding will be brought, encouraged, supported or maintained by, or on behalf of, the Buyer (including, after the Closing, the Company Entities) against the Seller, and no recourse will be sought or granted against the Seller, by virtue of, or based upon, any alleged misrepresentation or inaccuracy in, or breach of, any of the representations, warranties, covenants or agreements of the Seller contained in Article III and Article IV, respectively, and any certificate delivered pursuant to Section 8.3(c) (other than any of the covenants in this Agreement that expressly survive the Closing), the subject matter of this Agreement, the transactions contemplated by this Agreement, the business, the ownership, operation, management, use or control of the business of the Company Entities, any of their assets, or any actions or omissions at, or prior to, the Closing. Furthermore, without limiting the generality of this Section 9.1, from and after the Closing, the Buyer will not be entitled to rescind this Agreement, and the Buyer knowingly, willingly, irrevocably and expressly waives any and all rights of rescission it may have in respect of any such matter.

Article X
TERMINATION

Section 10.1            Termination. This Agreement may be terminated at any time prior to the Closing:

(a)            by mutual written consent of the Buyer and the Seller;

(b)            (i) by the Seller, if the Seller at the time of termination is not in material breach of its obligations under this Agreement and the Buyer has breached or failed to perform in any respect any of its representations, warranties, or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2(a) or Section 8.2(b) to be satisfied, (B) cannot be cured or, if curable, has not been cured by the earlier of (x) 20 days following the Buyer’s receipt of written notice from the Seller of such breach or failure to perform and (y) the Termination Date, and (C) has not been waived by the Seller; or (ii) by the Buyer, if the Buyer at the time of termination is not in material breach of its obligations under this Agreement and the Seller (and if applicable, Clearway) has breached or failed to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3(a) or Section 8.3(b) to be satisfied, (B) cannot be cured or, if curable, has not been cured by the earlier of (x) 20 days following the Seller’s receipt of written notice from the Buyer of such breach or failure to perform and (y) the Termination Date, and (C) has not been waived by the Buyer;

(c)            by either the Seller or the Buyer if the Closing shall not have occurred on or prior to the date that is 180 days after the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available if the failure of the party so requesting termination (including in the case of the Seller or Clearway) to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date; provided, further, that if as of the Termination Date, all of the conditions precedent to Closing shall have been satisfied as of the Termination Date other than the condition set forth in Section 8.1(b) (and other than those conditions that by their terms are to be satisfied at the Closing or on the Closing Date), then the Termination Date shall automatically be extended to the date that is 360 days after the date on which the initial filing with respect to all State Public Utility Approvals have been made (in accordance with Section 6.8(c)), in which case the Termination Date shall be deemed for all purposes to be the revised date;

(d)            by either the Seller or the Buyer in the event that any Governmental Authority shall have (i) issued an Order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting or making illegal the transactions contemplated by this Agreement and such Order, decree, ruling or other action shall have become final and nonappealable or (ii) enacted, entered, promulgated or enforced any Law that restricts, prohibits or makes illegal the transactions contemplated by this Agreement; provided, that the party so requesting termination under this Section 10.1(d) shall have complied in all material respects with its obligations under Section 6.8 (including in the case of the Seller, the obligations of any Company Entity); or

(e)            by the Seller, if (i) all of the conditions set forth in Sections Section 8.1 and Section 8.3 have been and continue to be satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing, each of which at the time that notice of termination is delivered, is capable of being satisfied assuming a Closing would occur at the time that such notice of termination is delivered), (ii) Buyer does not effect the Closing within two Business Days following the date on which Closing was supposed to occur and after the Seller has irrevocably certified in writing to the Buyer, that all conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing) and that the Seller is ready, willing and able to, and will, consummate the Closing, (iii) the Buyer does not consummate the Closing within three Business Days following the delivery of such notice described in clause (ii) and (iv) at the time such written notice is received by the Buyer and at the time of termination pursuant to this Section 10.1(e), the conditions set forth in Section 8.1 and Section 8.3 shall have been and remain satisfied or waived (other than those conditions that by their terms or nature are to be satisfied at the Closing); provided, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to the Seller in the event the Buyer has notified the Seller that the Buyer shall cause the Closing to occur on or prior to the expiration of such three-Business Day period, and Buyer fulfills its obligations hereunder to cause the Closing to occur within such period.

The party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other parties specifying the provision hereof pursuant to such termination is made.

Section 10.2            Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and each of the parties hereto will be relieved of its duties and obligations arising under this Agreement after the date of such termination, and there shall be no Liability on the part of any party hereto, the Debt Financing Sources or the Guarantor, except for Section 6.7 relating to confidentiality, Section 6.9 relating to public announcements, Section 6.18 relating to the Seller’s reimbursement obligations in the event of breach, this Section 10.2, Section 10.3, Article XI and related definitions in Article I, shall survive any termination of this Agreement; provided, that nothing in this Section 10.2 shall relieve or release the Seller or the Company from any Liabilities or damages occurring prior to a termination and arising out of a Willful Breach of, or Fraud in connection with, any provision of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

Section 10.3           Buyer Termination Fee.

(a)            In the event this Agreement is validly terminated (i) by the Seller pursuant to Section 10.1(b) or Section 10.1(e) or (ii) by the Buyer pursuant to Section 10.1(c) (and, for purposes of this clause (ii), at such time of termination by the Buyer, this Agreement is terminable by the Seller pursuant to Section 10.1(b) or Section 10.1(e)), the Buyer shall pay or cause to be paid to the Seller an amount equal to $95,000,000 (the “Buyer Termination Fee”) by wire transfer of same-day funds to an account designated in writing by the Seller to the Buyer promptly, but in no event later than five Business Days after such termination.

(b)            The parties acknowledge that (i) the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement, (ii) the Buyer Termination Fee is not a penalty, but rather is liquidated damages for any and all Losses (including all Losses of any of the Company Related Parties for the benefit of the bargain, opportunity cost, loss of premium, time value of money or otherwise, or for any consequential, special, expectancy, indirect or punitive damages) suffered or incurred by any Company Related Party, and is a reasonable amount that will compensate the Seller and the Company Related Parties in the circumstances in which such fee is paid for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision, and (iii) without these agreements, the parties would not enter into this Agreement. Accordingly, if the Buyer fails promptly to pay the Buyer Termination Fee when due and, in order to obtain such payment, the Seller commences a suit that results in a final and non-appealable judgment against the Buyer for the Buyer Termination Fee, the Buyer shall pay to the Seller its reasonable and documented out of pocket costs and expenses (including reasonable attorney fees) in connection with such suit, together with interest on the amount of such amount at the prime rate of interest reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment (the “Recovery Costs”).

(c)            Notwithstanding anything to the contrary in this Agreement, but subject to Section 10.2 and Section 11.12, in the event this Agreement is terminated by the Seller or the Buyer as contemplated by Section 10.3(a), Seller’s right to terminate this Agreement and receive payment of the Buyer Termination Fee together with any outstanding Recovery Costs pursuant to Section 10.3(a) and Section 10.3(b) shall be the sole and exclusive remedy (whether at Law or in equity, whether in contract or in tort or otherwise) of the Seller, the Company, the Company Entities and any of their respective general or limited partners, equityholders, managers, members, directors, officers, Affiliates (including Clearway and any of if its Subsidiaries or Affiliates, which shall include Global Infrastructure Partners III), Representatives or agents and their respective successors and assignees (collectively, the “Company Related Parties”) against the Buyer, the Guarantor and the Debt Financing Sources, and any of their respective general or limited partners, equityholders, managers, members, directors, officers, Affiliates, Representatives or agents and their respective successors and assignees (collectively, the “Buyer Related Parties”) for any and all Losses suffered or incurred by any Company Related Parties as a result of, relating to or arising out of this Agreement, the Limited Guarantee, the Debt Commitment Letter, the Equity Commitment Letter, any other documents and instruments executed by any Buyer Related Parties pursuant hereto or thereto or any matter forming the basis for such termination or the failure of the transactions contemplated hereby to be consummated. Upon payment of the Buyer Termination Fee and any applicable Recovery Costs pursuant to this Agreement, (i) none of the Buyer Related Parties shall have any further Liability relating to or arising out of this Agreement, the Limited Guarantee, the Debt Commitment Letter, the Equity Commitment Letter, any other documents and instruments executed by any Buyer Related Parties pursuant hereto or thereto or the transactions contemplated hereby or thereby (or the abandonment or termination thereof) and (ii) no Company Related Party shall be entitled to bring or maintain any Action against any Buyer Related Party for any Loss or other Liability of any kind suffered as a result of any breach of any representation, warranty, covenant or agreement hereunder or the failure of the Closing to occur. Without limitation of the foregoing, if Buyer fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder, under no circumstances will any Buyer Related Party be liable to any Person for any breach or Loss relating to or arising out of this Agreement or otherwise, or the transactions contemplated hereby (including the Debt Financing and the Closing), or any breach of this Agreement, or any failure of such transactions to be consummated, in each case, whether based on contract (including under the Debt Commitment Letter, this Agreement or otherwise), tort or strict liability, by the enforcement of any assessment, by any legal, equitable or arbitral proceeding, by virtue of any applicable Law or otherwise and whether by or through a claim by or on behalf of a party hereto or another Person, or otherwise, in excess of the Buyer Termination Fee together with any outstanding Recovery Costs pursuant to Section 10.3(a) and Section 10.3(b).

(d)            Notwithstanding anything to the contrary set forth in this Agreement, any other agreement or otherwise, if Buyer fails to effect the Closing for any or no reason or otherwise breaches this Agreement or fails to perform hereunder (in any case, whether willfully, intentionally, unintentionally or otherwise) under no circumstances will any Buyer Related Party be liable to any Person for any breach or Loss relating to or arising out of this Agreement or otherwise, or the transactions contemplated hereby (including the Debt Financing and the Closing), or any breach of this Agreement, or any failure of such transactions to be consummated, in each case, whether based on contract (including under the Debt Commitment Letter, this Agreement or otherwise), tort or strict liability, by the enforcement of any assessment, by any legal, equitable or arbitral proceeding, by virtue of any applicable Law or otherwise and whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of a party hereto or another Person, or otherwise, in excess of the Buyer Termination Fee. In furtherance of the foregoing, it is agreed and understood, (i) the maximum aggregate Liability of Buyer and Buyer Related Parties, including in respect of any damages or Losses awarded in lieu of a grant of specific performance, will not exceed the Buyer Termination Fee, (ii) in no event will any Company Related Party or any other Person claiming by or through any of the foregoing be entitled to (x) seek to recover any money damages or Losses in excess of the Buyer Termination Fee or (y) seek to recover monetary damages or Losses from any Buyer Related Party other than against Buyer, (iii) in no circumstance will Buyer be required to pay any amount of Losses if the Seller has received the Buyer Termination Fee, (iv) in no event shall the Buyer be required to pay, or cause to be paid, the Buyer Termination Fee on more than one occasion or payable in addition to any other remedy or damage, and (v) in no event shall the Seller, the Company or any other Company Related Party be entitled to receive both (x) a grant of specific performance or other equitable remedies in accordance with the terms and conditions set forth in Section 11.12 that results in the Closing being consummated and (y) the payment of any money damages or Losses, including all or any portion of the Buyer Termination Fee (and the Recovery Costs, as applicable). For the avoidance of doubt, neither the Seller, any Company Entity nor any of their respective Affiliates will have any rights or claims, and will not seek any rights or claims against any of the Debt Financing Sources in connection with this Agreement or the Debt Financing.

Article XI
GENERAL PROVISIONS

Section 11.1             Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. For the avoidance of doubt, the cost of the R&W Insurance Policy, and the fees and expenses incurred in connection with obtaining the R&W Insurance Policy, will be the sole cost and expense of the Buyer, and neither the Seller nor the Company will have any liability with respect thereto.

Section 11.2             Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment, modification or supplement hereto, signed on behalf of each party. Notwithstanding anything herein to the contrary, any amendment or modification to Section 6.13(b) (Financing), Section 10.2 (Effect of Termination), Section 10.3 (Buyer Termination Fee), this Section 11.2, Section 11.3 (Waiver; Extension), Section 11.7 (Parties in Interest), Section 11.8 (Governing Law), Section 11.9 (Submission to Jurisdiction), Section 11.12 (Enforcement), Section 11.15 (Waiver of Jury Trial) and Section 11.22 (Non-Recourse) (and the defined terms used in any of the foregoing provisions, to the extent that an amendment of such defined terms would modify the substance of the foregoing provisions) that is materially adverse to any Debt Financing Source shall not be made without the prior written consent of such Debt Financing Source.

Section 11.3             Waiver; Extension. At any time prior to the Closing, the Seller, on the one hand, and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.4             Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon written confirmation of receipt by email, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)            if to the Seller or, following the consummation of the Internal Reorganization and prior to the Closing, the Company, to:

Clearway Energy Operating LLC
c/o Clearway Energy LLC
300 Carnegie Center Drive
Princeton, New Jersey 08540
Attention: General Counsel
Email: OGC@clearwayenergy.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1801 California Street, Suite 4200
Denver, Colorado 80202
Attention: Gerald P. Farano
Email: jfarano@gibsondunn.com

(ii)            if to the Company after the Closing, to:

c/o Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards
New York, New York 10001
Attention:     James Cunningham

                         Kathleen Lawler

E-mail:           James.Cunningham@kkr.com

                         Kathleen.Lawler@kkr.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:     John D. Pitts, P.C.

                         Melissa D. Kalka
E-mail:           john.pitts@kirkland.com

                         melissa.kalka@kirkland.com

(iii)            if to the Buyer, to:

c/o Kohlberg Kravis Roberts & Co. L.P.
30 Hudson Yards
New York, New York 10001
Attention:     James Cunningham

                         Kathleen Lawler
E-mail:          James.Cunningham@kkr.com

                        Kathleen.Lawler@kkr.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
609 Main Street
Houston, Texas 77002
Attention:    John D. Pitts, P.C.

                        Melissa D. Kalka
E-mail:          john.pitts@kirkland.com

                        melissa.kalka@kirkland.com

Section 11.5             Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Accounting terms used herein that are not defined herein but are defined in GAAP shall have the meanings ascribed to them in GAAP. References to days mean calendar days unless otherwise specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. All references to documents or other materials “provided” or “made available” to Buyer in this Agreement or “included” or “contained” in the virtual data room maintained shall mean that such documents or materials were present and available to Buyer and its Representatives at least one Business Day prior to the date hereof in such virtual data room.

Section 11.6             Entire Agreement. This Agreement (including the Exhibits and Schedules hereto), the Ancillary Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications, and understandings and all prior and contemporaneous oral agreements, arrangements, communications, and understandings among the parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby or thereby, other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder, including, without limitation, any implied covenants regarding noncompetition or nonsolicitation, and none shall be deemed to exist or be inferred with respect to the subject matter hereof. Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 11.7             Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of (i) Section 6.11, Section 11.22 and Section 11.23, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof, and (ii) Section 6.13(b) (Financing), Section 10.2 (Effect of Termination), Section 10.3 (Buyer Termination Fee), this Section 11.7, Section 11.2 (Amendment and Modification), Section 11.3 (Waiver; Extension), Section 11.8 (Governing Law), Section 11.9 (Submission to Jurisdiction), Section 11.12 (Enforcement), Section 11.15 (Waiver of Jury Trial) and Section 11.22 (Non-Recourse) which shall inure to the benefit of the Debt Financing Sources benefiting therefrom who are intended to be third-party beneficiaries thereof.

Section 11.8             Governing Law. This Agreement and all disputes, controversies or other Actions arising out of or relating to this Agreement or the transactions contemplated hereby, including matters of validity, construction, effect, performance and remedies, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware; provided, that all disputes and controversies arising out of or relating to the Debt Financing or Debt Commitment Letter or against the Debt Financing Sources shall be governed by, and construed in accordance with the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

Section 11.9             Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action, proceeding or other Actions or matters arising out of or relating to this Agreement or the transactions contemplated hereby brought by any party or its successors or assigns against any other party shall be brought and determined in the Delaware Court of Chancery (or, if and only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware) and appellate courts thereof; provided, however, that any legal action, proceeding or other Actions or matters arising out of or relating to the Debt Financing or the Debt Commitment Letter shall be brought and determined in any New York state or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court). Each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such legal action, proceeding or other matters arising out of or relating to this Agreement and the transactions contemplated hereby; provided, however, that any New York state or federal court sitting in the Borough of Manhattan in the City of New York (or, if such court lacks subject matter jurisdiction, in any appropriate New York state or federal court) shall exclusive jurisdiction for any legal action, proceeding or other matters involving, relating to, or arising from the Debt Financing or the Debt Commitment Letter or against the Debt Financing Sources. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware (or New York, with respect to the Debt Financing), other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware (or New York, with respect to the Debt Financing) as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement, the transactions contemplated hereby, the Debt Financing or the Debt Commitment Letter or against the Debt Financing Sources, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason (or the courts in New York as described in the case of the Debt Financing or the Debt Commitment Letter or against the Debt Financing Sources), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action, or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper or (iii) this Agreement or the transactions contemplated hereby, or the subject matter hereof, the Debt Financing or the Debt Commitment Letter may not be enforced in or by such courts.

Section 11.10            Disclosure Generally. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the information and disclosures contained in any Disclosure Schedule shall be deemed to be disclosed and incorporated by reference in any other Disclosure Schedule as though fully set forth in such Disclosure Schedule for which applicability of such information and disclosure is reasonably apparent on its face; provided, however, that only items disclosed on Schedule 4.7(a) of the Disclosure Schedules shall be deemed to be disclosed with respect to Section 4.7(a). The fact that any item of information is disclosed in any Disclosure Schedule shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 11.11            Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that: (a) the Seller may assign any of its rights under this Agreement, including the right to receive the Purchase Price, to one or more Affiliates of the Seller without the consent of the Buyer; and (b) the Buyer may assign this Agreement (i) to any of its Affiliates, (ii) for collateral security purposes to any lender to the Buyer or its Affiliates, or (iii) to an acquirer of all the equity or all or any material portion of the assets of the Buyer (or any of its Affiliates) (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise); provided, further, that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.12            Enforcement.

(a)            Subject to Section 11.12(b), the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (or, if and only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court located within the State of Delaware), this being in addition to any other remedy to which such party is entitled at law or in equity for any such breach or threatened breach, subject to the terms hereof (including Sections 10.2 and 10.3). Subject to Section 11.12(b), each of the parties hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief. Notwithstanding anything in this Agreement to the contrary, in no event shall the Seller, the Company or any Company Subsidiary or any of their respective Affiliates or Representatives be entitled to, or permitted to seek, specific performance in respect of any Debt Financing Source or the Buyer’s or its Affiliate’s respective rights under the Debt Commitment Letter or any other agreements with any Debt Financing Source relating to the Debt Financing.

(b)            Notwithstanding anything herein to the contrary (including Section 11.12(a)), it is acknowledged and agreed that prior to the termination of this Agreement, Seller shall be entitled to specific performance of the obligations of Buyer to consummate the transactions contemplated herein if, and only if: (i) all of the conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived (other than those conditions that by their terms or nature are to be satisfied by deliveries at the Closing and each of which would be satisfied if the Closing Date were the date of enforcement of specific performance) and remain so satisfied or waived and Buyer fails to complete the Closing by the date the Closing is required to have occurred pursuant to Section 2.2; (ii) the amounts committed to be funded under the Debt Commitment Letter have been funded or will be funded at the Closing if the amounts under the Equity Commitment Letter are funded at the Closing (for purposes of this clause (ii), if any amounts committed under the Debt Commitment Letter have been funded into escrow, such amounts will not be considered funded until released from escrow); and (iii) the Seller has irrevocably confirmed in writing to the Buyer that (A) each of the conditions in clause (i) above is satisfied and (B) if specific performance is granted and the Financing is funded, then Seller and the Company stand ready, willing and able to timely consummate the Closing. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, in no event shall the Seller, the Company or any other Company Related Party be permitted or entitled to receive both (x) a grant of specific performance or other equitable remedies in accordance with the terms and conditions set forth in Section 11.12 that results in the Closing being consummated and (y) the payment of any money damages or Losses, including all or any portion of the Buyer Termination Fee (and the Recovery Costs, as applicable). The parties acknowledge and agree that in the event Sellers exercise its right to terminate this Agreement pursuant to Section 10.1, then the Seller and the Company shall not thereafter have the right to specific performance, an injunction or other equitable remedy under this Agreement, including pursuant to this Section 11.12.

(c)            Except in the case of Fraud, recovery under the terms of the R&W Insurance Policy or expressly contemplated by this Agreement (including Section 2.3, Section 6.6, Section 6.18, Section 10.3, Section 11.12(a) and Section 11.12(b)) or the Ancillary Agreements, and subject to Section 9.1(a) and Section 9.1(b), (i) the sole and exclusive remedies for any breach of the terms and provisions of this Agreement (including any representations and warranties set forth herein, made in connection herewith or as an inducement to enter into this Agreement), the Debt Financing or the Debt Commitment Letter or any claim or cause of action otherwise arising out of or related to the transactions contemplated by this Agreement, the Debt Financing or the Debt Commitment Letter will be those remedies available at law or in equity for breach of contract only (and only as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement); and (ii) the parties hereby agree that no party, nor any Buyer Related Party or Company Related Party will have any remedies or cause of action (whether in contract or in tort) for any statements, communications, disclosures, failures to disclose, representations or warranties not set forth in this Agreement, the Ancillary Agreements, the Debt Financing or the Debt Commitment Letter.

Section 11.13            Currency. All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 11.14            Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.15            Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, THE DEBT FINANCING OR THE DEBT COMMITMENT LETTER. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

Section 11.16            Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 11.17          .pdf Signature. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.

Section 11.18          Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement.

Section 11.19           Legal Representation.

(a)            The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company) acknowledges and agrees that Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) has acted as counsel for the Seller and the Company in connection with this Agreement and the transactions contemplated hereby (the “Acquisition Engagement”), and in connection with this Agreement and the transactions contemplated hereby, Gibson Dunn has not acted as counsel for any other Person, including the Buyer.

(b)            Only the Seller, the Company and their respective Affiliates shall be considered clients of Gibson Dunn in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) acknowledges and agrees that all confidential communications between the Seller, the Company and their respective Affiliates, on the one hand, and Gibson Dunn, on the other hand, that relate to and were in the course of the Acquisition Engagement, and any attendant attorney-client privilege, attorney work product protection, and expectation of client confidentiality applicable thereto, shall be deemed to belong solely to the Seller and its Affiliates (other than the Company), and not the Company, and shall not pass to or be claimed, held, or used by the Buyer or the Company upon or after the Closing. Accordingly, the Buyer shall not have access to any such communications, or to the files of Gibson Dunn relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that files of Gibson Dunn in respect of the Acquisition Engagement constitute property of the client, only the Seller and its Affiliates shall hold such property rights and (ii) Gibson Dunn shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to the Company or the Buyer by reason of any attorney-client relationship between Gibson Dunn and the Company or otherwise; provided, however, that notwithstanding the foregoing, Gibson Dunn shall not disclose any such attorney-client communications or files to any third parties (other than representatives, accountants and advisors of the Seller and its Affiliates; provided, that such representatives, accounts and advisors are instructed to maintain the confidence of such attorney-client communications). Notwithstanding the foregoing, nothing in this Section 11.19 shall prohibit the Buyer or its Affiliates from seeking proper discovery of documents or information, nor Seller or its Affiliates from asserting that such documents and information are not discoverable due to the attorney-client privilege or other legal protection. If and to the extent that, at any time subsequent to Closing, a dispute arises between the Buyer or any of its Affiliates (including after the Closing, the Company) and a third party (other than a party to this Agreement or any of its Affiliates), the Buyer and the Company Entities shall have the right to assert attorney-client privilege with respect to any communication between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing; provided, however, that the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld).

(c)            The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company) further covenants and agrees that each shall not assert any claim against Gibson Dunn in respect of legal services provided to the Company or its Affiliates by Gibson Dunn in connection with this Agreement or the transactions contemplated hereby.

(d)            From and after the Closing, the Company shall cease to have any attorney-client relationship with Gibson Dunn, unless and to the extent Gibson Dunn is expressly engaged in writing by the Company to represent the Company after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any such Affiliate, as applicable, consent in writing to such engagement. Any such representation of the Company by Gibson Dunn after the Closing shall not affect the foregoing provisions hereof. Furthermore, Gibson Dunn, in its sole discretion, shall be permitted to withdraw from representing the Company in order to represent or continue so representing the Seller.

(e)            The Seller (acting on behalf of itself and the Company) and the Buyer consent to the arrangements in this Section 11.19 and waive any actual or potential conflict of interest that may be involved in connection with any representation by Gibson Dunn permitted hereunder.

Section 11.20            No Presumption Against Drafting Party. Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.21            Prevailing Party. Other than as contemplated in Section 2.3, Section 7.5 or Section 10.3, if there shall occur any dispute or proceeding among the parties relating to this Agreement or the transactions contemplated hereby, the non-prevailing party shall pay all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) of the prevailing party.

Section 11.22            No Recourse.

(a)            Notwithstanding anything that may be express or implied in this Agreement, any Ancillary Agreement or any other document or instrument contemplated hereby or thereby, and notwithstanding the fact that any party hereto may be a partnership or limited liability company, by each party’s acceptance of the benefits of this Agreement, each party hereby acknowledges and agrees that all claims, obligations, Liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Agreements, or the negotiation, execution, or performance of this Agreement or any Ancillary Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or any Ancillary Agreement), may be made only against (and are expressly limited to) the entities that are expressly identified as parties to this Agreement or the applicable Ancillary Agreement (“Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, equityholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any of the foregoing (“Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute or based upon any theory that seeks to impose Liability of a party against its owners or Affiliates, including through attempted piercing of the corporate veil) for any claims, causes of action, obligations, or Liabilities arising under, out of, in connection with, or related in any manner to this Agreement or any Ancillary Agreement or based on, in respect of, or by reason of this Agreement or the Ancillary Agreements or their negotiation, execution, performance, or breach; and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such Liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. For the avoidance of doubt, no Person other than those expressly identified as parties to this Agreement, including parties to the Ancillary Agreements that are not party hereto, shall have any Liability or obligation hereunder. Each Nonparty Affiliate is an express third-party beneficiary of this Section 11.22.

(b)            Notwithstanding anything to the contrary contained herein, each Company Related Party and Buyer Related Party (other than the Buyer and its Affiliates in respect of rights, claims, or causes pursuant to the Debt Commitment Letter) waives any rights or claims against any Debt Financing Source in its capacity as a Debt Financing Source in connection with this Agreement, the Debt Commitment Letter and the Debt Financing or any of the transactions contemplated hereby or thereby, agrees not to commence any action or proceeding against any Debt Financing Source in its capacity as the same in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated hereby or thereby, and agrees to cause any such action or proceeding asserted against a Debt Financing Source to the extent asserted against a Debt Financing Source by the Company Related Parties acting in its capacity as the same in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or any of the transactions contemplated hereby or thereby to be dismissed or otherwise terminated. In furtherance and not in limitation of the foregoing waiver, it is acknowledged and agreed that no Debt Financing Source shall have Liability for any claims or damages to any Company Related Party or Buyer Related Party (other than the Buyer and its Affiliates in respect of any rights, claims or causes pursuant to the Debt Commitment Letter) in its capacity as a Debt Financing Source in connection with this Agreement, the Debt Commitment Letter or the Debt Financing or the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Debt Financing Source or otherwise.

(c)            Notwithstanding anything in this Agreement to the contrary (including Section 3.7, Section 4.26, Section 5.10, Section 9.1(c) and the foregoing of this Section 11.22), nothing in this Agreement shall limit the recourse of Buyer or any of its Affiliates (including following the Closing, the Company Entities) in respect of Fraud.

(d)            Each of the parties hereto, acknowledges that the agreements and covenants set forth in Section 6.17, this Section 11.22 and Section 11.23 are an integral part of the transactions contemplated by this Agreement and that, without these agreements and covenants, the parties hereto would not have entered into this Agreement, including specifically that Buyer would not have agreed to purchase the Membership Interests or make the payments required to be made by Buyer hereunder, and the Guarantor would not have entered into the Limited Guarantee or the Equity Commitment Letter.

Section 11.23          Release.

(a)            Effective as of the Closing, each of Clearway and the Seller on behalf of itself, its Affiliates, and its and their respective officers, directors, employees, managers, partners, members, direct and indirect equityholders, agents, representatives, successors and permitted assigns (each, a “Seller Releasor”), hereby fully and unconditionally releases, acquits and forever discharges (i) each Company Entity, the Buyer and each of their respective current or future Affiliates and (ii) all of their respective former, current or future officers, directors, employees, managers, partners, members, direct and indirect equityholders, agents, representatives, successors and permitted assigns, and each of them (the Persons in clauses (i) and (ii), collectively, the “Company Released Parties”), from and against any and all Actions, Losses, Liabilities, compensation or other relief, whether known or unknown, whether in law or equity, of any kind, which such Seller Releasor ever had, now has or may have against any of the Company Released Parties from the beginning of time through the Closing by reason of any matter, cause or thing whatsoever, including (a) the preparation, negotiation, execution or consummation of this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby, (b) claims in respect of a breach by any Company Entity’s board of directors, board of managers (or equivalent governing body) or its individual directors, managers, officers and employees of their obligations or duties (including fiduciary duties) (including in connection with the negotiation and execution of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby), (c) the Company Entities’ business, (d) the operation of the Company Entities or their respective businesses at or prior to the Closing or (e) as applicable, Clearway’s status as the beneficial owner of the Equity Interests of the Company Entities and Seller’s status as a holder (directly or indirectly) of Equity Interests in the Company Entities; provided, however, that this release does not extend to any claim to enforce Seller’s rights under this Agreement or any Ancillary Agreement. Each of Clearway and Seller, for itself and on behalf of each Seller Releasor understands and agrees that it is expressly waiving all claims against such Persons covered by this release, including those claims that it may not know of or suspect to exist which, if known, may have materially affected the decision to provide this release, and each of Clearway and Seller (for itself and all Seller Releasors) expressly waives any rights under applicable Law that provide to the contrary. This Section 11.23(a) is for the benefit of the Company Released Parties and shall be enforceable by any of them directly against the Seller and Clearway.

(b)            Effective as of the Closing, the Buyer, on behalf of itself, each Company Entity, its and their Affiliates, and its and their respective officers, directors, employees, managers, partners, members, direct and indirect equityholders, agents, representatives, successors and permitted assigns (each, a “Buyer Releasor”), hereby fully and unconditionally releases, acquits and forever discharges (i) Clearway, the Seller and each of their respective current or future Affiliates and (ii) all of their respective former, current or future officers, directors, employees, managers, partners, members, direct and indirect equityholders, agents, representatives, successors and permitted assigns, and each of them (the Persons in clauses (i) and (ii), collectively, the “Seller Released Parties”), from and against any and all Actions, Losses, Liabilities, compensation or other relief, whether known or unknown, whether in law or equity, solely as it relates to such Seller Released Party’s ownership of Equity Interests in the Company Entities at or prior to the Closing, other than those relating to, arising out of or resulting from the Internal Reorganization (the “Buyer Released Matters”), which such Buyer Releasor ever had, now has or may have against any of the Seller Released Parties from the beginning of time through the Closing, for any Buyer Released Matter; provided, however, that this release does not extend to, and “Buyer Released Matters” shall not include, any Actions, Losses, Liabilities, compensation or other relief resulting from or arising under this Agreement or any Ancillary Agreement, or with respect to fraud. The Buyer, for itself and on behalf of each Buyer Releasor understands and agrees that it is expressly waiving all claims for Buyer Released Matters against such Persons, including those claims for Buyer Released Matters that it may not know of or suspect to exist which, if known, may have materially affected the decision to provide this release, and the Buyer (for itself and all Buyer Releasors) expressly waives any rights under applicable Law that provide to the contrary. This Section 11.23(b) is for the benefit of the Seller Released Parties and shall be enforceable by any of them directly against each Buyer Releasor.

Section 11.24          Clearway Guarantee. Clearway hereby agrees to comply with and to perform in all respects the obligations set forth in Section 6.1, Section 6.5 through Section 6.8, Section 6.16 through Section 6.20. In furtherance of the foregoing, each of Clearway and Seller will cause all of their respective Affiliates and Subsidiaries to comply with their respective obligations and representations or warranties under this Agreement and the Ancillary Agreements (whether or not any such Person is a party to this Agreement or the Ancillary Agreements), including Article VI, Section 11.22, and this Section 11.24.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Seller, Clearway and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CLEARWAY ENERGY OPERATING LLC

By:	/s/ Christopher S. Sotos
Name: Christopher S. Sotos
Title: President & Chief Executive Officer

KKR Thor Bidco, LLC

By:	/s/ James Cunningham
Name: James Cunningham
Title: President

CLEARWAY ENERGY, INC., solely for the purposes set forth herein

By:	/s/ Christopher S. Sotos
Name: Christopher S. Sotos
Title: President & Chief Executive Officer

SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

Exhibit A

Form of Assignment of Membership Interests

[See attached.]

EXHIBIT A TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

Exhibit B

[Intentionally Omitted.]

EXHIBIT B TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

Exhibit C

R&W Insurance Policy

[See attached.]

EXHIBIT C TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

Exhibit D

Form of Transition Services Agreement

[See attached.]

EXHIBIT D TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

Exhibit E

Sample Statement

[See attached.]

EXHIBIT E TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

Exhibit F

Internal Reorganization Step Plan

[See attached.]

EXHIBIT F TO MEMBERSHIP INTEREST PURCHASE AGREEMENT